                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             BellSouth Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                   NOTICE OF
                                      1996
                                     ANNUAL
                                    MEETING

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

                        ANNUAL FINANCIAL STATEMENTS AND
                              REVIEW OF OPERATIONS

                                   BELLSOUTH

                               TABLE OF CONTENTS

                                                                                                              Page
                                                                                                            ---------
Notice of Annual Meeting..................................................................................          1

Proxy Statement

         Voting of Shares.................................................................................          2

         Board of Directors...............................................................................          3

         Director Compensation............................................................................          4

         Election of Directors (Item 1 on Proxy Card).....................................................          5

         Stock Ownership of Directors and Executive Officers..............................................          7

         Ratification of Appointment of Independent Auditors (Item 2 on Proxy Card).......................          7

         Director Proposal (Item 3 on Proxy Card).........................................................          8

         Shareholder Proposal (Item 4 on Proxy Card)......................................................         10

         Other Matters to Come Before the Meeting.........................................................         11

         Nominating and Compensation Committee Report on Executive Compensation...........................         12

         Compensation Committee Interlocks and Insider Participation......................................         18

         Five Year Performance Comparison.................................................................         18

         Executive Compensation...........................................................................         19

         Director Nominees or Other Business for Presentation at the Annual Meeting.......................         24

         Compliance with Section 16(a) of the Securities Exchange Act of 1934.............................         24

         Shareholder Proposals for the 1997 Proxy Statement...............................................         24

         Other Information................................................................................         25

         Solicitation of Proxies..........................................................................         25

Appendix:

Annual Financial Statements and Review of Operations

         Selected Financial and Operating Data............................................................        A-1

         Management's Discussion and Analysis of Results of Operations and Financial Condition............        A-2

         Report of Management.............................................................................       A-17

         Audit Committee Chairman's Letter................................................................       A-18

         Report of Independent Accountants................................................................       A-19

         Consolidated Statements of Income................................................................       A-20

         Consolidated Balance Sheets......................................................................       A-21

         Consolidated Statements of Shareholders' Equity..................................................       A-22

         Consolidated Statements of Cash Flows............................................................       A-23

         Notes to Consolidated Financial Statements.......................................................       A-24

         Market and Dividend Data.........................................................................       A-45

         Domestic Cellular Proportionate Operating Data...................................................       A-46

March 11, 1996

Dear Shareholder:

    It is my pleasure to invite you to the 1996 Annual Meeting of Shareholders of BellSouth
Corporation. The meeting will be held at 9:00 a.m. on Monday, April 22, 1996, in Ballroom A, at The Cobb Galleria Centre, Two Galleria Parkway, in Atlanta, Georgia.

    The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items of business which will be discussed during the meeting. It is important that you vote your shares whether or not you plan to attend the meeting. To be sure your vote is counted, we urge you to carefully review the Proxy Statement and to vote your choices. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE. If you attend the meeting and wish to vote in person, the ballot that you submit at the meeting will supersede your proxy.

    I look forward to seeing you at the meeting. On behalf of the management and directors of BellSouth Corporation, I want to thank you for your continued support and confidence in 1996.

Sincerely,

          [LOGO]
John L. Clendenin
Chairman of the Board and Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    BellSouth Corporation will hold its Annual Meeting of Shareholders on April 22, 1996 at 9:00 a.m., Eastern Daylight Time, at The Cobb Galleria Centre, Ballroom A, Two Galleria Parkway, Atlanta, Georgia, for the following purposes:

        1.  To elect five directors for a term of three years.

        2. To ratify the appointment of Coopers & Lybrand L.L.P., certified public accountants, as the Company's independent auditors for the year 1996.

        3. To approve the BellSouth Corporation Officer Short Term Incentive Award Plan.

        4. To act upon such other matters, including shareholder proposals, that may properly come before the meeting.

    The Board of Directors has fixed March 4, 1996 as the record date for the determination of the shareholders entitled to notice of, and to vote at, this meeting or any adjournment.

               [LOGO]
Arlen G. Yokley
Vice President, Secretary and Treasurer

March 11, 1996

                                PROXY STATEMENT
                                VOTING OF SHARES

    This Proxy Statement and the accompanying proxy card are being mailed to shareholders, beginning March 11, 1996, in connection with the solicitation of proxies on behalf of the Board of Directors of BellSouth Corporation ("BellSouth" or the "Company") for the 1996 Annual Meeting of Shareholders. Proxies are solicited to give all shareholders of record on March 4, 1996 an opportunity to vote on matters to be presented at the Annual Meeting. Shares can be voted at the meeting only if the shareholder is present or represented by proxy.

    Each share of Common Stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. Please specify your choices by marking the appropriate boxes on the enclosed proxy card and signing it. Directors are elected by a plurality of the votes cast by the shares entitled to vote at a meeting at which a quorum is present. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. All other matters submitted at the meeting shall be determined by a majority of the votes cast. Shares represented by proxies which are marked "withhold authority" with respect to the election of one or more nominees for election as directors, proxies which are marked "abstain" on other proposals, and proxies which are marked to deny discretionary authority on other matters will not be counted in determining whether a majority vote was obtained in such matters. If no directions are given and the signed card is returned, the members of the Directors' Proxy Committee will vote the shares in favor of the election of all listed nominees, in accordance with the directors' recommendations on the other subjects listed on the proxy card, and at their discretion on any other matter that may properly come before the meeting. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the vote. Shareholders voting by proxy may revoke that proxy at any time before it is voted at the meeting by delivering to the Company a proxy bearing a later date or by attending in person and casting a ballot.

    If a shareholder is a participant in the BellSouth Shareholder Dividend Reinvestment and Stock Purchase Plan, the proxy card represents a voting instruction as to the number of full shares in the plan account as well as shares held directly by the shareholder. If a shareholder is a participant in the payroll-based BellSouth Employee Stock Ownership Plan ("PAYSOP"), the BellSouth Management Savings and Employee Stock Ownership Plan ("MSP"), the BellSouth Savings and Security Plan ("SSP") or the BellSouth Enterprises Retirement Savings Plan ("RSP"), and the accounts are registered in the same name, the proxy card will also serve as a voting instruction for the trustees of those plans. The MSP, the SSP and the RSP provide that the trustee shall vote plan shares represented by cards which are not signed and returned in the same proportion as shares for which signed cards are returned. Shares in the PAYSOP are not voted unless the card is signed and returned.

    YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON. HIGHLIGHTS OF THE MEETING AND THE VOTING RESULTS WILL BE INCLUDED IN THE SECOND QUARTER REPORT TO SHAREHOLDERS.

    If a shareholder wishes to assign a proxy to someone other than the Directors' Proxy Committee, all three names appearing on the proxy card must be crossed out and the name(s) of another person or persons (not more than three) inserted. The signed card and a ballot must be presented at the meeting by the person(s) representing the shareholder.

    If you plan to attend the meeting, please retain the admission ticket and map provided and mark the appropriate box on the proxy card. Shareholders who do not have admission tickets, including beneficial owners whose shares are held of record by brokers or other institutions, will be admitted upon presentation of proper identification at the door.

    Shareholders with multiple accounts may receive more than one Summary Annual Report. You may direct us to discontinue redundant mailings to the accounts you select by marking the appropriate box on the proxy card for those accounts. You must leave at least one account unmarked to receive a Summary Annual Report. Eliminating these redundant mailings will not affect your receipt of future proxy statements and proxy cards. To resume the mailing of a Summary Annual Report to an account, call the BellSouth Shareholder Services number, 1-800-631-6001.

    At January 31, 1996, 1,007,656,823 shares of BellSouth Common Stock were outstanding, including shares issued to certain grantor trusts, which shares are not considered outstanding for financial reporting purposes. The Company does not know of any shareholder who beneficially owned more than five percent of its issued stock as of that date. Shareholders of record on March 4, 1996 are entitled to one vote for each share of Common Stock owned by them on the record date on all matters properly brought before the meeting.

                               BOARD OF DIRECTORS

    The business affairs of BellSouth are managed under the direction of the Board of Directors. Members of the Board are kept informed through various reports and documents sent to them each month, through operating and financial reports routinely presented at Board and committee meetings by the Chairman and other officers, and through other means.

    The Board held ten meetings in 1995. The average attendance of all directors at Board and committee meetings was 96.8%. Biographical information on the director nominees and the directors serving unexpired terms begins on page 5.

    During 1995, the following standing committees assisted the Board in carrying out its duties: Audit, Executive, Finance/Strategic Planning, and Nominating and Compensation. The Board has also designated a Directors' Proxy Committee which votes the shares represented by proxies at the Annual Meeting of Shareholders.

    The AUDIT COMMITTEE has four members, all of whom are independent, non-employee directors. Members of the committee are Messrs. Criser (Chair), Anderson, Medlin and Terry. The Audit Committee provides oversight of the financial reporting process and management's responsibility for the integrity, accuracy and objectivity of financial reports and accounting and financial reporting practices; recommends to the Board the appointment of the Company's independent public accountants; and provides oversight of management practices relating to ethical considerations and business conduct. The Audit Committee met seven times in 1995.

    The FINANCE/STRATEGIC PLANNING COMMITTEE has five members, one of whom is an executive officer of BellSouth. Members of the Committee are Messrs. Wilson (Chair), Ackerman, Brown, Mrs. Davis and Ms. Smith. This Committee reviews the long-term business goals and strategies of the Company, including strategic considerations in the allocation of corporate resources, and oversees the financial objectives, policies, procedures and activities of the Company. The Finance/Strategic Planning Committee met eight times in 1995.

    The NOMINATING AND COMPENSATION COMMITTEE has four members, all of whom are independent, non-employee directors. Members of the Committee are Messrs. Codina (Chair), Blanchard, Spangler and Williams. This Committee nominates qualified persons as directors and executive officers; establishes an overall strategy with respect to compensation for directors, officers and management; and oversees corporate governance matters. The Nominating and Compensation Committee met six times in 1995. Its Report on Executive Compensation begins on page 12.

    The EXECUTIVE COMMITTEE has four members, one of whom is an executive officer of BellSouth. Members of the Committee are Messrs. Clendenin (Chair), Criser (Alt. Chair), Codina and Wilson. This Committee meets on call by the Chairman of the Board and has all the authority of the Board, subject to the limitations imposed by law, the By-laws or the Board of Directors, during the intervals between Board meetings. The Executive Committee met one time in 1995.

    Directors who are officers of BellSouth do not participate in any action of the Board relating to any executive compensation plan described in this Proxy Statement.

    Shareholders who wish to suggest qualified candidates for consideration as directors of BellSouth by the Nominating and Compensation Committee should write to: Secretary, BellSouth Corporation, 1155 Peachtree Street, N. E., Room 14B06, Atlanta, Georgia 30309-3610, stating in detail the qualifications of such persons.

                             DIRECTOR COMPENSATION

    Directors who are also employees of BellSouth or its subsidiaries receive no compensation in their capacities as directors. During 1995, directors who were not employees of BellSouth received an annual retainer of $30,000, a fee of $1,800 for each Board meeting attended, a fee of $1,500 for each committee meeting attended, and an annual retainer of $5,000 for each committee chairmanship. Non-employee directors may elect to receive director compensation in the form of Common Stock in lieu of cash compensation. Directors may also elect to defer the receipt of all or a part of their fees and retainers through the BellSouth Nonqualified Deferred Compensation Plan. The Company maintains a retirement plan for non-employee directors who have served on the Board or a subsidiary board for at least five years and have reached the age of 55. Eligible directors receive an annual retirement benefit of up to a maximum of 100 percent of the retainer with ten years or more service. Payments are made for a maximum of 12 years following retirement.

    The BellSouth Corporation Non-Employee Director Stock Plan (the "Director Stock Plan") provides for grants to each non-employee director on the date of each annual meeting of shareholders of non-qualified stock options to purchase 1,000 shares of Common Stock, together with a number of tandem Stock Appreciation Rights equal to the number of options granted, at an exercise price per share equal to the fair market value of the Stock on the grant date. The options become exercisable on the anniversary of the grant date. Each of the 14 eligible directors were granted options in 1995 to purchase 1,000 shares of Common Stock at a per share grant price of $60.88. In order to encourage ownership of BellSouth Stock by the directors, the Director Stock Plan also provides that if the value of BellSouth Common Stock owned by a director exceeds five times the amount of the annual retainer for Board members (with certain adjustments), that director shall receive additional stock options. The director receives one additional option for every two shares owned in excess of five times the retainer amount. The maximum number of additional options that may be granted annually to any non-employee director is 1,000 options. The following directors received grants of additional options at a per share grant price of $60.88 in 1995: Blanchard (247 additional options); Brown (1,000 additional options); Williams (113 additional options); and Wilson (1,000 additional options). The director realizes value from the stock options only to the extent that the price of BellSouth Common Stock on the exercise date exceeds the price of the Stock on the grant date.

    Non-employee directors are eligible to participate in the Directors Charitable Contribution Program. This program is designed to acknowledge the service of Company directors and to recognize the mutual interest of directors and the Company in supporting worthy institutions. Pursuant to the program, BellSouth will contribute to an educational or cultural organization or organizations designated by an eligible non-employee director, payable over a five year period from the date the director retires from the Board. Directors must have five years of service on the Board or on the board of a subsidiary to qualify for this program, with the maximum contribution of one million dollars payable after ten years of service. All charitable deductions for tax purposes accrue solely to the Company and the individual directors derive no direct financial benefit from the program. The Company has purchased life insurance on directors' lives, naming the Company as beneficiary, which is expected to recover, over time, the amount of the contributions and the premium payments.

    Non-employee directors are also provided certain telecommunications services and death benefits and, while on BellSouth business, travel accident insurance. In 1995, the cost of such benefits was approximately $1,460 per director.

                  ELECTION OF DIRECTORS (ITEM 1 ON PROXY CARD)

    The Board of Directors of BellSouth consists of 14 members, 12 of whom are non-employee directors. The Chairman, President and Chief Executive Officer of the Company and the Vice Chairman and Chief Operating Officer of the Company are members of the Board. The Board is divided into three classes with staggered terms so that the term of one class expires at each annual meeting of shareholders.

    The following nominees have been selected by the Nominating and Compensation Committee and approved by the Board for submission to the shareholders: F. Duane Ackerman, Reuben V. Anderson, John G. Medlin, Jr., C. Dixon Spangler, Jr., and Ronald A. Terry, each to serve a three year term expiring at the 1999 Annual Meeting.

    The Board has no reason to expect that any of these nominees will be unable to stand for election. In the event a vacancy among the original nominees occurs prior to the meeting, the shares represented by proxies in favor of such nominees will be voted for the remaining nominees and for any substitute nominee or nominees named by the Board upon the recommendation of the Nominating and Compensation Committee. If you do not wish your shares to be voted for particular nominees, please so indicate on the proxy card.

    A brief listing of the principal occupation, other major affiliations and age of each nominee and each director serving an unexpired term follows. A photograph of the Board appears on page 27 of the 1995 Summary Annual Report.

NOMINEES FOR ELECTION AT THIS MEETING TO TERMS EXPIRING IN 1999:

    F. DUANE ACKERMAN, Vice Chairman of the Board and Chief Operating Officer. Director since 1993 and from April 1989-April 1991. President and Chief Executive Officer and Chairman of the Board, BellSouth Telecommunications, Inc., November 1992-December 1994. President and Chief Operating Officer, BellSouth Telecommunications, Inc., December 1991-October 1992; Vice Chairman and Group President, March 1991-November 1991. Vice Chairman -- Finance and Administration, BellSouth, April 1989-February 1991. Executive Vice President -- Marketing, Network and Planning, BellSouth Services Incorporated, April 1985-March 1989. Vice President -- Corporate Planning and Development,
BellSouth, January 1984-March 1985. Director of South Central Bell, January 1984-April 1985. Director of American Business Products, Inc.; American Heritage Life Insurance Company; and Wachovia Bank of Georgia, N.A. Trustee, Rollins College. Age 53.

    REUBEN V. ANDERSON, Partner, Phelps Dunbar, a law firm. Mississippi Supreme Court Justice, 1985-1990. Director since February 1994. Director of The Kroger Company and Trustmark National Bank. Trustee, Tougaloo College. Age 53.

    JOHN G. MEDLIN, JR., Chairman of the Board, Wachovia Corporation. Director since 1988. Director of Burlington Industries, Inc.; Media General, Inc.; Nabisco Holdings Corp.; National Service Industries, Inc.; RJR Nabisco Holdings Corp.; and USAir Group, Inc. Age 62.

    C. DIXON SPANGLER, JR., President, University of North Carolina. Director since 1987. President, C. D. Spangler Construction Co., 1958-1986 and Golden Eagle Industries, Inc., 1968-86. Director of C. D. Spangler Construction Co.; Golden Eagle Industries, Inc.; and National Gypsum Co. Age 64.

    RONALD A. TERRY, Retired Chairman of the Board, First Tennessee National Corp. Director since 1987. Director of South Central Bell, January 1984-February 1987. Director of AutoZone, Inc.; Delta Life Corp.; Delta Life and Annuity; The Promus Hotel Corporation; and St. Jude Children's Research Hospital. Age 65.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THESE NOMINEES

                            ------------------------

DIRECTORS WHOSE TERMS CONTINUE UNTIL 1997:

    J.  HYATT  BROWN, Chairman,  President and  Chief  Executive Officer,  Poe &
Brown, Inc.,  an  insurance  services company.  Director  since  February  1994.
Director of BellSouth Telecommunications, Inc., March 1984-February 1994. Director of FPL Group, Inc.; International Speedway Corporation; Rock-Tenn Company; Sun Banks of Volusia County; and SunTrust Banks Inc. Trustee, Stetson University. Age 58.

    JOHN L. CLENDENIN, Chairman of the Board, President and Chief Executive Officer. Director since 1983. Chairman of the Board, Southern Bell, November 1982-December 1983; President, April 1981-October 1982. Director of Southern Bell, March 1981-December 1983. Director of Coca-Cola Enterprises, Inc.; Equifax, Inc.; The Kroger Company; Providian Corporation; RJR Nabisco Holdings Corp.; Springs Industries, Inc.; and Wachovia Corporation. Age 61.

    MARSHALL M. CRISER, Chairman, Mahoney Adams & Criser, P.A., a law firm. President Emeritus, University of Florida; President, 1984-1989. Director since 1983. Director of Southern Bell, January 1974-October 1983. Director of Barnett Banks, Inc.; Barnett Banks Trust Co.; CSR America, Inc.; Flagler System, Inc.; FPL Group, Inc.; and Perini Corporation. Age 67.

    PHYLLIS BURKE DAVIS, Retired Senior Vice President, Avon Products, Inc. Director since 1985. Director of Eaton Corporation; The TJX Companies, Inc.; and Trustee of various mutual funds in the Fidelity Group. Age 64.

    ROBIN B. SMITH, President and Chief Executive Officer, Publishers Clearing House, a magazine subscription company. Director since September 1994. Director of Omnicom Group, Inc.; Springs Industries, Inc.; Texaco Inc.; and various funds in the Prudential Group. Age 56.

    THOMAS R. WILLIAMS, President, The Wales Group, Inc., a private investment company. Director since 1983. Director of Southern Bell, August 1980-October 1983. Retired Chairman of the Board, First Wachovia Corporation. Director of American Software, Inc.; AppleSouth, Inc.; ConAgra, Inc.; Georgia Power Co.; National Life Insurance Co. of Vermont; and Trustee of various mutual funds in the Fidelity Group. Age 67.

DIRECTORS WHOSE TERMS CONTINUE UNTIL 1998:

    JAMES H. BLANCHARD, Chairman of the Board and Chief Executive Officer, Synovus Financial Corporation, a bank holding company. Director since February 1994. Director of BellSouth Telecommunications, Inc., November 1988-February 1994. Director of Columbus Bank and Trust Co.; Hardaway Company; Synovus Data Corp.; Total System Services, Inc.; and W. C. Bradley Co. Age 54.

    ARMANDO M. CODINA, Chairman of the Board and Chief Executive Officer, Codina Group Inc., a real estate development company. Director since 1992. Director of BellSouth Telecommunications, Inc., March 1989-February 1992. Director of American Bankers Insurance Group, Inc.; AMR Corporation; CSR America, Inc.; FPL Group, Inc.; and Winn-Dixie Stores. Age 49.

    J. TYLEE WILSON, Retired Chairman of the Board and Chief Executive Officer, RJR Nabisco, Inc. Director since 1985. Director of Southern Bell, October 1983-February 1985. Director of Carolina Power & Light Company. Trustee, Wake Forest University. Age 64.

                            ------------------------

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth ownership of shares of BellSouth Common Stock by each director, by each executive officer named in the Summary Compensation Table on page 19, and by all directors and executive officers as a group, as of February 1, 1996. These shares represent in the aggregate less than one percent of the outstanding shares.

                                  BENEFICIAL OWNERSHIP AS OF
                                       FEBRUARY 1, 1996
                                  ---------------------------
                                   CURRENT                           SHARES
                                  BENEFICIAL   SHARES SUBJECT      HELD UNDER
              NAME                 HOLDINGS    TO OPTIONS(1)    DEFERRAL PLANS(2)     TOTAL
--------------------------------  ----------   --------------   -----------------   ---------
F. Duane Ackerman                     19,245       67,936             44,744          131,925
Walter H. Alford                      27,801       40,116              9,722           77,629
Reuben V. Anderson                     1,000        3,333                               4,333
James H. Blanchard                     6,510        3,827                              10,337
J. Hyatt Brown                        20,000        5,333                              25,333
John L. Clendenin                     94,242        6,520             88,199          188,961
Armando M. Codina                      2,000        7,333                               9,333
Marshall M. Criser                     6,359(3)      9,333                             15,692(3)(4)
Phyllis Burke Davis                    2,782        9,333                              12,115(4)
Jere A. Drummond                      28,908       51,866             14,391           95,165
Earle Mauldin                         32,357       35,116             13,716           81,189
John G. Medlin, Jr.                    5,000        5,333                              10,333(4)
Robin B. Smith                         1,000        2,000                               3,000
C. Dixon Spangler, Jr.                 2,000        9,333                              11,333
Ronald A. Terry                          800        9,333                              10,133(4)
Thomas R. Williams                     5,974        9,559                              15,533(4)
J. Tylee Wilson                       10,000       11,333                              21,333
Directors and Executive Officers
 as a group                          347,657      433,979            258,625        1,040,261

------------------------------
(1) Shares, included in total, which may be acquired within 60 days after February 1, 1996 through the exercise of stock options. Options are granted at the market price on the date of grant and are not discounted. Directors and officers realize value from options when exercised and only to the extent that the price of BellSouth Stock on the exercise date exceeds price of the Stock on the grant date.

(2) Represents shares earned in various years under BellSouth's long term incentive plans, receipt of which has been deferred pursuant to the Company's deferral plan. These shares may not be voted or transferred.

(3) Includes 550 shares owned solely by Mr. Criser's wife, with respect to which beneficial ownership is disclaimed.

(4) In addition to the indicated shares of BellSouth Common Stock, the following directors held the indicated number of Stock Units, which are payable in cash, under the BellSouth Nonqualified Deferred Compensation Plan: Mr. Criser -- 2,231; Mrs. Davis -- 254; Mr. Medlin -- 1,737; Mr. Terry -- 2,159;
    and Mr. Williams -- 288.

   RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (ITEM 2 ON PROXY CARD)

    The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed the firm of Coopers & Lybrand L.L.P., certified public accountants, as independent auditors to make an examination of the accounts of BellSouth and its subsidiaries for the year 1996. Coopers & Lybrand L.L.P. has audited the accounts and records of BellSouth and its subsidiaries since 1984.

    Representatives of Coopers & Lybrand L.L.P. will attend the Annual Meeting and have the opportunity to make a statement if they desire and will also be available to answer questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.
                            ------------------------

                    DIRECTOR PROPOSAL (ITEM 3 ON PROXY CARD)
         BELLSOUTH CORPORATION OFFICER SHORT TERM INCENTIVE AWARD PLAN

    The Nominating and Compensation Committee (the "Committee") of the Board of Directors has adopted the BellSouth Corporation Officer Short Term Incentive Award Plan (the "Plan") subject to approval by the shareholders of the Company. Accordingly, at the Annual Meeting, the shareholders will be asked to approve the Plan, and the Board recommends that it be approved. Shareholder approval of the Plan is requested to ensure that incentive awards paid in the future under the Plan are fully tax deductible as performance-based compensation, as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) limits to $1 million the deduction for amounts paid to each of the Chief Executive Officer and the other four highest paid executive officers of the Company that do not qualify as performance-based compensation. The affirmative vote of a majority of the shares voting on this resolution is required for its adoption.

    The purpose of the Plan is to provide annual incentive awards that qualify as performance-based compensation, allowing the Company and its subsidiaries to realize full tax deductions. For this purpose, the Plan establishes an overriding performance goal prohibiting the payment of any short term awards to eligible Officers unless there are positive Consolidated Earnings (as such term is defined in the Plan) for the year for which the awards are paid. The maximum award that might be payable to an individual who is Chief Executive Officer during any part of the year, to each Officer, other than the Chief Executive Officer, who holds a position of Executive Vice President, Group President or higher, and to each other eligible Officer will be limited to 0.15%, 0.10% and 0.05%, respectively, of Consolidated Earnings for such year. The Committee will exercise discretion within the above maximums in determining the amount of individual awards actually paid, and in doing so is expected to utilize the same or similar criteria set forth below in describing annual incentive awards under "Annual Compensation" in the Nominating and Compensation Committee Report on Executive Compensation. This Plan supersedes the plan under which such annual incentive awards were previously paid.

    A summary of the essential features of the Plan is provided below, but is qualified in its entirety by reference to the full text of the Plan, which was filed electronically with this Proxy Statement with the Securities and Exchange Commission. Such text is not included in the printed version of this Proxy Statement. All defined terms used below have the meaning set forth in the Plan, unless otherwise indicated.

ADMINISTRATION

    The Plan is administered by the Committee, which is composed of "outside directors" as defined in the Code.

ELIGIBILITY

    The Plan defines eligible Officers as those executives of the Company and its subsidiaries who are members of the executive compensation group under the Company's compensation practices. There will be approximately 50 eligible Officers in 1996, of which approximately 12 will constitute Officers, other than Chief Executive Officer, who hold a position of Executive Vice President, Group President or higher.

DETERMINATION OF AWARDS

    The Committee will determine the eligible Officers to whom Awards will be made and the amount of any Awards, taking into consideration the recommendation of the Chief Executive Officer where applicable, the Officer's contribution to the achievement of Company objectives, the achievement of financial, service, shareholder return or other objectives established by the Committee, and such other matters as the Committee deems relevant.

LIMIT

    The maximum Award that might be payable to an individual who is Chief Executive Officer during any part of the year, to each Officer, other then the Chief Executive Officer, who holds a position of Executive Vice President, Group President or higher, and to each other eligible Officer will be limited to 0.15%, 0.10%, and 0.05%, respectively, of Consolidated Earnings for such year. Consolidated Earnings means consolidated net income for the year for which the Award is paid, as shown on the audited consolidated statement of income of the Company, adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment (other than provisions for operating losses or income during the phase-out period), unusual or infrequently occurring events and transactions that have been disclosed and the cumulative effects of changes in accounting principles, all as determined in accordance with generally accepted accounting principles. Following receipt of a report from the Company's independent accountants of such maximum amount for any year, the Committee shall determine the maximum amount available for individual awards under the Plan for such year and shall certify that all awards granted under the Plan are within such limitations.

FORM AND PAYMENT OF AWARDS

    All Awards will be paid currently in cash unless the Committee provides for deferral of any Award. Deferred Awards may be paid in one lump sum or in installments and may be adjusted based upon a reasonable rate of interest or specific investment or deemed investment, including Common Stock, within the limits of the regulations under Section 162(m) of the Code.

SPECIAL AWARDS AND OTHER PLANS

    The Company and its Subsidiaries may pay other incentive or special compensation to employees, including Officers. No such payment, however, shall be contingent upon the Company's failure to meet its Consolidated Earnings goal or otherwise compensate an Officer for the restriction of any Award arising from the application of the Consolidated Earnings limit described above.

AMENDMENT

    The Committee shall have the right to amend, modify, suspend or terminate the Plan at any time for any purpose. Shareholder approval is required for any amendment that would change the class of employees eligible to receive Awards, materially change the definition of Consolidated Earnings, change the formula for determining the maximum amount of Awards paid to any Officer, or change the restriction on crediting additional amounts to deferred Awards.

FEDERAL INCOME TAX CONSEQUENCES

    Based on the Company's interpretation of existing federal income tax law, including the regulations under Section 162(m) of the Code, awards paid pursuant to the Plan will be deductible by the Company or its Subsidiaries, and will be taxable to the recipient, in the year received.

AWARDS UNDER THE PLAN.

    No determination has been made as to the amounts of awards that will be granted to specific individuals in the future. (See the "Summary Compensation Table" on page 19 for information relating to prior awards made to named executive officers.)

         YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                  SHAREHOLDER PROPOSAL (ITEM 4 ON PROXY CARD)

    Mr. Robert S. Kopach, 4309 San Carlos Drive, Fairfax, Virginia 22030, record owner of 296 shares of the Common Stock of the Company, has submitted the following proposal:

    Resolved: I recommend that the current Short Term and Long Term Incentive awards for executive officers be abolished. The only incentive award to be awarded would be tied proportionately to the price of the stock at end of the year. Example: if stock price is up 20% at end of year, then the incentive award would be 20% of salary.

    Reasons:

         1. Management is adequately compensated as illustrated in the cash compensation table by salary alone. Executive officers should only receive extra compensation if stock price is up. They are rewarded as are the shareholders IF STOCK PRICE IS UP.

         2. Under the current Short Term Incentive award, the executive officers are being compensated from 50% to over 100% of their salary. This is excessive and ridiculous. We need to put an end to this. The shareholders certainly aren't receiving this rate of return.

         3. There is no need for any Long Term Incentive package. The yearly incentive package tied to the price of the stock would adequately compensate the executive officers. How many times do you want to get paid for the same job? Enough please!

         4. We need to bring some justice and equity back to the work place. There is too big of a gap between what the executive officers make and the pay of the average worker. This is an insult to the average worker. The pay the executive officers make in a few years far exceeds the average workers total lifetime or career earnings. This big gap in pay difference is undermining the work ethic of the average worker and will have an impact on the Company.

         5. The executive officers and the board of directors forget that they work for the shareholders. They talk about shareholder value and keep downsizing the company. Lets start at the top set the example. If you can't downsize your own salary and incentives let's not go any further.

         6. The executive officers with their big pay packages have put themselves so high up on their pedestals they don't hear or relate to the shareholder.

         7. The only reason management gets away with this greed and abuse of power is because the majority of shareholders don't take the time to read the proxy materials or are too trusting and vote the way the board of directors recommend.

         8. The media needs to inform and educate the shareholder and the public in advance of proxy materials coming out to win a fight such as this. This is their responsibility to report the news and not worry about possible loss of advertising dollars due to reprisals from the company.

         9. Management needs to be held accountable. Based on my incentive plan executive officers would be justly compensated if stock price performs well.

        10. I could go on and on stating the injustices of the executive officers compensation plan but the point has been made. It is just wrong.

        11. A vote for this proposal will send a clear message to management that they must be responsive to the shareholders. Let's make it right.

                       BOARD OF DIRECTORS' RECOMMENDATION

    THIS PROPOSAL WAS SUBMITTED AT THE 1993 AND 1995 ANNUAL MEETINGS AND WAS SOUNDLY DEFEATED. Your directors have again considered the proposal and continue to believe it would make the executive officers of the Company less accountable for performance than under the compensation program now in place.

    Short term awards are not extra compensation. Total annual compensation, including both standard short term awards and base salary, is set at levels comparable to that at companies similar to BellSouth. A significant part of this total amount must be earned, under the short term plan, based on how effectively the executives manage the business during the year. In addition, your directors are proposing, elsewhere in this Proxy Statement, to adopt the new BellSouth Corporation Officer Short Term Incentive Award Plan which will grant awards intended to qualify as performance-based under Section 162(m) of the Internal Revenue Codes. (See "Director Proposal" at page 8.) If short term awards based on performance were eliminated, there would be no direct correlation between annual cash compensation and operational performance. Executives would be less accountable for important goals, such as customer satisfaction, which they must now achieve to earn a short term award. Setting measurable standards and paying executives based on their achievement of these standards is a much more effective way to achieve important goals set by the Board of Directors.

    Stock performance is important and is already a part of the Company's compensation programs. In fact, stock performance, including total return to shareholders as well as stock price appreciation, is the only measurement under the Company's long term incentive program. The Nominating and Compensation Committee Report on Executive Compensation (beginning at page 12 of this Proxy Statement) explains the compensation programs in detail. Shareholders should find this Report helpful in evaluating this proposal.

            FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" THIS PROPOSAL.

                            ------------------------

                    OTHER MATTERS TO COME BEFORE THE MEETING

    If any matter not described herein should properly come before the meeting, the Directors' Proxy Committee will vote the Shares represented by it in accordance with its best judgment. At the time this Proxy Statement went to press, the Company knew of no other matters which might be presented for shareholder action at the Annual Meeting.

                  NOMINATING AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

OVERALL POLICY

    The  Nominating  and  Compensation  Committee  of  the  BellSouth  Board  of
Directors (the "Committee"), composed entirely of independent, non-employee directors, is responsible for oversight and administration of executive compensation. It also reviews the Company's overall compensation program and monitors it throughout the year. In establishing the Company's executive compensation program, the Committee takes into account current market data and compensation trends for comparable companies, compares corporate performance to that of a selected peer group, gauges achievement of corporate and individual objectives, and ensures the overall effectiveness of the program in measuring and rewarding desired performance levels. The Committee bases the compensation program on the following principles:

        - Compensation levels for executive officers are benchmarked to the outside market, utilizing information from general industry surveys conducted by outside consultants and from proxy materials of the companies included in the performance graph contained in this Proxy Statement at page 18. Compensation decisions are made by referring to information in these surveys regarding two groups of companies: companies with annual revenues of $10 billion or more, with which BellSouth can expect to compete for executive talent; and the companies included in the performance graph, with which the Company can expect to compete for investors.

        - Total compensation for each officer is targeted to the mid-range of these companies; incremental amounts may be earned above or below that level depending upon corporate and individual performance. The Committee considers it essential to the vitality of the Company that the total compensation opportunity for executive officers remain competitive with similar companies in order to attract and retain the talent needed to manage and build the Company's business.

        - Compensation is tied to performance. A significant part of the total compensation opportunity is at risk, to be earned only if specific goals are met.

        - The compensation program has three elements: basic annual salary; annual short term incentive awards, which are based on the Company's annual financial and service results and on individual performance; and a long term incentive program, which has components based on the price performance of BellSouth Stock and on Total Shareholder Return ("TSR"), which includes stock price appreciation plus dividends, as compared to a peer group of companies. The Committee believes the combination of these elements of compensation ensures that BellSouth's total compensation program is comparable to and competitive with that of other companies of similar size.

        - Incentive compensation is designed to reinforce the achievement of both short and long term corporate objectives.

        - Executives'  rewards  are  directly  linked  to  the   benefits
          received by BellSouth's shareholders.

    During  1995, the  Committee retained the  services of  a well-known outside consulting firm to review certain aspects of the Company's executive compensation program. The consultant is charged with recommending a redefinition of the Company's executive compensation philosophy, as appropriate; reviewing the competitive positioning of each element of the compensation program; and ensuring appropriate linkages between executive pay and BellSouth's corporate performance. This work will be completed, and the Committee will consider the consultant's recommendations, during 1996.

    The   1995  compensation  program  and  a  specific  discussion  as  to  the compensation of the Chief Executive Officer are set out in detail below.

STOCK OWNERSHIP GUIDELINES

    In keeping with its belief that tying the interests of BellSouth executives to those of the shareholders will result in enhanced shareholder value, the Board established stock ownership guidelines for the executive officers of the Company. The guidelines require the executives to own BellSouth stock valued at between one and four times their individual base salary amounts, depending upon their assigned band of compensation. Executives are encouraged to achieve their target ownership levels within five years. Furthermore, in order to incent executives to exceed the targets, awards of Incentive Stock Options are made to those who do exceed the targets on an annual basis.

ANNUAL COMPENSATION

    BellSouth assigns each executive to a wide band of compensation based upon job responsibilities. Each band has an established salary range, with a minimum and maximum allowable base salary amount. The Chief Executive Officer provides recommendations for pay treatment to the Committee after discussing each individual's relative performance and contribution to the business and reviewing market data for comparable positions with the appropriate supervisor. This process supports the Company's pay for performance philosophy and ensures base salary treatment for each individual executive that is competitive with the outside market.

    Executives are also eligible for annual incentive awards, with targeted payment amounts determined as a percentage of each individual executive's base salary, further strengthening the link between pay and performance. These amounts place a significant part of an executive's annual compensation at risk. The combination of annual base salary plus the targeted short term incentive award provides the executive with an opportunity to earn total annual cash compensation comparable to the mid-range of pay in the executive marketplace, provided performance is at an expected level. Certain individuals may receive compensation above or below this level, depending upon performance.

    Annual incentive awards for a particular year are based on that year's performance (measured by revenue growth, expense control, net income, and customer satisfaction) and individual achievement of commitments linked to corporate strategic objectives. Performance objectives are established by the Committee at the beginning of each year based on the Committee's projection of the results BellSouth will be required to achieve in order to be competitive with the members of its peer group. The weight given to each of these performance components varies, depending upon the executive's particular job assignment. The measurements and target performance levels for each executive are tied to the business entity with which he/she is most closely associated. For 1995, the typical corporate officer's award, excluding the Chief Executive Officer's, was weighted as follows: 62.5% financial results; 12.5% customer satisfaction results; and 25% individual strategic results.

    For 1995, BellSouth's financial performance exceeded established targets and the Company performance met its customer satisfaction objectives. Executive officers received an average individual strategic award of 143%. The method used to determine the Chief Executive Officer's annual incentive award is discussed below in the section entitled "1995 Compensation for the Chief Executive Officer."

    For the named executive officers, the targeted award level ranged from 55% to 75% of the executive's base salary. Actual awards approved by the Committee for 1995 performance for the named executive officers, including the Chief Executive Officer, ranged from 128% to 150% of the targeted award level. These awards were above the target award levels because the actual achievement of revenue growth, expense control, net income, customer satisfaction, and strategic commitments was above the target levels.

    For 1995, the Committee approved an overall 5% increase in base salary levels after reviewing published projections of executive cash compensation increases by well-known consulting firms and national compensation associations and comparing individual compensation to the external market.

The Committee subsequently approved salary increases ranging from 5.8% to 12.1% only for those officers promoted as of January 1, 1995 and for those whose salaries, when compared to the external market data, warranted increases. The salaries of all other executive officers were frozen, resulting in an overall 2.2% increase in base salary levels.

LONG TERM INCENTIVE PROGRAM IN EFFECT PRIOR TO APRIL 1995

    The Company's long term incentive plans are based upon the performance of BellSouth stock. Under the BellSouth Corporation Stock Option Plan, each executive officer received nonqualified stock option grants in 1995 at market price on the date of grant. Grants of options with an exercise price 40% above the market price on the date of grant (premium priced options) were also made in 1995. The Company does not issue options at less than fair market value at the date of grant and the officer receives compensation from the options only if the stock price appreciates and, in the case of the premium priced options, appreciates by more than 40%.

    The Committee awarded units to each executive for the 1995-1999 performance period under the Shareholder Return Cash Plan described in the section entitled "Long Term Incentive Plan Awards in Fiscal Year 1995" on page 22. The only performance factor used to determine payouts under this plan is relative shareholder return. At the end of 1995, the Committee approved payment to each executive of 100% of the value of the units granted for the following performance periods based upon BellSouth's TSR against the peer group for the indicated years. For the 1993-1997 performance period, awards were based upon 1993, 1994, and 1995 performance; for the 1994-1998 performance period, awards were based upon 1994 and 1995 performance; and for the 1995-1999 performance period, awards were based upon 1995 performance.

    The total grant of stock options and shareholder return cash plan units for 1995 was determined by applying a market competitive annual grant level percentage against each individual executive's base salary. This annual grant level percentage was based on market data from surveys of long term programs published by well-known consulting firms and data from proxy statements disclosing grants given to comparable positions in the performance graph peer group of companies. For 1995, the targeted value established by the Committee for the named executive officers ranged from 100% to 165% of the executive's base salary. Fifty percent (50%) of this value was granted as fair market value stock options; 20% as premium priced options; and 30% as units under the Shareholder Return Cash Plan. The number of stock options granted was determined by using the Black-Scholes option pricing model; the number of shareholder return cash plan units was determined by using the calculated present value of the projected dividend payment stream on a share of BellSouth Stock. The Committee does not adjust each annual grant to reflect options or units outstanding or previously granted to a particular executive officer.

    The final grant under the BellSouth Corporation Executive Long Term Incentive Plan was made in 1991 for the 1991-1995 performance period. Each executive officer received grants of units, each of which is equivalent to one share of stock. In addition, on each dividend payment date for BellSouth shareholders, an amount equivalent to that dividend was credited to each executive for each unit granted under the plan. The value credited from these dividend equivalents has been translated into additional units, each equivalent to one share of stock. For this performance period, the executives earned 105.58% of the number of units originally granted and credited from the dividend equivalents solely based on a comparison of BellSouth's TSR (stock price appreciation plus dividends) to that of the peer group of companies reflected in the performance graph contained in this Proxy Statement. The amounts paid to the named executive officers pursuant to this plan are shown in the Summary Compensation Table on page 19.

LONG TERM INCENTIVE PROGRAM AFTER APRIL 1995

    In April 1995, BellSouth shareholders approved the BellSouth Corporation Stock Plan. The Plan provides the Committee more flexibility in determining the type and amount of awards to be granted to eligible participants through the addition of potential compensation elements such as restricted stock and stock grants. It includes all elements of and supersedes the long term incentive compensation plans discussed above. No awards were made under those plans after the approval of the BellSouth Corporation Stock Plan. The only awards made under this new plan in 1995 were Incentive Stock Options granted in consideration of stock ownership by BellSouth officers as described above and stock options granted to the Chief Executive Officer in connection with his retirement arrangement as described in "Retirement Arrangements" on page 23.

    BellSouth's long term program is intended to focus the executive group on the achievement of corporate goals. Executive officers must carefully weigh the short AND long term benefits or consequences of their decisions and manage the business to effectively grow and compete in a rapidly changing communications marketplace. They also must balance long term development with the need for a reasonable current return. The Committee wants to incent BellSouth executives to take the risks necessary to secure a strong foothold for BellSouth in the competitive marketplace, which is continually changing to admit new competitors such as alternative local exchange service providers, cable companies, and long distance carriers.

1995 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

    1995 BASE SALARY. The Committee set the 1995 salary and standard incentive award levels for the Chief Executive Officer in November 1994. At that time, the Committee reviewed reported base salary information for the chief executive officers of the other companies in the peer group performance graph in this Proxy Statement. It also considered the Chief Executive Officer's leadership in continuing to improve the strategic position of the Company and reviewed BellSouth's positive financial performance during 1994 with respect to revenue growth, expense control, net income, and earnings per share, compared to other communications companies.

    During 1994, BellSouth Corporation grew its revenue 6.1% and controlled the increase in operating expenses to 2.6%. These results, normalized to exclude the impact of certain special events, such as restructuring charges and gains on asset dispositions, and items outside the control of the officers, such as the transition obligation related to SFAS 112, "Employers' Accounting for Postemployment Benefits", and the increase in the Federal income tax rate to 35%, contributed to an increase in net income of 12.8% and in earnings per share of 12.5% over 1993. The Company's domestic and international cellular operations also continued to show significant growth in the customer base with 1994 growth rates of 38% and 88%, respectively. During this same year, BellSouth Telecommunications surpassed the 20 million mark in access lines in service, achieving one of the highest annual growth rates in the industry, at 4.6%. Revenue grew at 3.4% while operating expense growth was held flat year over year on a normalized basis.

    While recognizing that these positive performance factors and the Chief Executive Officer's base salary position within the range of the base salaries for the chief executive officers of the peer group companies would ordinarily dictate an increase in his salary for 1995, the Committee decided not to increase the Chief Executive Officer's base salary in recognition of the cost containment initiatives of the Company. The 1995 salary continued to position the Chief Executive Officer at 38% above the minimum for his pay range in the wide band base salary structure. The Chief Executive Officer's salary was subsequently reduced by an amount indicated in footnote 5 to the Summary Compensation Table on page 19. See further discussion under "Internal Revenue Code Section 162(m) Implications for Executive Compensation", below.

    1995  SHORT  TERM  INCENTIVE  AWARD.   In  determining  the  Chief Executive
Officer's short term incentive award for 1995 performance, the Committee reviewed BellSouth's 1995 financial performance with respect to the standard plan measurements of revenue growth, expense control, net income, and customer satisfaction. BellSouth's financial performance exceeded established targets and the Company performance met its customer satisfaction objectives. During 1995, BellSouth stock outperformed that of its peer group and increased in value over 1994 by more than 60%. In addition, the

Committee reviewed data on the annual incentive award levels for chief executive officers of the peer group of companies in the performance graph and considered BellSouth's continuing moves to achieve a competitive position within the communications industry.

    Under the Chief Executive Officer's leadership in 1995, BellSouth clarified the three major components of its corporate strategy: to be the leading communications company within its nine-state operating region; to continue to grow its domestic wireless business with an emphasis within the region; and to continue to grow existing international operations and expand into new markets.

    During 1995, the following accomplishments furthered these strategies:

        - Approval of price regulation initiatives by the requisite legislative or regulatory bodies in substantially all of the nine states;

        - Growth of access lines in service by 4.5%, ending the year with more than 21 million access lines in service;

        - Adoption,   effective   February   8,  1996   of   the  Federal
          Telecommunications Act of 1996, which gives BellSouth the ability to compete in the long distance market, clarifies the rules for entry into the video market and enables BellSouth to jointly market all of its services including cellular services.

        - Reduction   in   the   telephone  operations   work   force  by
          approximately 5,000 employees, continuing cost containment efforts;

        - Formation of an alliance with The Walt Disney Company, Ameritech Corporation, SBC Communications Inc., and GTE Corporation to develop innovative approaches to home video services;

        - Acquisition of franchises to provide cable TV service in three locations and initiation of the field assessment phase of an interactive media services trial, providing customers a choice of cable carrier and access to home shopping, movies on demand, games, and more;

        - Successful bid for licenses to provide personal communications services in the Carolinas and East Tennessee, further expanding its communications footprint within the region;

        - Growth  in  domestic  cellular   subscribers  by  32%  and   in
          international wireless customers by 81%; and

        - Continued growth in international operations, particularly in Latin America.

    Based on these factors, the Committee felt the Chief Executive Officer had provided strong strategic leadership for the Company. Since there was no pre-established formula for determining the annual incentive award for the Chief Executive Officer, the Committee reviewed the factors described above and, exercising its judgment, awarded the Chief Executive Officer the overall short term incentive award shown in footnote 1 to the Summary Compensation Table on page 19.

    1995 LONG TERM INCENTIVE AWARD. The Committee also approved certain long term incentive compensation payments to the Chief Executive Officer. First, it approved payment of an amount of cash shown in the Summary Compensation Table for units granted under the Shareholder Return Cash Plan. For 1993, 1994, and 1995, BellSouth's TSR was compared to the median shareholder return of the peer group shown in the performance graph, resulting in a payment of 100% of the cash units granted in these years. The Committee also approved a payment of shares equal to 105.58% of the number of units originally granted and dividend equivalent units credited to the Chief Executive Officer for the 1991-1995 performance period under the BellSouth Corporation Executive Long Term Incentive Plan. Finally, the Committee approved the grant of 3,240 Incentive Stock Options to the

Chief Executive Officer in recognition of the fact that his level of stock ownership as of December 31, 1994 exceeded the established executive stock ownership targets. This grant was made under the new BellSouth Corporation Stock Plan.

    CHIEF EXECUTIVE OFFICER RETIREMENT ARRANGEMENT. During 1995, the Committee discussed and approved the terms of a retirement arrangement for the Chief Executive Officer. For a description of the arrangement agreed to by the Committee and later approved by the full Board of Directors, see "Retirement Arrangements" at page 23.

INTERNAL REVENUE CODE SECTION 162(M) IMPLICATIONS FOR EXECUTIVE COMPENSATION

    The Committee is responsible for addressing the issues raised by Internal Revenue Code Section 162(m) ("Section 162(m)"). This Section limits to $1 million the Company's deduction for compensation paid to each executive officer of the Company which does not qualify as "performance-based". To qualify as performance-based under Section 162(m), compensation payments must be made pursuant to a plan that is administered by a committee of outside directors and must be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the Committee must certify that the performance goals were achieved before payments can be awarded.

    The Committee continues to carefully consider the impact of this tax code provision and has taken several steps which are designed to minimize its effect. First, it adopted the BellSouth Corporation Stock Plan which was approved by the Company's shareholders in 1995. This plan establishes performance criteria which are intended to qualify awards made under the plan to the named executive officers as performance-based awards approved by the shareholders; thus, these awards should not be counted toward the $1,000,000 limitation. Second, it adopted the BellSouth Corporation Officer Short Term Incentive Award Plan being submitted to shareholders in this Proxy Statement. Awards made pursuant to this plan are intended to qualify as performance-based awards approved by the shareholders and thus also should not count toward the $1,000,000 limitation. (See "Director Proposal" on page 8.) Third, the Committee restructured the 1995 base salary of the Chief Executive Officer by approving a reduction in such salary and the use of the resulting savings to purchase and pay the Company's portion of the premiums on a split-dollar life insurance arrangement. (See Summary Compensation Table on page 19.) In addition, the Committee accelerated a portion of the 1995 short term incentive award payments for Messrs. Ackerman and Alford into 1995 in an attempt to reduce projected 1996 compensation to a level below $1,000,000. Due to these actions and voluntary deferrals of compensation, the Company believes that there will be no loss of tax deductions related to the named executive officers' 1995 compensation. The Committee will continue to examine the effects of this tax provision and will monitor the level of compensation paid to the executive officers in order to take any steps which may be appropriate in response to the provisions of Section 162(m).

Armando M. Codina, Chairman
James H. Blanchard
C. Dixon Spangler, Jr.
Thomas R. Williams

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Nominating and Compensation Committee consists of Messrs. Codina (Chair), Blanchard, Spangler, and Williams, none of whom are former or current officers or employees of the Company or any of its subsidiaries. No executive officer of the Company serves as an officer, director or member of a compensation committee of any entity, an executive officer or director of which is a member of the Nominating and Compensation Committee of the Company. Mr. Criser is a partner in the law firm of Mahoney Adams & Criser, P.A., located in Jacksonville, Florida. During 1995, BellSouth Telecommunications, Inc. retained Mahoney Adams & Criser, P.A. with regard to a variety of legal matters. Mr. Anderson is a partner in the law firm of Phelps Dunbar, located in Jackson, Mississippi. During 1995, BellSouth Telecommunications, Inc. also retained Phelps Dunbar with regard to a variety of legal matters.

                            ------------------------

                        FIVE YEAR PERFORMANCE COMPARISON

    The following graph compares the cumulative total returns of BellSouth, the Standard & Poor's 500 Index, and a peer group of other large United States telecommunications companies (Ameritech Corporation, Bell Atlantic Corporation, GTE Corporation, NYNEX Corporation, Pacific Telesis Group, SBC Communications Inc. and U S West, Inc.) over a five year period.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            S&P 500    PEER GROUP   BELLSOUTH
1/1/91        100.00        100.00      100.00
12/31/91      130.34        110.96       99.72
12/31/92      140.25        123.11      104.65
12/31/93      154.32        140.63      123.91
12/31/94      156.42        135.40      121.30
12/31/95      214.98        202.61      202.93

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth, for the years ending December 31, 1995, 1994, and 1993, the compensation paid or accrued by BellSouth and its subsidiaries to each of the five named executive officers.

                           SUMMARY COMPENSATION TABLE
                                     ($000)

                                                                                   LONG TERM
                                                                                  COMPENSATION
                                                   ANNUAL COMPENSATION           AWARDS    PAYOUTS
                                                                  OTHER       SECURITIES
                                                                  ANNUAL      UNDERLYING    LTIP     ALL OTHER
          NAME AND PRINCIPAL                   SALARY   BONUS  COMPENSATION    OPTIONS/    PAYOUTS  COMPENSATION
               POSITION                 YEAR    ($)     ($)(1)    ($)(2)       SARS (#)    ($)(3)      ($)(4)
 J. L. Clendenin                        1995   508.5(5) 1,046.6     13.3       499,240      2,432.4       497.2
 Chairman of the Board, President and   1994   588.5(5) 880.4      13.2        194,680        100.2       526.1
 Chief Executive Officer                1993   785.0    705.5      12.0         51,200          0         451.9
 F. D. Ackerman                         1995   498.0    516.3      15.3        138,400      1,186.6       110.6
 Vice Chairman of the Board and Chief   1994   453.0    398.5      13.5         83,200         44.2       126.2
 Operating Officer                      1993   428.0    324.2       9.2         22,600          0         115.7
 J. A. Drummond                         1995   354.0    350.9       9.4         88,040        672.0        76.5
 President and Chief Executive Officer  1994   316.5    229.7       7.6         42,600         24.3        82.9
 -- BellSouth Telecommunications, Inc.  1993   298.5    179.5       7.7         12,400          0          64.2
 W. H. Alford                           1995   346.0    273.3      11.9         69,640        587.4       147.2
 Executive Vice President and General   1994   346.0    241.2      10.9         46,600         24.3       145.2
 Counsel                                1993   328.0    181.0      12.2         12,400          0         136.2
 E. Mauldin                             1995   323.0    321.0      12.1         80,840        640.7        92.4
 President -- BellSouth Enterprises,    1994   288.5    229.0       9.0         38,800         24.3        95.8
 Inc.                                   1993   270.0    183.6       8.2         12,400          0          44.1

(1) Included for 1995 are amounts earned under the Short Term Incentive Plan, $930.0, $455.5, $313.5, $244.0, and $287.0, respectively, and amounts earned under the Shareholder Return Cash Plan ("SRCP") for the first year of the 1995-1999 performance period, $116.6, $60.8, $37.4, $29.3 and $34.0, respectively, which is more fully described under "Long Term Incentive Plan Awards in Fiscal Year 1995" on page 22.

(2) Tax "gross up" for financial counseling and use of motor vehicle.

(3) Amounts reported here reflect the value of shares that have been earned under the BellSouth Corporation Executive Long Term Incentive Plan ("ELTIP"), $2,244.4, $1,104.0, $628.8, $541.6 and $599.7, respectively, and the SRCP, $188.0, $82.6,  $43.2, $45.8 and  $41.0, respectively, for  second and subsequent years of performance periods beginning in 1993 and 1994. The ELTIP is more fully described in the Nominating and Compensation Committee Report on Executive Compensation beginning on page 12. The payment under the ELTIP is based upon the final determination of the performance results for a five year period. This reflects the final payment under this plan and the first payment to be made since shares were earned for the previous performance period which ended in 1992. The 1994 amounts relate only to the SRCP.

(4) Included in this category are amounts for the five named executive officers for the following compensation plans: (a) above-market interest on voluntary salary deferrals under nonqualified deferred compensation plans, $415.7, $84.4, $58.1, $129.5, and $75.0, respectively; (b) Company matching contributions under certain employee savings plans, $30.8, $15.6, $9.1, $8.8, and $7.8, respectively; and (c) value of benefits from premiums paid by the Company under the BellSouth Life Insurance Program, $30.0, $10.6, $9.3, $8.9, and $9.6, respectively. BellSouth uses the

    Present Value Ratio Method to determine the portion of each premium dollar attributable to the executive officer. The Company will recover the cost of premium payments from the cash value of the policies.

(5) As described in the Nominating and Compensation Committee Report on Executive Compensation, the Board restructured the compensation for Mr. Clendenin in 1994, and again in 1995, by reducing his salary $240.0, and $320.0, respectively, and establishing split-dollar life insurance policies for him. Under this arrangement, the Company will utilize the savings from the salary reduction and policy proceeds to recover the cost of the premiums. The value of Mr. Clendenin's benefit from the premiums paid by the Company was $14.0 and $20.7 in 1994 and 1995, respectively. BellSouth uses the Present Value Ratio Method in determining the portion of each premium dollar attributable to Mr. Clendenin.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

    The following table contains information concerning the grant of stock options to the five named executive officers during 1995.

                        OPTION / SAR GRANTS IN 1995 (1)

                           NUMBER OF    INDIVIDUAL GRANTS
                           SECURITIES
                           UNDERLYING      % OF TOTAL
                            OPTIONS/      OPTIONS/SARS                                 GRANT-DATE
                              SARS         GRANTED TO       EXERCISE OR                 PRESENT
                            GRANTED         EMPLOYEES       BASE PRICE    EXPIRATION    VALUE(6)
          NAME                (#)        IN FISCAL YEAR       ($/SH)         DATE        ($000)
                            136,400(2)        2.59%                29.53      2/2/05       702.5
                            125,600(3)        2.38%                41.34      2/2/05       291.4
                              3,240(4)        0.06%                30.69      5/1/05        16.0
 J. L. Clendenin            234,000(5)        4.44%                43.56    12/30/05     1,331.5

                             72,000(2)        1.37%                29.53      2/2/05       370.8
 F. D. Ackerman              66,400(3)        1.26%                41.34      2/2/05       154.1

                             44,200(2)        0.84%                29.53      2/2/05       227.6
                             40,600(3)        0.77%                41.34      2/2/05        94.2
 J. A. Drummond               3,240(4)        0.06%                30.69      5/1/05        16.0

                             34,600(2)        0.66%                29.53      2/2/05       178.2
                             31,800(3)        0.60%                41.34      2/2/05        73.8
 W. H. Alford                 3,240(4)        0.06%                30.69      5/1/05        16.0

                             40,400(2)        0.77%                29.53      2/2/05       208.1
                             37,200(3)        0.71%                41.34      2/2/05        86.3
 E. Mauldin                   3,240(4)        0.06%                30.69      5/1/05        16.0

(1) Stock prices and unit values reflect the two-for-one split of BellSouth Common Stock effective November 8, 1995.

(2) Under provisions of the BellSouth Corporation Stock Option Plan (the "Stock Option Plan"), the Board of Directors granted stock options to key employees to purchase shares of BellSouth Common Stock within prescribed periods at prices equal to the fair market value of the stock on the date of the grant. Options granted in 1995 generally become exercisable at the end of five years, determined from the date of the grant. No stock appreciation rights were granted in 1995.

(3) As an additional performance incentive, the Board of Directors, under the Stock Option Plan, granted stock options to key employees to purchase shares of BellSouth Common Stock within prescribed periods with an exercise price 40% in excess of the stock price on the date of the grant. Options granted in 1995 generally become exercisable at the end of five years, determined from the date of the grant.

(4) Under the provisions of the BellSouth Corporation Stock Plan ("Stock Plan") adopted in 1995, Incentive Stock Options were awarded to certain officers based on their achievement of ownership of specified levels of Company stock as established by the Board of Directors. These options, which have exercise prices equal to the fair market value of the stock on the date of the grant, are exercisable six months from the date of the grant. See "Nominating and Compensation Committee Report on Executive Compensation" at page 12.

(5) In 1995, the Board of Directors formalized plans for succession and reached an agreement with Mr. Clendenin regarding his retirement arrangement. (See "Retirement Arrangements" on page 23.) Pursuant to that agreement, the Board, under provisions of the Stock Plan, granted Mr. Clendenin stock options to purchase shares of BellSouth Common Stock at a price equal to the fair market value of the Stock on December 29, 1995, the date of the grant. The options become exercisable five years from the date of the grant or on the date Mr. Clendenin ceases to be Chairman of the Board of the Company, whichever is earlier.

(6) These amounts represent the estimated fair value of stock options, measured at the date of grant using the Black-Scholes option pricing model. There are four underlying assumptions used in developing the grant valuations: an expected volatility of 16.0%; an expected term to exercise of seven years for 1995 grants; interest rates equal to the U.S. Treasury Note rates in effect at the date of the grant (February 1, 1995 - 7.65%; May 1, 1995 - 7.06%; December 29, 1995 - 5.62%) for the expected term of the option; and a dividend yield of 5.08%. The actual value, if any, an officer may realize will depend on the amount by which the stock price exceeds the exercise price on the date the option is exercised. Consequently, there is no assurance the value realized by an officer will be at or near the value estimated above. These amounts should not be used to predict stock performance.

OPTION/SAR EXERCISES AND HOLDINGS

    The following table sets forth information with respect to the five named executive officers concerning the exercise of options and/or SARs during 1995 and unexercised options or SARs held on December 31, 1995:

                   AGGREGATED OPTIONS / SAR EXERCISES IN 1995
                    AND FISCAL YEAR-END OPTION / SAR VALUES

                                                    NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED                 IN-THE-MONEY
                     SHARES                            OPTIONS/SARS AT                   OPTIONS/SARS AT
                   ACQUIRED ON      VALUE            FISCAL YEAR-END (#)             FISCAL YEAR-END ($000)
                    EXERCISE       REALIZED
     NAME              (#)          ($000)      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
J. L. Clendenin        70,776        302.9           6,520           738,600            84.6           4,269.1
F. D. Ackerman              0            0          67,936           244,200         1,141.3           2,067.5
J. A. Drummond          3,974         73.6          51,866           139,800           946.8           1,187.2
W. H. Alford                0            0          40,116           125,400           661.9           1,060.9
E. Mauldin                  0            0          35,116           128,800           583.1           1,102.6

LONG TERM INCENTIVE PLAN AWARDS IN FISCAL YEAR 1995

    The following table provides information concerning awards made to the five named executive officers during 1995 under the BellSouth Shareholder Return Cash Plan. Each performance unit awarded represents the contingent right to receive an amount of cash based upon BellSouth's TSR relative to the TSR performance of the other selected communications companies ("the peer group"). Under this plan, if BellSouth's TSR is 90 percent of the peer group's median TSR, 100 percent of the award is paid. This represents the maximum amount that can be paid under the plan. If BellSouth's TSR is 75 percent of the peer group's median, 25 percent will be paid. If BellSouth's TSR is less than 75 percent of the peer group's median, or if BellSouth's TSR is less than the lowest member of the peer group, no award will be paid. If, during the remaining life of the award, BellSouth's TSR improves relative to the peer group, further payments of previously unpaid amounts would be made up to, but not in excess of, the original value of the award. Amounts which are not paid out during the life of the award are forfeited.

    For officers of the Company, the Board of Directors prescribes the number of units to be awarded to each individual based on the compensation band of that officer at the time of the award. The value of an award unit is determined annually based on the annual amount of dividends paid per share of Common Stock. The awards are payable solely in cash and may not be deferred. Unpaid awards which are carried forward for possible payout do not earn interest. Plan participants may not sell, assign or otherwise transfer the awards.

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1995

                                                                      ESTIMATED FUTURE PAYOUTS
                                                                           UNDER NON-STOCK
                                                                          PRICE-BASED PLANS
                         NUMBER OF          PERFORMANCE OR
                                                                               ($000)
                      SHARES, UNITS OR           OTHER
                        OTHER RIGHTS         PERIOD UNTIL
                            (#)          MATURATION OR PAYOUT
                                                                  THRESHOLD    TARGET      MAXIMUM
        NAME                                                         ($)       ($)(1)      ($)(1)
 J. L. Clendenin              83,600                1995-1999         120.4       481.5       481.5
 F. D. Ackerman               43,600                1995-1999          62.8       251.1       251.1
 J. A. Drummond               26,800                1995-1999          38.6       154.4       154.4
 W. H. Alford                 21,000                1995-1999          30.2       121.0       121.0
 E. Mauldin                   24,400                1995-1999          35.1       140.5       140.5

(1) Since the Shareholder Return Cash Plan provides for payment not to exceed 100% of the units granted, the target award amount and the maximum award amount are the same.

PENSION AND OTHER RETIREMENT BENEFITS

    The following table shows the estimated single life annual pension annuity benefit provided to eligible participants under the BellSouth Personal Retirement Account Pension Plan and the BellSouth Supplemental Executive Retirement Plan ("SERP") combined, based on the specified remuneration levels and years of credited service. The SERP provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified benefit plans. The amounts set forth as payable in the table below assume an undiscounted retirement age and are reduced, in accordance with the Plan, by an average Social Security Primary Insurance benefit determined annually to be payable at age 65.

                               PENSION PLAN TABLE
                                    ($000'S)


                                              YEARS OF SERVICE
  Remuneration     15         20         25         30         35         40         45
        200         46.8       66.8       81.8       96.8      106.8      116.8       126.8
        400        106.8      146.8      176.8      206.8      226.8      246.8       266.8
        600        166.8      226.8      271.8      316.8      346.8      376.8       406.8
        800        226.8      306.8      366.8      426.8      466.8      506.8       546.8
      1,000        286.8      386.8      461.8      536.8      586.8      636.8       686.8
      1,500        436.8      586.8      699.3      811.8      886.8      961.8     1,036.8
      1,600        466.8      626.8      746.8      866.8      946.8    1,026.8     1,106.8

    Pension benefits are based on the average compensation (salary and bonus) over the five-year period preceding retirement. Therefore, the covered compensation presented in the table below for the five named executive officers is based upon the last five-year average of pension eligible compensation actually paid and, as such, will differ from the salary and bonus amounts set forth in the Summary Compensation Table on page 19. In addition, the number of whole years of credited service obtained in 1995 is presented.

                       COVERED
                    COMPENSATION     YEARS OF SERVICE
      NAME            ($000'S)              (#)
J. L. Clendenin         1,448.7                 40
F. D. Ackerman            738.9                 31
J. A. Drummond            466.2                 33
W. H. Alford              519.9                 31
E. Mauldin                443.6                 31

RETIREMENT ARRANGEMENTS

    The Board of Directors extended to the Company the authority, through December 1995, to enter into long range succession planning arrangements with certain officers below the Chief Executive Officer level. The Company has entered into agreements with Messrs. Ackerman, Drummond, and Mauldin which each require that the officer retire during the calendar year of his 60th birthday. In order to compensate the officers for retiring prior to the normal retirement age of 65, the agreements would entitle them to severance and other benefits. In the case of Mr. Ackerman, these benefits would include payment of an amount equal to two times his annual base pay plus two times his standard bonus for the year of retirement, and in the case of Messrs. Drummond and Mauldin these benefits would include payment of an amount equal to two times their annual base pay plus the amount of their standard bonus for the year of retirement. In addition, each of these officers will also receive an enhanced non-qualified pension benefit; an additional grant of stock options and dividend equivalent rights under the BellSouth Corporation Stock Plan equal to, in the case of Mr. Ackerman, twice the number of options and dividend equivalent rights, respectively, most recently granted, and, in the case of Messrs. Drummond and Mauldin, the number of options and dividend equivalent rights, respectively, most recently granted; and financial counseling through age sixty-seven.

    Following discussions during 1994 and 1995, the Board of Directors and the Chairman of the Board formalized succession planning arrangements for the Chairman's retirement. Pursuant to that agreement, as announced by the Company in January 1996, Mr. Clendenin will retire as Chief Executive Officer on December 30, 1996 and will serve as a non-employee Chairman of the Board from December 31, 1996 through December 30, 1997. In addition to retirement benefits to which he is otherwise entitled, Mr. Clendenin will receive a defined retirement package which will include payment of an amount equal to two times his 1996 base pay plus two times his standard 1996 bonus. In addition, he will receive: an enhanced nonqualified pension benefit; an additional award of 468,000 stock options under the BellSouth Corporation Stock Plan; and financial counseling through age sixty-seven. The additional award of stock options is to be granted in two equal parts, one which was granted on December 29, 1995 (see "Option/SAR Grants in 1995" at page 20) and one to be granted on the date of his retirement, anticipated to be December 30, 1996. The options granted in 1995 have, and those to be granted in 1996 will have, an exercise price equal to the fair market value of BellSouth Common Stock on their respective grant dates.

                            ------------------------

                    DIRECTOR NOMINEES OR OTHER BUSINESS FOR
                       PRESENTATION AT THE ANNUAL MEETING

    Shareholders who wish to present director nominations or other business at the Annual Meeting are required to notify the Secretary of their intent at least 60 days but not more than 120 days before the meeting and the notice must provide information as required in the By-laws. A copy of these By-law requirements will be provided upon request in writing to Secretary, BellSouth Corporation, 1155 Peachtree Street, N.E., Room 14B06, Atlanta, Georgia 30309-3610. This requirement does not affect the deadline for submitting shareholder proposals for inclusion in the Proxy Statement, nor does it apply to questions a shareholder may wish to ask at the meeting.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and any persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1995, all such Section 16(a) filing requirements were met except that Mr. Robert Fitzgerald, Vice President -- Corporate Responsibility and Compliance, inadvertently failed to file one report with respect to the purchase of shares by his wife.

               SHAREHOLDER PROPOSALS FOR THE 1997 PROXY STATEMENT

    Any shareholder satisfying the Securities and Exchange Commission requirements and wishing to submit a proposal to be included in the Proxy Statement for the 1997 Annual Meeting of Shareholders should submit the proposal in writing to Secretary, BellSouth Corporation, 1155 Peachtree Street, N.E., Room 14B06, Atlanta, Georgia 30309-3610. BellSouth must receive a proposal by November 11, 1996 in order to consider it for inclusion in the Proxy Statement for the 1997 Annual Meeting of Shareholders.

                               OTHER INFORMATION

    Consolidated financial statements for BellSouth Corporation are attached as an appendix to this Proxy Statement and are included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and the New York, Boston, Chicago, Pacific and Philadelphia stock exchanges. A copy of the 1995 Form 10-K (excluding exhibits) will be furnished, without charge, by writing to Secretary, BellSouth Corporation, 1155 Peachtree Street, N.E., Room 14B06, Atlanta, Georgia 30309-3610. The Form 10-K is also available on BellSouth's home page on the Internet's World Wide Web at http://www.bellsouth.com.

                            SOLICITATION OF PROXIES

    The cost of soliciting proxies will be borne by BellSouth. BellSouth has retained Morrow & Co., Inc. to solicit proxies, by mail, in person, or by telephone, at an estimated cost of $18,500 plus reimbursement of reasonable out-of-pocket expenses. In addition, employees of BellSouth may likewise solicit proxies.

    The above Notice of Annual Meeting and Proxy Statement are sent by order of the BellSouth Board of Directors.

               [LOGO]
Arlen G. Yokley
Vice President, Secretary and Treasurer
Dated: March 11, 1996

                             BELLSOUTH CORPORATION
              ANNUAL FINANCIAL STATEMENTS AND REVIEW OF OPERATIONS
                     SELECTED FINANCIAL AND OPERATING DATA
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                      1995        1994       1993       1992       1991
                                                    ---------   --------   --------   --------   --------
Operating Revenues................................  $17,886     $16,845    $15,880    $15,202    $14,445
Operating Expenses (1)............................   14,594      12,787     13,593     12,041     11,636
                                                    ---------   --------   --------   --------   --------
Operating Income..................................    3,292       4,058      2,287      3,161      2,809
Interest Expense..................................      724         666        689        746        802
Other Income, net.................................       20          11          8        178        253
                                                    ---------   --------   --------   --------   --------
Income Before Income Taxes, Extraordinary Losses
 and Accounting Change............................    2,588       3,403      1,606      2,593      2,260
Provision for Income Taxes........................    1,024       1,243        572        934        753
                                                    ---------   --------   --------   --------   --------
Income Before Extraordinary Losses and Accounting
 Change...........................................    1,564       2,160      1,034      1,659      1,507
Extraordinary Losses, net of tax (2)..............   (2,796)      --           (87)       (41)     --
Accounting Change, net of tax.....................    --          --           (67)     --           (35)
                                                    ---------   --------   --------   --------   --------
  Net Income (Loss)...............................  $(1,232)    $ 2,160    $   880    $ 1,618    $ 1,472
                                                    ---------   --------   --------   --------   --------
                                                    ---------   --------   --------   --------   --------
Earnings (Loss) Per Share: (3)
  Income Before Extraordinary Losses and
   Accounting Change..............................  $  1.57     $  2.18    $  1.04    $  1.69    $  1.56
  Extraordinary Losses, net of tax (2)............    (2.81)      --          (.09)      (.04)     --
  Accounting Change, net of tax...................    --          --          (.06)     --          (.04)
                                                    ---------   --------   --------   --------   --------
    Net Income (Loss).............................  $(1.24)     $  2.18    $   .89    $  1.65    $  1.52
                                                    ---------   --------   --------   --------   --------
                                                    ---------   --------   --------   --------   --------
Dividends Declared Per Common Share (3)...........  $  1.41     $  1.38    $  1.38    $  1.38    $  1.38
Book Value Per Share (3)..........................  $ 11.90     $ 14.48    $ 13.60    $ 13.97    $ 13.47
Return to Average Common Equity...................     (9.2%)      15.4%       6.3%      11.9%      11.3%
Weighted Average Common Shares Outstanding (3)....      993         992        991        981        968
Return on Average Total Capital...................     (2.7%)      11.5%       6.1%       9.8%       9.4%
Total Assets......................................  $31,880     $34,397    $32,873    $31,463    $30,942
Capital Expenditures..............................  $ 4,203     $ 3,600    $ 3,486    $ 3,189    $ 3,102
Long-Term Debt....................................  $ 7,924     $ 7,435    $ 7,381    $ 7,360    $ 7,677
Debt Ratio at End of Period (4)...................     46.7%       39.3%      40.2%      39.0%      41.3%
Ratio of Earnings to Fixed Charges................     4.24        5.34       2.98       4.00       3.47
Total Employees...................................   87,571      92,121     95,084     97,112     96,084
Telephone Employees (5)...........................   68,585      73,764     77,958     79,453     79,743
Telephone Employees per 10,000 Access Lines.......     32.5        36.5       40.3       42.6       44.1
Business Volumes: (6)
Network Access Lines in Service (thousands).......   21,133      20,220     19,333     18,650     18,035
Access Minutes of Use (millions):
  Interstate......................................   62,411      57,778     53,345     50,546     47,255
  Intrastate......................................   19,197      16,888     15,261     13,994     13,238
Toll Messages (millions)..........................    1,374       1,559      1,511      1,462      1,504
Cellular Customers (thousands): (7)
  Domestic........................................    2,847       2,156      1,559      1,118        774
  International...................................      655         361        192         78         26
                                                    ---------   --------   --------   --------   --------
    Total.........................................    3,502       2,517      1,751      1,196        800
                                                    ---------   --------   --------   --------   --------
                                                    ---------   --------   --------   --------   --------

------------------------------
(1) Operating Expenses for 1995 include a work force reduction charge of $1,082, which reduced net income by $663. Operating Expenses for 1993 include a charge for restructuring of $1,136, which reduced net income by $697. See Note K to the Consolidated Financial Statements.
(2)   For  1995,  reflects   charges  of  $2,718  ($2.73   per  share)  for  the
    discontinuance of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" and $78 ($.08 per share) related to the refinancing of long-term debt issues. See Notes B and F to the Consolidated Financial Statements.
(3) Amounts for 1991 - 1994 have been restated to reflect a two-for-one stock split effective in November 1995.
(4) The debt ratio at December 31, 1995 has been adjusted to exclude $485 of debentures to be redeemed in January 1996.
(5) Telephone employees exclude those employees in BellSouth Telecommunications' subsidiaries which are unrelated to telephone operations.
(6) Prior period operating data are revised at later dates to reflect the most current information. The above information reflects the latest data available for the periods indicated.
(7) Equity Basis.

                             BELLSOUTH CORPORATION
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                            AND FINANCIAL CONDITION
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

    BellSouth Corporation (BellSouth) is a holding company headquartered in Atlanta, Georgia whose operating telephone company subsidiary, BellSouth Telecommunications, Inc. (BellSouth Telecommunications) serves, in the aggregate, approximately two-thirds of the population and one-half of the territory within Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. BellSouth Telecommunications primarily provides local exchange service and toll communications services within geographic areas, called Local Access and Transport Areas (LATAs), and provides network access services to enable interLATA communications using the long-distance facilities of interexchange carriers. Through subsidiaries, other telecommunications services and products are provided primarily within the nine-state BellSouth Telecommunications region. BellSouth Enterprises, Inc. (BellSouth Enterprises), another wholly-owned subsidiary, owns businesses providing wireless and international communications services and advertising and publishing products.

    Approximately 70%, 72% and 73% of BellSouth's Total Operating Revenues for the years ended December 31, 1995, 1994 and 1993, respectively, were from wireline services provided by BellSouth Telecommunications. Charges for local, access and toll services for the year ended December 31, 1995 accounted for approximately 59%, 33% and 8%, respectively, of the wireline revenues discussed above. Revenues from wireless communications services and directory advertising and publishing services accounted for approximately 14% and 9%, respectively, of Total Operating Revenues for the year ended December 31, 1995. The remainder of such revenues was derived principally from other nonregulated services provided by BellSouth Telecommunications.

RESULTS OF OPERATIONS

    All per share amounts herein reflect a two-for-one stock split effective in November 1995. See Note H to the Consolidated Financial Statements.

                                                                           PERCENT CHANGE
                                                                       ----------------------
                                                                        1995 VS.    1994 VS.
                                        1995       1994       1993        1994        1993
                                      ---------  ---------  ---------  ----------  ----------
Income Before Extraordinary Losses
 and Cumulative Effect of Change in
 Accounting Principle...............  $   1,564  $   2,160  $   1,034     (27.6%)     108.9%
Extraordinary Loss for
 Discontinuance of SFAS No. 71, net
 of tax.............................     (2,718)    --         --          --          --
Extraordinary Loss on Early
 Extinguishment of Debt, net of
 tax................................        (78)    --           (87)      --        (100.0)
Cumulative Effect of Change in
 Accounting Principle, net of tax...     --         --           (67)      --        (100.0)
                                      ---------  ---------  ---------
Net Income (Loss)...................  $  (1,232) $   2,160  $     880      --         145.5
                                      ---------  ---------  ---------
                                      ---------  ---------  ---------

Earnings (Loss) Per Share:

                                                                   PERCENT CHANGE
                                                                --------------------
                                                                1995 VS.   1994 VS.
                                 1995       1994       1993       1994       1993
                               ---------  ---------  ---------  ---------  ---------
Income Before Extraordinary
 Losses and Cumulative Effect
 of Change in Accounting
 Principle...................     $ 1.57      $2.18      $1.04     (28.0%)    109.6%
Extraordinary Loss for
 Discontinuance of SFAS No.
 71, net of tax..............      (2.73)    --         --        --         --
Extraordinary Loss on Early
 Extinguishment of Debt, net
 of tax......................       (.08)    --          (.09)    --         (100.0)
Cumulative Effect of Change
 in Accounting Principle, net
 of tax......................     --         --          (.06)    --         (100.0)
                               ---------  ---------  ---------
Earnings (Loss) Per Share....     $(1.24)     $2.18      $ .89    --          144.9
                               ---------  ---------  ---------
                               ---------  ---------  ---------

    For a discussion of the extraordinary losses in 1995 and 1993, see "Extraordinary Losses" below; the change in accounting principle in 1993 resulted from the retroactive adoption of Statement of Financial Accounting Standards (SFAS) No. 112, "Employers' Accounting for Postemployment Benefits," which is discussed in Note M to the Consolidated Financial Statements.

    Income Before Extraordinary Losses and Cumulative Effect of Change in Accounting Principle for 1995 decreased $596 (27.6%) and $.61 per share (28.0%), respectively, compared to 1994. The decreases were primarily due to a work force reduction charge in 1995 of $663 ($.67 per share). For a discussion of such charge, see "Operating Expenses -- Work Force Reduction/Restructuring Charges" below. Also contributing to the decreases were the effects of gains in 1994 aggregating $108 ($.11 per share) related to the sale of two international cellular investments. The decreases were partially offset by revenue growth, driven by continued growth of access lines and the cellular customer base, and cost control measures at BellSouth Telecommunications, including salary and wage savings attributable to the restructuring plan initiated in 1993.

    Income Before Extraordinary Losses and Cumulative Effect of Change in Accounting Principle for 1994 increased $1,126 (108.9%) and $1.14 per share (109.6%), respectively, compared to the previous year. The increases were attributable in part to growth in key business volumes, expense savings attributable to BellSouth Telecommunications' restructuring plan initiated in 1993 and, as discussed above, the gains on sale of two international cellular investments. The increases were also due to the effect of charges in 1993 which totaled $785 ($.79 per share). Such 1993 charges are comprised of $697 ($.71 per share) for restructuring of BellSouth's telephone operations (see "Operating Expenses -- Work Force Reduction/Restructuring Charges" below); $47 ($.05 per share) for the initial impact of a regulatory settlement in Florida; approximately $25 ($.02 per share) associated with severe 1993 winter weather conditions; and $16 ($.01 per share) related to the federal income tax legislation enacted in 1993.

VOLUMES OF BUSINESS

    Network Access Lines in Service at December 31 (thousands):

                                                                                  PERCENT CHANGE
                                                                              ----------------------
                                                                               1995 VS.    1994 VS.
                                               1995       1994       1993        1994        1993
                                             ---------  ---------  ---------  ----------  ----------
By Type:
  Residence................................     14,653     14,195     13,692       3.2%        3.7%
  Business.................................      6,225      5,771      5,388       7.9         7.1
  Other....................................        255        254        253       0.4         0.4
                                             ---------  ---------  ---------
    Total..................................     21,133     20,220     19,333       4.5         4.6
                                             ---------  ---------  ---------
                                             ---------  ---------  ---------
By State:
  Florida..................................      5,597      5,350      5,097       4.6         5.0
  Georgia..................................      3,550      3,354      3,167       5.8         5.9
  Tennessee................................      2,435      2,337      2,236       4.2         4.5
  Louisiana................................      2,108      2,037      1,963       3.5         3.8
  North Carolina...........................      2,101      1,994      1,896       5.4         5.2
  Alabama..................................      1,792      1,726      1,668       3.8         3.5
  South Carolina...........................      1,292      1,244      1,200       3.9         3.7
  Mississippi..............................      1,158      1,118      1,077       3.6         3.8
  Kentucky.................................      1,100      1,060      1,029       3.8         3.0
                                             ---------  ---------  ---------
    Total..................................     21,133     20,220     19,333       4.5         4.6
                                             ---------  ---------  ---------
                                             ---------  ---------  ---------

    The total number of access lines in service since December 31, 1994 increased by approximately 913,000 (4.5%) to 21,133,000, compared to a 4.6% rate of increase in 1994. Business and residence access lines increased by 7.9% and 3.2%, respectively, compared to growth rates of 7.1% and 3.7% in 1994. The number of second residence lines, included in total residence lines, increased by 220,000 (20.9%) to 1,271,000 and accounted for approximately 48.0% and 24.1% of the overall increase in residence access lines and total access lines, respectively, since December 31, 1994. Such second residence lines are generally used for home office purposes, access to on-line computer services and children's phones. The growth in all categories of access lines was primarily attributable to continued economic improvement in the Southeast and successful marketing programs.

    Access Minutes of Use (millions):

                                                                                    PERCENT CHANGE
                                                                              --------------------------
                                                                                1995 VS.      1994 VS.
                                               1995       1994       1993         1994          1993
                                             ---------  ---------  ---------  ------------  ------------
Interstate.................................     62,411     57,778     53,345         8.0%          8.3%
Intrastate.................................     19,197     16,888     15,261        13.7          10.7
                                             ---------  ---------  ---------
  Total....................................     81,608     74,666     68,606         9.3           8.8
                                             ---------  ---------  ---------
                                             ---------  ---------  ---------

    Access minutes of use represent the volume of traffic carried by interexchange carriers between LATAs, both interstate and intrastate, using BellSouth Telecommunications' local facilities. In 1995, total access minutes of use increased by 6,942 million (9.3%) compared to an increase of 8.8% in 1994. The 1995 increase in access minutes of use was primarily attributable to access line growth, promotions by the interexchange carriers and intraLATA toll competition, which has the effect of increasing access minutes of use while reducing toll messages carried over BellSouth Telecommunications' network. The growth rate in total minutes of use continues to be negatively impacted by competition and the migration of interexchange carriers to categories of service (e.g., special access) that have a fixed charge as opposed to a volume-driven charge and to high capacity services, which causes a decrease in minutes of use.

                                                                                                PERCENT CHANGE
                                                                                           -------------------------
                                                                                            1995 VS.      1994 VS.
                                                            1995       1994       1993        1994          1993
                                                          ---------  ---------  ---------  -----------  ------------
Toll Messages (millions)................................      1,374      1,559      1,511      (11.9%)         3.2%

    Toll messages are comprised of Message Telecommunications Service and Wide Area Telecommunications Service. Toll messages decreased by 185 million (11.9%) in 1995 compared to an increase of 3.2% in 1994. The decrease in 1995 was primarily attributable to the expansion of local area calling plans in Florida, Georgia, South Carolina, North Carolina and Mississippi. These plans and future implementation of other such plans in BellSouth Telecommunications' service region, coupled with competition from the interexchange carriers in the intraLATA toll market, will adversely impact future toll message volumes. Local area calling plans and the effects of competition result in the transfer of calls from toll to local service and access categories, respectively, but the corresponding revenues are not generally shifted at commensurate rates.

    Cellular and Paging Customers -- Equity Basis (thousands):

                                                                                                  PERCENT CHANGE
                                                                                            --------------------------
                                                                                              1995 VS.      1994 VS.
                                                             1995       1994       1993         1994          1993
                                                           ---------  ---------  ---------  ------------  ------------
Domestic Cellular........................................      2,847      2,156      1,559        32.1%         38.3%
International Cellular...................................        655        361        192        81.4          88.0
Paging Customers (all domestic)..........................      1,777      1,614      1,232        10.1          31.0

    The wireless communications businesses are a significant contributor to BellSouth's operations, primarily due to the continued expansion of the customer base for cellular communications services. Domestic cellular customers increased by 691,000 (32.1%) since December 31, 1994. While the rate of increase has declined since 1994, the overall penetration rate (number of customers as a percentage of the total population in the service territory) increased from 5.5% at December 31, 1994 to 7.1% at December 31, 1995. Total minutes of use have also continued to increase, although average minutes of use per cellular customer declined due to the trend of increased penetration into lower-usage market segments.

    Since December 31, 1994, the number of international cellular customers increased by 294,000 (81.4%) to 655,000. Growth in total minutes of use for international cellular properties remained strong due to demand stimulated by competitive programs, enhanced services and underdeveloped land-line service.

    Paging customers increased by 163,000 (10.1%) since December 31, 1994 due primarily to the continued success of the retail distribution program. In January 1996, BellSouth sold its paging subsidiary; see Note C to the Consolidated Financial Statements.

OPERATING REVENUES

    Total Operating Revenues increased $1,041 (6.2%) in 1995 compared to an increase of $965 (6.1%) during 1994. The increases resulted from growth in revenues from BellSouth's wireline telephone businesses, coupled with a significant increase in revenues from cellular communications businesses. Traditionally, local, access and toll services offered by BellSouth Telecommunications have primarily accounted for increases in operating revenues. BellSouth, however, continues to experience a gradually increasing shift in the relative contributions of its revenue sources toward wireless services.

    The components of Total Operating Revenues were as follows:

                                                                                       PERCENT CHANGE
                                                                                  ------------------------
                                                                                   1995 VS.     1994 VS.
                                                   1995       1994       1993        1994         1993
                                                 ---------  ---------  ---------  -----------  -----------
Local Service..................................  $   7,294  $   6,863  $   6,577        6.3%         4.3%
Interstate Access..............................      3,275      3,127      2,991        4.7          4.5
Intrastate Access..............................        884        908        882       (2.6)         2.9
Toll...........................................      1,009      1,190      1,220      (15.2)        (2.5)
Wireless Communications........................      2,592      2,067      1,553       25.4         33.1
Directory Advertising and Publishing...........      1,677      1,556      1,515        7.8          2.7
Other Services.................................      1,155      1,134      1,142        1.9         (0.7)
                                                 ---------  ---------  ---------
  Total Operating Revenues.....................  $  17,886  $  16,845  $  15,880        6.2          6.1
                                                 ---------  ---------  ---------
                                                 ---------  ---------  ---------

    LOCAL SERVICE revenues reflect amounts billed to customers for local exchange services, which include connection to the network and secondary central office feature services, such as custom calling features and custom dialing packages. Local Service revenues for 1995 increased $431 (6.3%) compared to an increase of $286 (4.3%) in 1994.

    The 1995 increase was due primarily to an increase of 913,000 access lines since December 31, 1994, an increase of $107 due to higher customer demand for TouchStar-Registered Trademark- and Custom Calling services, and the effect of expanded local area calling plans. The increase in 1995 was partially offset by net rate reductions since December 31, 1994 of approximately $46.

    The increase in 1994 was due primarily to an increase of 887,000 access lines since December 31, 1993. Also contributing to the increase was growth attributable to optional extended area calling plans. The increase in 1994 was partially offset by rate reductions, principally in Louisiana and also in Florida and Alabama.

    INTERSTATE ACCESS revenues result from the provision of access services to interexchange carriers to provide telecommunications services between states. Interstate Access revenues increased $148 (4.7%) in 1995 compared to an increase of $136 (4.5%) in 1994.

    The increase for 1995 was due primarily to growth in minutes of use of 8.0%, an increase in end-user charges of $52 attributable to growth in the number of access lines in service and an increase of $42 due to higher demand for special access services. The 1995 increase was partially offset by net rate reductions since December 31, 1994 of approximately $58.

    The 1994 increase was primarily attributable to growth in minutes of use, additional end user charges due to access line growth and the effect of billing and other adjustments recorded in 1993, which reduced revenues for that period by approximately $20. The increase was partially offset by the effect of net rate reductions since December 31, 1993 and decreased net settlements with the National Exchange Carriers Association.

    See "Operating Environment and Trends of the Business."

    INTRASTATE ACCESS revenues result from the provision of access services to interexchange carriers which provide telecommunications services between LATAs within a state. In 1995, Intrastate Access revenues decreased $24 (2.6%) compared to an increase of $26 (2.9%) in 1994.

    The 1995 decrease was due primarily to net rate reductions of $100, partially offset by 13.7% growth in minutes of use.

    For 1994, the increase was attributable to growth in minutes of use and the reclassification beginning in 1994 of independent telephone company settlements in certain states, which would have previously reduced revenues, to operating expenses. The increase was partially offset by the impact of rate reductions, primarily in Alabama and Florida.

    TOLL revenues are received from the provision of long-distance services within (but not between) LATAs. These services include intraLATA service beyond the local calling area; Wide Area Telecommunications Service (WATS or 800 services) for customers with highly concentrated demand; and special services, such as transport of voice, data and video. Toll revenues decreased $181 (15.2%) in 1995 compared to a decrease of $30 (2.5%) in 1994.

    In 1995, the decrease was due primarily to a decline in toll messages of 11.9%. The decline in toll messages reflects the expansion of local area calling plans and increased competition from interexchange carriers.

    The 1994 decrease was primarily attributable to several settlements with independent companies, the reclassification of certain settlements to Intrastate Access revenue, net rate reductions since December 31, 1993 and the impact of optional extended area calling plans. The decrease was partially offset by growth in toll message volumes, reflecting improvements related in part to optional calling plans.

    The overall decline in toll revenues is expected to continue over the long term.

    WIRELESS COMMUNICATIONS revenues include the revenues from consolidated wireless communications businesses (primarily cellular and paging within BellSouth Enterprises) as well as revenues from interconnections by unaffiliated cellular carriers with BellSouth Telecommunications' network. (BellSouth's interests in the net income or loss of the unconsolidated wireless businesses within BellSouth Enterprises, which are accounted for under the equity method of accounting, are recorded in Other Income.)

    Wireless Communications revenues increased $525 (25.4%) in 1995 compared to an increase of $514 (33.1%) in 1994. The increases for both years resulted primarily from continued growth of the customer base for wireless services in domestic and international markets.

    As discussed in Note C to the Consolidated Financial Statements, BellSouth sold its domestic paging subsidiary in January 1996. Revenues from such paging services, included as a component of Wireless Communications revenues, were $349, $276 and $207 in 1995, 1994 and 1993, respectively.

    Consistent with anticipated growth in the overall cellular industry, BellSouth's revenues from cellular services are expected to continue to increase. However, the rate of growth of such revenues could be adversely affected by competitive pressures on service pricing and market penetration, the continuing effect of an increasingly diversified customer base with lower average usage and the development of new technologies, such as personal communications service (PCS).

    DIRECTORY ADVERTISING AND PUBLISHING revenues include revenues derived from publishing, printing and selling advertising in, and performing related services concerning, alphabetical and classified telephone directories. Directory Advertising and Publishing revenues increased $121 (7.8%) in 1995 compared to a $41 (2.7%) increase in 1994.

    The 1995 increase was due primarily to increases in the volume of advertising sold and the impact of BellSouth Telecommunications' adoption of issue basis accounting for directory revenues in connection with the discontinuance of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," which is discussed in Note B to the Consolidated Financial Statements.

    In 1994 the increase was primarily attributable to increases in the volume and prices of advertising sold.

    OTHER SERVICES revenues are principally comprised of revenues from customer premises equipment (CPE) sales and maintenance services, billing and collection services and other nonregulated services (primarily inside wire services) offered by BellSouth Telecommunications. Other Services revenues increased $21 (1.9%) in 1995 compared to a decrease of $8 (0.7%) in 1994.

    The increase in 1995 was due primarily to reduced levels of revenue reduction accruals related to potential sharing under certain state regulatory plans coupled with the reclassification of certain such accruals to Local Service revenues, the combined effect of which increased Other Services revenues by approximately $76. The increase was also due to approximately $41 resulting from higher demand for voice messaging and inside wire services. The increase was partially offset by a reduction of $37 in revenues from billing and collection services and by approximately $33 related to the sale in April 1994 of BellSouth Telecommunications' out-of-region CPE sales and service operations.

    The slight decrease in 1994 was primarily attributable to increased revenue reduction accruals related to potential sharing under certain state regulatory plans and the sale in April 1994 of BellSouth Telecommunications' out-of-region CPE sales and service operations. The decrease was substantially offset by higher demand for unregulated products and services, including CPE for residential customers, voice messaging and inside wire services, and the effects of adjustments and reclassifications related to services under certain state regulatory plans and billing and collection services.

OPERATING EXPENSES

    Primarily as a result of the work force reduction charge in 1995 and the restructuring charge in 1993, Total Operating Expenses increased $1,807 (14.1%) in 1995 compared to a decrease of $806 (5.9%) in 1994. The components of Total Operating Expenses were as follows:

                                                                                       PERCENT CHANGE
                                                                                  -------------------------
                                                                                    1995 VS.     1994 VS.
                                                   1995       1994       1993         1994         1993
                                                 ---------  ---------  ---------  ------------  -----------
Depreciation and Amortization..................  $   3,455  $   3,259  $   3,162         6.0%         3.1%
                                                 ---------  ---------  ---------
Other Operating Expenses:
  Cost of Services and Products................      6,184      6,043      5,865         2.3          3.0
  Selling, General and Administrative..........      3,873      3,485      3,430        11.1          1.6
                                                 ---------  ---------  ---------
                                                    10,057      9,528      9,295         5.6          2.5
                                                 ---------  ---------  ---------
    Subtotal...................................     13,512     12,787     12,457         5.7          2.6
Work Force Reduction/Restructuring Charges.....      1,082     --          1,136       --          (100.0)
                                                 ---------  ---------  ---------
    Total Operating Expenses...................  $  14,594  $  12,787  $  13,593        14.1         (5.9)
                                                 ---------  ---------  ---------
                                                 ---------  ---------  ---------

    DEPRECIATION AND AMORTIZATION increased $196 (6.0%) in 1995 compared to a $97 (3.1%) increase in 1994.

    The 1995 increase was due primarily to higher levels of property, plant and equipment since December 31, 1994 resulting from sustained growth in the customer base for wireless and wireline services and continued modernization of the networks. For a discussion of the impact of discontinuance of SFAS No. 71 on depreciation expense in 1995 and 1996, see "Extraordinary Losses -- Discontinuance of SFAS No. 71" below.

    The increase in 1994 was due primarily to higher levels of property, plant and equipment since December 31, 1993 resulting from continued growth in the customer base for wireless and wireline services and continued modernization of the networks. The increase for the period was partially offset by the expiration of reserve deficiency amortizations in Louisiana and the inclusion in 1993 of $20 related to extraordinary property retirements in conjunction with a regulatory settlement in Florida.

    OTHER OPERATING EXPENSES are comprised of Cost of Services and Products and Selling, General and Administrative. Cost of Services and Products includes employee and employee-related expenses associated with network repair and maintenance, material and supplies expense, cost of tangible goods sold and other expenses associated with providing services. Selling, General and Administrative includes expenses related to sales activities such as salaries, commissions, benefits, travel, marketing and advertising expenses and administrative expenses. Other Operating Expenses increased $529 (5.6%) in 1995 compared to an increase of $233 (2.5%) in 1994.

    The 1995 increase was due primarily to increased expenses of approximately $310 related to sustained growth in the wireless communications customer base, reflecting additional marketing and operational costs associated with higher levels of sales and expanded operations. At BellSouth Telecommunications, Other Operating Expenses increased $114, which reflected volume growth that was partially offset by a decrease of approximately $130 for labor costs, including expenses for employee benefits. The decrease in such labor costs reflects employee reductions attributable to the restructuring plan begun in 1993, partially offset by annual compensation increases for management and represented employees. The 1995 increase in Other Operating Expenses was also attributable to approximately $55 related to growth in the volume of directory advertising sold.

    The increase in 1994 was primarily attributable to increased expenses related to growth in the wireless communications customer base. Also contributing to the increase were expenses related both to volume growth and network modernization in the core wireline business and, to a lesser extent, volume growth in the directory advertising and publishing businesses. Total employee-related costs also increased, reflecting annual compensation increases for management and represented employees, increased overtime attributable to volume growth and network service activities and higher expenses for employee benefits, partially offset by salary and wage savings from employee reductions attributable to the restructuring plan begun in 1993 at BellSouth
Telecommunications and a $94 reduction in pension expense (see Note I). The expense increase in 1994 was partially offset by the sale in 1994 of the out-of-region CPE sales and service operations and the inclusion in 1993 of approximately $55 and $40, respectively, related to a regulatory settlement in Florida and severe 1993 weather conditions.

    WORK FORCE REDUCTION/RESTRUCTURING CHARGES. In the fourth quarter of 1995, BellSouth recognized a pretax charge of $1,082 ($663 after tax), comprised of $942 ($577 after tax) related to planned work force reductions by the end of 1997, $85 ($52 after tax) for expected severance benefit payments after 1997 and $55 ($34 after tax) for additional net curtailment losses related to employee reductions under the restructuring plan initiated in 1993.

    Each component of the overall 1995 work force reduction charge, as well as the 1993 restructuring charge, is discussed below.

    1995 WORK FORCE REDUCTION CHARGE. In connection with a previously-disclosed plan to significantly reduce its work force by the end of 1997, BellSouth recorded a pretax charge of $942 in the fourth quarter of 1995. Under this plan, BellSouth expects to reduce the work force of the core wireline business by approximately 11,300 employees by the end of 1997, including a reduction of 800 employees which occurred in December 1995.

    The work force reduction will be accomplished through the separation of approximately 13,200 employees, partially offset by the planned hiring of new employees primarily to replace those not expected to relocate in connection with the consolidation of work locations.

    The $942 pretax charge is comprised of approximately $561 under the provisions of SFAS No. 112, "Employers' Accounting for Postemployment Benefits," related to those employees who are expected to receive severance benefits under preexisting separation plans, and approximately $381 for curtailment losses under the provisions of SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Substantially all of the curtailment losses relate to postretirement benefits other than pensions.

    Once the plan to reduce 11,300 employees is completed, annual employee cost savings are estimated to be approximately $560. Such annual savings will be partially offset by increased costs of approximately $60 for outsourced services.

    POSTEMPLOYMENT BENEFITS CHARGE. The pretax charge of $85 represents estimated future postemployment severance benefits to be paid after 1997, also in accordance with the provisions of SFAS No. 112. This component is based on BellSouth's belief that work force reductions will continue under existing separation plans, although at reduced separation benefit levels.

    1993 RESTRUCTURING OF TELEPHONE OPERATIONS. During 1993, BellSouth Telecommunications recognized a $1,136 restructuring charge in connection with a plan to redesign, consolidate and streamline the fundamental processes and work activities in its telephone operations. Consistent with previously-disclosed expectations, the restructuring was completed in 1995, about one year earlier than initially planned.

    As a part of the restructuring, BellSouth Telecommunications consolidated and centralized its existing operations. These efforts involved redesign of key work processes and the design of new processes that facilitated the consolidation of service functions and the reduction of 10,200 employees.

    Since inception of the restructuring plan, total employee reductions were approximately 10,200, including 5,000 since December 31, 1994. As a result of employee reductions in 1994 and 1995, employee-related expenses, included as a component of operating expenses, for the year 1995 were reduced by approximately $180 compared to the 1994 level. The cumulative reduction of 10,200 employees since inception of the plan reduced 1995 employee-related expenses by approximately $375. For the year 1996, the cumulative employee reductions under the plan are projected to reduce employee-related expenses by approximately $600.

    A summary of employee reductions and expenditures through December 31, 1995 under the 1993 restructuring plan is as follows:

                                           1993     1994     1995    TOTAL
                                          ------   ------   ------   ------
Employee Reductions.....................  1,300    3,900    5,000    10,200
                                          ------   ------   ------   ------
                                          ------   ------   ------   ------
Expenditures By Component:
  Consolidation and Elimination of
   Operations...........................  $  15    $ 165    $ 231    $  411
  Systems...............................   --        170      244       414
  Employee Separation...................     38      134      251       423
                                          ------   ------   ------   ------
    Total...............................  $  53    $ 469    $ 726    $1,248
                                          ------   ------   ------   ------
                                          ------   ------   ------   ------
Expenditures By Type:
  Cash..................................  $  53    $ 390    $ 648    $1,091
  Noncash...............................   --         79       78       157
                                          ------   ------   ------   ------
    Total...............................  $  53    $ 469    $ 726    $1,248
                                          ------   ------   ------   ------
                                          ------   ------   ------   ------
Capital Expenditures (not included in
 above expenditures)....................  $--      $ 204    $ 250    $  454
                                          ------   ------   ------   ------
                                          ------   ------   ------   ------

    Total expenditures of $1,248 include $55 of additional net curtailment losses resulting from a greater number of retirement-eligible employees separating under the plan than originally expected. These additional net curtailment losses were included in the 1995 work force reduction charge discussed above.

    At inception of the restructuring plan in 1993, the projected employee reductions and expenditures for each component of the charge by year were as follows:

                                                             1993       1994       1995       1996       TOTAL
                                                           ---------  ---------  ---------  ---------  ---------
Employee Reductions......................................      1,300      3,700      2,900      2,300     10,200
                                                           ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------
Consolidation and Elimination of Operations..............  $      15  $     185  $      87  $      56  $     343
Systems..................................................     --            185        156         84        425
Employee Separation......................................         38        143        105         82        368
                                                           ---------  ---------  ---------  ---------  ---------
  Total..................................................  $      53  $     513  $     348  $     222  $   1,136
                                                           ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------

OTHER INCOME STATEMENT ITEMS

                                                                                       PERCENT CHANGE
                                                                                   ----------------------
                                                                                    1995 VS.    1994 VS.
                                                    1995       1994       1993        1994        1993
                                                  ---------  ---------  ---------  ----------  ----------
Interest Expense................................  $     724  $     666  $     689       8.7%       (3.3%)
Other Income, net...............................         20         11          8      81.8        37.5
Provision for Income Taxes......................      1,024      1,243        572     (17.6)      117.3

    INTEREST EXPENSE includes interest on debt, certain other accrued liabilities and capital leases, partially offset by interest capitalized as a cost of installing equipment and constructing plant. Interest expense increased $58 (8.7%) in 1995 compared to a decrease of $23 (3.3%) in 1994.

    The 1995 increase was primarily attributable to higher average interest rates on short-term borrowings and higher average debt levels for long-term borrowings. The average interest rate on long-term borrowings was slightly lower in 1995 compared to 1994, reflecting the initial impact of 1995 debt refinancings at more favorable interest rates.

    The decrease for 1994 resulted primarily from interest savings attributable to refinancings in 1993 of long-term debt at lower interest rates. The decrease was partially offset by higher average levels of short-term borrowings at higher average interest rates.

    OTHER INCOME, NET includes earnings and losses from unconsolidated subsidiaries, businesses and partnerships; gains and losses from the sale of operations; interest and dividend income; and minority interests. Other Income, net increased $9 (81.8%) in 1995 compared to an increase of $3 (37.5%) in 1994.

    The increase in 1995 included a $43 increase in interest income and $18 in lower net minority interest deductions. Equity in losses of unconsolidated affiliates was $(86) in 1995 compared to $(110) in 1994. The lower 1995 losses reflect a reduction in losses in the mobile data communications businesses and higher income from domestic cellular operations, partially offset by increased losses from certain developing international businesses, principally operations in Germany and Israel. The increase in Other Income was also attributable to a $34 increase in miscellaneous income related to nonstrategic business activities. The increases in Other Income were partially offset by a gain of $108 in 1994, as discussed below.

    The increase in 1994 reflected an aggregate gain of $108 from the sale of two international cellular investments and a $22 increase in interest income. The increases were partially offset by a $29 increase in net minority interest deductions. Equity in earnings (losses) of unconsolidated affiliates was $(110) in 1994 compared to $11 in 1993. The overall 1994 loss reflects increased losses attributable to developing operations, principally the mobile data communications businesses and, to a lesser extent, the cellular business in Germany and the long distance telecommunications business in Chile. Such increased losses were partially offset by an improvement in earnings from other unconsolidated domestic and international wireless businesses.

    PROVISION FOR INCOME TAXES decreased $219 (17.6%) in 1995 compared to an increase of $671 (117.3%) in 1994. BellSouth's effective tax rates were 39.6%, 36.5% and 35.6% in 1995, 1994 and 1993, respectively. A reconciliation of the statutory Federal income tax rates to these effective tax rates is provided in Note L. A discussion of the 1993 adoption of SFAS No. 109, "Accounting for Income Taxes," also is included therein.

EXTRAORDINARY LOSSES

    DISCONTINUANCE OF SFAS NO. 71. As a result of its continuing regulatory and marketplace assessments, BellSouth Telecommunications concluded that it is no longer appropriate to prepare its external financial results using the accounting method required for regulated enterprises. BellSouth Telecommunications believes that based on recent changes in the regulatory framework and the increasing level of competition, it was required to discontinue SFAS No. 71 for financial reporting purposes. Discontinuance was required because most of BellSouth Telecommunications' revenues will not be generated under cost-based regulation and because it is doubtful that regulated rates sufficient to recover the net book value of telephone plant could be charged to and collected from customers due to the expected levels of future competition. Accordingly, in the second quarter of 1995, BellSouth Telecommunications discontinued application of SFAS No. 71 and recorded a noncash extraordinary charge of $2,718 (net of a deferred tax benefit of $1,731). The extraordinary charge reflects $3,002 (after tax) to reduce the recorded value of long lived telephone plant and equipment, all of which was within the regulatory framework, to the level appropriate for nonregulated enterprises. The overall charge was partially offset by $194 related to the method by which BellSouth Telecommunications reports its directory publishing revenues, $71 related to the elimination of regulatory assets and liabilities and $19 for the partial acceleration of unamortized investment tax credits associated with the reductions in asset carrying values and in asset lives.

    Recent changes in its regulatory framework and the simultaneous elimination of legal and regulatory barriers for its competitors both support discontinuance of SFAS No. 71. In the regulatory arena, implementation of price regulation has been and continues to be a cornerstone in BellSouth Telecommunications'
corporate strategy. Due in part to this strategy, changes in the regulatory framework are now being implemented (see "Operating Environment and Trends of the Business"). As a result of such changes, a significant portion of BellSouth Telecommunications' revenue will no longer be regulated based on the recovery of specific costs. Furthermore, BellSouth Telecommunications expects that competition in its local exchange markets will accelerate. The removal of legal and regulatory barriers is expected to encourage potential competitors to accelerate deployment of competing networks to either compete directly for local service or to bypass the BellSouth Telecommunications network for long distance access. Potential competitors have continued to make investments in wireless licenses, cable properties and enhanced interexchange networks, which serves as further evidence of increased competition.

    In connection with the discontinuance of SFAS No. 71, the average depreciable lives of significant categories of long lived telephone plant were reduced to more closely reflect the economic and technological lives. The application of such shorter lives does not result in a material increase in depreciation expense.

    See Note B to the Consolidated Financial Statements.

    EARLY EXTINGUISHMENT OF DEBT. During 1995 and 1993, BellSouth Telecommunications recognized extraordinary losses of $78 (net of a current tax benefit of $49) and $87 (net of a current tax benefit of $59), respectively, related to the early extinguishment of outstanding debt issues. See Note F to the Consolidated Financial Statements.

FINANCIAL CONDITION

    BellSouth uses the net cash generated from its operations and external financing to fund capital expenditures, pay dividends and invest in and operate its existing operations and new businesses. While current liabilities exceeded current assets at both December 31, 1995 and 1994, BellSouth's sources of funds -- primarily from operations and, to the extent necessary, from readily available external financing arrangements -- are sufficient to meet all current obligations on a timely basis. BellSouth believes that such sources of funds will be sufficient to meet the needs of its business for the foreseeable future.

                                                                                           PERCENT CHANGE
                                                                                     --------------------------
                                                                                       1995 VS.      1994 VS.
                                                    1995        1994        1993         1994          1993
                                                 ----------  ----------  ----------  ------------  ------------
Net Cash Provided by Operating Activities......  $  5,443    $  5,172    $  4,687           5.2%         10.3%

    OPERATING ACTIVITIES. Net cash provided by operating activities increased $271 (5.2%) in 1995 compared to an increase of $485 (10.3%) in 1994. The increase in 1995 was primarily attributable to a $512 increase in operating income excluding depreciation, amortization and the work force reduction charges. Such increase in 1995 operating income was partially offset by higher cash expenditures of $258 related to the restructuring plan begun in 1993.

    The increase in 1994, primarily attributable to a higher level of net income, was partially offset by cash expenditures of $390 related to the restructuring plan begun in 1993.

                                                                                           PERCENT CHANGE
                                                                                     --------------------------
                                                                                       1995 VS.      1994 VS.
                                                      1995       1994       1993         1994          1993
                                                    ---------  ---------  ---------  ------------  ------------
Net Cash Used for Investing Activities............  $  (4,384) $  (3,935) $  (3,435)       11.4%         14.6%

    INVESTING ACTIVITIES. BellSouth's primary use of capital resources continues to be for capital expenditures to support development of the wireline and wireless networks. Net cash used for investing activities increased $449 (11.4%) in 1995 compared to an increase of $500 (14.6%) in 1994. The increase in 1995 was primarily due to higher capital expenditures of $603 related substantially to wireline and wireless network development, partially offset by higher cash proceeds of $188 from investment dispositions and repayment of advances.

    Capital expenditures were $4,203 in 1995 and are projected to be approximately $4,000 to $4,300 in 1996. Such capital expenditures for 1995 were financed internally and, for 1996, are expected to be financed primarily through internally generated funds and, to the extent necessary, from external sources.

    The increase in 1994 was primarily attributable to increases in cash investments and advances to unconsolidated affiliates and capital expenditures. Cash used for investments and advances to unconsolidated affiliates increased by $321 (106.3%) to $623. Of such total, approximately 48% was for investments and advances to the mobile data communications businesses and the German and Venezuelan cellular businesses and 30% was loaned to Prime South Diversified, Inc. which indirectly wholly owns Community Cable TV, a Las Vegas cable operation managed by Prime Cable. The remainder was invested in other businesses in which BellSouth has an interest. Capital expenditures for all consolidated BellSouth companies increased by $114 (3.3%) to $3,600. Substantially all cash required for capital expenditures in 1994 was provided internally.

                                                                                       PERCENT CHANGE
                                                                                  -------------------------
                                                                                   1995 VS.      1994 VS.
                                                   1995       1994       1993        1994          1993
                                                 ---------  ---------  ---------  -----------  ------------
Net Cash Provided by (Used for) Financing
 Activities....................................  $      46  $  (1,132) $  (1,016)     --             11.4%

    FINANCING ACTIVITIES. During 1995, financing activities provided cash of $46 while in 1994 financing activities used cash of $(1,132). The change from 1994 to 1995 of $1,178 primarily reflects higher levels of net proceeds from all borrowing activities in 1995 compared to 1994.

    In September 1995, BellSouth's Board of Directors raised the quarterly dividend by $.015 per share to a total of $.36 per share and declared the same $.36 per share dividend again in November 1995.

    The increase in 1994 was primarily attributable to increases of $62 in cash dividends paid to shareholders and $3,447 for debt repayments, primarily short-term borrowings. The effect of these increases was substantially offset by an increase of $3,427 in proceeds from all borrowings.

    DEBT ACTIVITIES. During 1995, BellSouth issued $500 of long-term debt and, with net proceeds, refinanced outstanding short-term debt. Also during 1995, BellSouth issued approximately $1,900 of long-term debt to refinance $1,885 of outstanding long-term debentures, including $485 of debentures redeemed in January 1996. The funds to redeem the $485 of debentures in January 1996 are included in Cash and Cash Equivalents in the Consolidated Balance Sheet at December 31, 1995. In addition, Cash and Cash Equivalents includes $500 which was used to redeem commercial paper on January 2, 1996.

    BellSouth has committed credit lines aggregating $1,539 with various banks. Borrowings under the committed credit lines totaled $21 at December 31, 1995. BellSouth also maintains uncommitted lines of credit of $650. At December 31, 1995, there were no borrowings under the uncommitted lines. As of February 15, 1996, shelf registration statements were on file with the Securities and Exchange Commission under which $2,227 of debt securities could be publicly offered.

    BellSouth's debt to total capitalization ratio, adjusted to exclude the $485 of debentures redeemed in January 1996, increased to 46.7% at December 31, 1995 from 39.3% at December 31, 1994. The increase was mostly caused by the reduction in equity due to the extraordinary loss from the discontinuance of SFAS No. 71.

    DERIVATIVE ACTIVITIES. BellSouth is party to foreign exchange forward contracts, currency swap agreements and interest rate swap agreements in its normal course of business for hedging purposes. These financial instruments are used to mitigate foreign currency and interest rate risks, although to some extent they expose the company to market and credit risks. The credit risks associated with these instruments are controlled through the evaluation and continual monitoring of the creditworthiness of the counterparties. In the event that a counterparty fails to meet the terms of a contract or agreement,
BellSouth's   exposure  is  limited  to  the  currency  rate  or  interest  rate differential, not the full notional amount. Such contracts and agreements have been executed with creditworthy financial institutions whose credit ratings are generally AA/Aa or higher. As such, BellSouth considers the risk of nonperformance to be remote. See Note O to the Consolidated Financial Statements for additional information.

OPERATING ENVIRONMENT AND TRENDS OF THE BUSINESS

    REGULATORY ENVIRONMENT. In providing telecommunications services, BellSouth Telecommunications is subject to regulation by both state and federal regulators with respect to rates, services and other issues. BellSouth's primary regulatory focus continues to be directed toward modifying the regulatory process to one that is more closely aligned with changing market conditions and overall public policy objectives. BellSouth believes that price regulation, whereby prices of basic local exchange services are regulated based on factors other than rate of return and prices for other products and services are based on market factors, is a logical progression to competitive fairness and provides advantages for consumers. While price regulation plans limit the amount of increases in prices for specified services, such plans enhance the company's ability to adjust prices and service options to more effectively respond to changing market conditions and competition and enable it to more fully benefit from productivity enhancements. Price regulation plans have been approved or authorized by the requisite legislative or regulatory bodies in Alabama, Florida (although a sharing requirement exists at least through 1996), Georgia, Kentucky, Mississippi, South Carolina and Tennessee, and approval of a plan is pending in North Carolina. In addition, BellSouth Telecommunications has filed a proposed price regulation plan in Louisiana. At the federal level, BellSouth Telecommunications is operating under an interim price regulation plan established by the Federal Communications Commission (FCC) in 1995. This plan provided a productivity option, which BellSouth Telecommunications selected, that eliminated both earnings limitations and sharing requirements. The FCC is expected to consider further the interim rules as well as other issues related to competition, streamlined regulation and other matters contained in the Telecommunications Act of 1996 (the 1996 Act). A final order is expected to be issued in 1996.

    ECONOMY. The nation's output of goods and services, which grew 4% in 1994, expanded 3.2% in 1995. Employment in nonfarm business establishments grew 2.3% during the year and the unemployment rate averaged 5.6%. The nine-state region served by BellSouth Telecommunications wireline telephone business outperformed the nation again in 1995. The number of jobs in nonfarm businesses grew 2.8% as the unemployment rate averaged 5.1% for the year. Real income expanded at an estimated 4.5% rate. Net in-migration added approximately 375,000 persons, accounting for half of the region's population growth. The demand for telecommunications services in the region reflected the strength of its economic and population growth. While the economic expansion is expected to continue through 1996, boosted in Georgia in particular by the Olympic games to be held in July and August, tight labor markets, slow labor force growth and modest productivity growth will likely result in slower output growth. Its cost advantages and strong net in-migration promise to keep the region's economic performance comparatively better than the nation's and to bring increased demand for telecommunications services. The increasing competition faced by BellSouth Telecommunications and the growing percentage of revenues from BellSouth Enterprises make BellSouth's financial performance more susceptible to changes in the economy than previously, as its operations reflect the more competitive business environment and the greater demand elasticities for its products and services.

    COMPETITION. Developments in the telecommunications marketplace continue to indicate that a technological convergence is occurring in the telephone, cable and broadcast television, computer, entertainment and information services industries. The technologies utilized and being developed in these industries are able to provide multiple and integrated communications offerings. A number of large companies, including AT&T Corp. (AT&T) and the other major interexchange carriers, other Bell Holding Companies and cable and other video and entertainment companies, have completed acquisitions and entered into business alliances that will ultimately intensify and expand competition for local and toll communications and other services currently provided over BellSouth's networks. Other competitors have announced plans to build, and in certain locations have begun construction of, local phone connections and private networks that would permit business and residential customers to bypass the facilities of local telephone companies, including those of BellSouth Telecommunications in certain cities in its service territory.

    In conjunction with the approval of state price regulation plans, competition for local service has been authorized by legislative or regulatory action in Alabama, Florida, Georgia, North Carolina and Tennessee, and
proceedings to consider local service competition are pending in Kentucky, Louisiana and Mississippi. In addition, the 1996 Act preempts state legislative and regulatory barriers to competition for local telephone service, subject only to competitively neutral requirements to assure quality service consistent with public safety, convenience and consumer welfare. AT&T, MCI Telecommunications Corporation (MCI), U S West, Inc. (U S West) and a number of other carriers have filed applications and have announced their intent to provide local service in many of the areas in which BellSouth Telecommunications provides service. The new legislation allows for the Bell Holding Companies, including BellSouth, to compete for interLATA toll business in states outside their local service territories prior to the time that such companies can offer interLATA toll services in states within their local service territories. BellSouth expects Bell Holding Companies and interexchange carriers, including AT&T and MCI, to compete for interLATA toll service and local service business. Those competitors that choose to provide local service predominantly over their own facilities may bundle local and toll service offerings. Such services could be provided before BellSouth becomes eligible to provide interLATA service within the states in its region.

    Notwithstanding the risks associated with increased competition, BellSouth will have opportunities to benefit from entry into new business markets. For example, the presence of competition will allow the entry by BellSouth into interLATA wireline businesses under provisions contained in the new federal telecommunications legislation. BellSouth believes that in order to remain competitive in the future, it must aggressively pursue a corporate strategy of expanding its offerings beyond its traditional businesses and markets. These offerings may include interLATA services, information services and video and electronic commerce services. As a part of this strategy, BellSouth is conducting a trial of video dial tone services; acquiring broadband PCS licenses in certain areas of its wireline territories; and forming business alliances and partnerships, both domestically and internationally, related to the provision of interactive and traditional video programming services as well as wireless and wireline communications services.

    As a result of the 1996 Act, BellSouth is freed from many of the laws, regulations and judicial restrictions (including the Modification of Final Judgment) that constrained the provision of voice, data and video communications throughout its wireline service territory and elsewhere. The FCC has commenced rulemaking proceedings relating to the provision of interLATA service by the Bell Holding Companies. After necessary federal and state proceedings, BellSouth may apply to the FCC to offer interLATA wireline services within its nine-state region, and the FCC must act on such application within 90 days. The FCC must grant such application if it determines that BellSouth (a) has met a competitive checklist; (b) has shown (i) the presence of facilities-based competition for residential and business local service or (ii) in the absence thereof, a statement of the terms under which it would be willing to interconnect with a competitive local carrier; (c) will operate consistently with the separate subsidiary requirement; and (d) will meet the 1996 Act's public interest requirement in so offering the services on the foregoing conditions.

    BellSouth is not required to obtain such FCC approval prior to offering out-of-region interLATA wireline or nationwide interLATA wireless services. BellSouth has begun to offer interLATA wireless service. BellSouth plans to begin offering interLATA wireline service within its nine-state territory as soon as possible after completion of FCC and state regulatory proceedings, expected to be concluded in late 1996 or early 1997; however, no assurance can be provided with respect to when BellSouth will be authorized to initiate such interLATA wireline service. BellSouth has no plans to offer out-of-region interLATA wireline services on a significant scale.

    After some modifications to its network and operating systems, both wireline and wireless interLATA services can be offered by BellSouth. However, many of the telecommunications services that BellSouth and the other Bell Holding Companies may provide may be subject to extensive regulations to be adopted by the FCC and state regulatory commissions.

    The 1996 Act allows, without additional approval, BellSouth to market its wireless services jointly with its wireline local exchange services; before separate marketing was required for cellular services. In addition, such joint marketing will include interLATA wireline services in the nine-state territory when authorized. BellSouth expects to begin a joint marketing trial for wireline local exchange and cellular services later in 1996.

    As another part of its competitive strategy, BellSouth has completed a 1993 restructuring plan to streamline its telephone operations and to improve its overall cost structure and has undertaken a plan to further reduce its work force by the end of 1997. BellSouth Telecommunications is continuing to seek additional ways to better enhance customer service and productivity and to further improve its cost structure. As a result of these ongoing efforts, additional changes to fundamental business processes and work activities are expected.

    BellSouth may  consider (a)  investments in,  strategic alliances  with  and acquisitions of established companies that provide interLATA services, information services and video and electronic commerce services and (b) the development of such services and capabilities internally. Such transactions, if accomplished, could initially reduce earnings and require substantial capital. Financing for such business opportunities would be provided from funds generated through internal operations and from external sources.

OTHER MATTERS

    CWA CONTRACTS. In October 1995, members of the Communications Workers of America (CWA) ratified new three-year contracts with BellSouth. These contracts were effective in August 1995. The contracts include basic wage increases of 10.9% (compounded) over three years. In addition, the agreement provided a cash payment of one thousand one hundred dollars to each eligible employee upon ratification and provides payments of one thousand one hundred dollars per eligible employee in either cash or BellSouth stock, at the option of the employee, on the 1996 and 1997 contract anniversary dates. Other terms of the agreement include discontinuance of annual wage adjustments based on cost of living increases and discontinuance of annual incentive payments.

    ACCOUNTING PRONOUNCEMENTS. In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which BellSouth is required to adopt effective January 1, 1996. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill. The adoption of SFAS No. 121 is not expected to have a material impact on BellSouth's financial position, annual operating results or cash flows.

    In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which BellSouth is required to adopt effective January 1, 1996. SFAS No. 123 establishes optional alternative accounting methods for stock-based compensation as well as new required disclosures. BellSouth has elected to account for stock-based compensation under previously-existing accounting guidance. As such, SFAS No. 123 will be adopted in 1996 for disclosure purposes only and will not impact BellSouth's financial position, annual operating results or cash flows.

                              REPORT OF MANAGEMENT

    To the Shareholders of BellSouth Corporation:

    These financial statements have been prepared in conformity with generally accepted accounting principles and have been audited by Coopers & Lybrand L.L.P., independent accountants, whose report is contained herein.

    The integrity and objectivity of the data in the financial statements including estimates and judgments relating to matters not concluded by the end of the year, are the responsibility of the management of BellSouth. Management has also prepared all other information included therein unless indicated otherwise.

    Management maintains a system of internal accounting controls which is continuously reviewed and evaluated. However, there are inherent limitations that should be recognized in considering the assurances provided by any system of internal accounting controls. The concept of reasonable assurance recognizes that the cost of a system of internal accounting controls should not exceed, in management's judgment, the benefits to be derived. Management believes that BellSouth's system does provide reasonable assurance that the transactions are executed in accordance with management's general or specific authorizations and are recorded properly to maintain accountability for assets and to permit the preparation of financial statements in conformity with generally accepted accounting principles. Management also believes that this system provides reasonable assurance that access to assets is permitted only in accordance with management's authorizations, that the recorded accountability for assets is compared with the existing assets at reasonable intervals and that appropriate action is taken with respect to any differences. Management also seeks to assure the objectivity and integrity of its financial data by the careful selection of its managers, by organizational arrangements that provide an appropriate division of responsibility and by communications programs aimed at assuring that its policies, standards and managerial authorities are understood throughout the organization. Management is also aware that changes in operating strategy and organizational structure can give rise to disruptions in internal controls. Special attention is given to controls while the changes are being implemented.

    Management maintains a strong internal auditing program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. In addition, as part of its audit of these financial statements, Coopers & Lybrand L.L.P. completed a review of the accounting controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied. Management has considered the internal auditor's and Coopers & Lybrand L.L.P.'s recommendations concerning the system of internal controls and has taken actions that it believes are cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that as of December 31, 1995, the system of internal controls was adequate to accomplish the objectives discussed herein.

    Management also recognizes its responsibility for fostering a strong ethical climate so that BellSouth's affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is communicated to all employees through policies and guidelines addressing such issues as conflict of interest, safeguarding of BellSouth's real and intellectual properties, providing equal employment opportunities and ethical relations with customers, suppliers and governmental representatives. BellSouth maintains a program to assess compliance with these policies and our ethical standards through its Vice President -- Corporate Responsibility and Compliance, designated as the ombudsman/ethics officer who reports directly to the Chairman of the Board on these matters.

               [LOGO]

            [LOGO]

/s/ John L. Clendenin                     /s/ Ronald M. Dykes
                                          EXECUTIVE VICE PRESIDENT, CHIEF
CHAIRMAN OF THE BOARD, PRESIDENT          FINANCIAL

AND CHIEF EXECUTIVE OFFICER               OFFICER AND COMPTROLLER

February 5, 1996

                       AUDIT COMMITTEE CHAIRMAN'S LETTER

    The Audit Committee of the Board of Directors consists of four members who are neither officers nor employees of BellSouth Corporation. Information as to these persons, as well as their duties, is provided in the Proxy Statement. The Audit Committee met seven times during 1995 and reviewed with the Chief Corporate Auditor, Coopers & Lybrand L.L.P. and management current audit activities, plans and the results of selected internal audits. The Audit Committee also reviewed the objectivity of the financial reporting process and the adequacy of internal controls. The Audit Committee recommended, subject to shareholder ratification, the appointment of the independent accountants and considered factors relating to their independence. In addition, the Audit Committee provided guidance in matters regarding ethical considerations and business conduct, reviewed the operations of political action committees and monitored compliance with laws and regulations. The Chief Corporate Auditor and Coopers & Lybrand L.L.P. each met privately with the Audit Committee on occasion to encourage confidential discussions as to any auditing matters.

                                                     [LOGO]
                                          /s/ Marshall M. Criser
                                          CHAIRMAN, AUDIT COMMITTEE
February 5, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders
BellSouth Corporation
Atlanta, Georgia

    We have audited the accompanying consolidated balance sheets of BellSouth Corporation as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of BellSouth's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BellSouth Corporation as of December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

    As discussed in Note B to the consolidated financial statements, BellSouth discontinued accounting for the operations of BellSouth Telecommunications, Inc. in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," effective June 30, 1995. Also, as discussed in Notes I, L and M to the consolidated financial statements, BellSouth changed its method of accounting for postretirement benefits other than pensions, income taxes and postemployment benefits in 1993.

                                                         [LOGO]
Atlanta, Georgia
February 5, 1996

                             BELLSOUTH CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                                            -----------------------------------
                                                                              1995         1994         1993
                                                                            ---------    ---------    ---------
Operating Revenues:
  Network and related services:
    Local service.......................................................    $   7,294    $   6,863    $   6,577
    Interstate access...................................................        3,275        3,127        2,991
    Intrastate access...................................................          884          908          882
    Toll................................................................        1,009        1,190        1,220
  Wireless communications...............................................        2,592        2,067        1,553
  Directory advertising and publishing..................................        1,677        1,556        1,515
  Other services........................................................        1,155        1,134        1,142
                                                                            ---------    ---------    ---------
    Total Operating Revenues............................................       17,886       16,845       15,880
                                                                            ---------    ---------    ---------
Operating Expenses:
  Cost of services and products.........................................        6,184        6,043        5,865
  Depreciation and amortization.........................................        3,455        3,259        3,162
  Selling, general and administrative...................................        3,873        3,485        3,430
  Work force reduction/restructuring charges (Note K)...................        1,082       --            1,136
                                                                            ---------    ---------    ---------
    Total Operating Expenses............................................       14,594       12,787       13,593
                                                                            ---------    ---------    ---------
Operating Income........................................................        3,292        4,058        2,287
Interest Expense........................................................          724          666          689
Other Income, net.......................................................           20           11            8
                                                                            ---------    ---------    ---------
Income Before Income Taxes, Extraordinary Losses and Cumulative Effect
 of Change in Accounting Principle......................................        2,588        3,403        1,606
Provision for Income Taxes (Note L).....................................        1,024        1,243          572
                                                                            ---------    ---------    ---------
Income Before Extraordinary Losses and Cumulative
 Effect of Change in Accounting Principle...............................        1,564        2,160        1,034
Extraordinary Loss for Discontinuance of SFAS No. 71,
 net of tax (Note B)....................................................       (2,718)      --           --
Extraordinary Loss on Early Extinguishment of Debt,
 net of tax (Note F)....................................................          (78)      --              (87)
Cumulative Effect of Change in Accounting Principle,
 net of tax (Note M)....................................................       --           --              (67)
                                                                            ---------    ---------    ---------
    Net Income (Loss)...................................................    $  (1,232)   $   2,160    $     880
                                                                            ---------    ---------    ---------
                                                                            ---------    ---------    ---------
Weighted Average Common Shares Outstanding (Note H).....................          993          992          991
Dividends Declared Per Common Share (Note H)............................    $    1.41    $    1.38    $    1.38
Earnings Per Share: (Note H)
  Income Before Extraordinary Losses and Cumulative
   Effect of Change in Accounting Principle.............................    $    1.57    $    2.18    $    1.04
  Extraordinary Loss for Discontinuance of SFAS No. 71,
   net of tax (Note B)..................................................        (2.73)      --           --
  Extraordinary Loss on Early Extinguishment of Debt,
   net of tax (Note F)..................................................         (.08)      --             (.09)
  Cumulative Effect of Change in Accounting Principle,
   net of tax (Note M)..................................................       --           --             (.06)
                                                                            ---------    ---------    ---------
    Net Income (Loss)...................................................    $   (1.24)   $    2.18    $     .89
                                                                            ---------    ---------    ---------
                                                                            ---------    ---------    ---------

   The accompanying notes are an integral part of these financial statements.

                             BELLSOUTH CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                                       DECEMBER 31,
                                                                                                   --------------------
                                                                                                     1995       1994
                                                                                                   ---------  ---------
ASSETS
Current Assets:
  Cash and cash equivalents......................................................................  $   1,711  $     606
  Temporary cash investments.....................................................................         71         51
  Accounts receivable, net of allowance for uncollectibles of $171 and $154......................      3,772      3,127
  Material and supplies..........................................................................        430        490
  Other current assets...........................................................................        521        454
                                                                                                   ---------  ---------
                                                                                                       6,505      4,728
                                                                                                   ---------  ---------
Investments and Advances (Note C)................................................................      2,418      2,532
Property, Plant and Equipment, net (Note D)......................................................     21,092     25,162
Deferred Charges and Other Assets................................................................        338        535
Intangible Assets, net...........................................................................      1,527      1,440
                                                                                                   ---------  ---------
    Total Assets.................................................................................  $  31,880  $  34,397
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Debt maturing within one year: (Note F)
    Debentures to be redeemed in January 1996....................................................  $     485  $  --
    Other........................................................................................      2,466      2,019
  Accounts payable...............................................................................      1,724      1,378
  Other current liabilities (Note E).............................................................      2,715      3,101
                                                                                                   ---------  ---------
                                                                                                       7,390      6,498
                                                                                                   ---------  ---------
Long-Term Debt (Note F)..........................................................................      7,924      7,435
                                                                                                   ---------  ---------
Deferred Credits and Other Liabilities:
  Accumulated deferred income taxes..............................................................      1,650      3,647
  Unamortized investment tax credits.............................................................        355        443
  Other liabilities and deferred credits (Note G)................................................      2,736      2,006
                                                                                                   ---------  ---------
                                                                                                       4,741      6,096
                                                                                                   ---------  ---------
Shareholders' Equity:
  Common stock, $1 par value (2,200 and 1,100 shares authorized; 994 and 496 shares
   outstanding)..................................................................................      1,007        503
  Paid-in capital................................................................................      7,619      8,064
  Retained earnings..............................................................................      4,099      6,721
  Shares held in trust (Note H)..................................................................       (374)      (336)
  Guarantee of ESOP debt (Notes H and I).........................................................       (526)      (584)
                                                                                                   ---------  ---------
                                                                                                      11,825     14,368
                                                                                                   ---------  ---------
    Total Liabilities and Shareholders' Equity...................................................  $  31,880  $  34,397
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                             BELLSOUTH CORPORATION
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                       NUMBER OF SHARES                             AMOUNT
                                     ---------------------   -----------------------------------------------------
                                                  SHARES                                     SHARES     GUARANTEE
                                      COMMON       HELD        PAR     PAID-IN   RETAINED     HELD       OF ESOP
                                       STOCK     IN TRUST     VALUE    CAPITAL   EARNINGS   IN TRUST       DEBT
                                     ---------   ---------   -------   -------   --------   ---------   ----------
Balance at December 31, 1992.......      494        --       $   494   $ 7,610   $  6,395     $--         $ (700)
Net income.........................                                                   880
Dividends declared.................                                                (1,369)
Shares issued for:
  Shareholder Dividend Reinvestment
   and Stock Purchase Plan.........        1                       1        81
  Employee benefit plans...........        1                       1        32
  Grantor trusts...................        6         (6)           6       287                 (293)
ESOP activities and related tax
 benefit...........................                                                    13                     57
                                                     --
                                     ---------               -------   -------   --------   ---------   ----------
Balance at December 31, 1993.......      502         (6)         502     8,010      5,919      (293)        (643)
Net income.........................                                                 2,160
Dividends declared.................                                                (1,370)
Shares issued for:
  Employee benefit plans...........                                          6
  Grantor trusts...................        1         (1)           1        42                  (43)
ESOP activities and related tax
 benefit...........................                                                    12                     59
Foreign currency translation
 adjustment........................                                          6
                                                     --
                                     ---------               -------   -------   --------   ---------   ----------
Balance at December 31, 1994.......      503         (7)         503     8,064      6,721      (336)        (584)
Two-for-one stock split (Note H)...      503         (6)         503      (503)
Net loss...........................                                                (1,232)
Dividends declared.................                                                (1,400)
Shares issued for:
  Employee benefit plans...........        1                       1        30
  Grantor trusts...................                                         38                  (38)
ESOP activities and related tax
 benefit...........................                                                    10                     58
Foreign currency translation
 adjustment........................                                        (10)
                                                     --
                                     ---------               -------   -------   --------   ---------   ----------
Balance at December 31, 1995.......    1,007        (13)     $ 1,007   $ 7,619   $  4,099     $(374)      $ (526)
                                                     --
                                                     --
                                     ---------               -------   -------   --------   ---------   ----------
                                     ---------               -------   -------   --------   ---------   ----------

   The accompanying notes are an integral part of these financial statements.

                             BELLSOUTH CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                                     --------------------------------
                                                                       1995        1994        1993
                                                                     --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..............................................    $ (1,232)   $  2,160    $    880
  Adjustments to net income (loss):
    Extraordinary loss for discontinuance of SFAS No. 71.........       4,449       --          --
    Extraordinary loss on early extinguishment of debt...........         127       --            146
    Payment of call premium......................................         (74)      --           (100)
    Change in accounting principle...............................       --          --            110
    Work force reduction/restructuring charges...................       1,082       --          1,136
    Depreciation and amortization................................       3,455       3,259       3,162
    Provision for losses on bad debts............................         213         175         198
    Deferred income taxes and unamortized investment tax
     credits.....................................................      (1,971)        (19)       (676)
    Pension expense in excess of funding/(pension income)........         (53)         28         121
    Dividends from unconsolidated affiliates.....................         149         122         200
    Losses (earnings) from unconsolidated affiliates.............          86         110         (11)
    Change in accounts receivable and other current assets.......        (770)       (741)       (752)
    Change in accounts payable and other current liabilities.....        (283)       (187)        (13)
    Change in deferred charges and other assets..................         (28)        (34)        254
    Change in other liabilities and deferred credits.............         315         437          46
    Other reconciling items, net.................................         (22)       (138)        (14)
                                                                     --------    --------    --------
      Net cash provided by operating activities..................       5,443       5,172       4,687
                                                                     --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...........................................      (4,203)     (3,600)     (3,486)
  Proceeds from disposals of property, plant and equipment.......         104         138         156
  Proceeds from disposition of short-term investments............         187         107         148
  Purchases of short-term investments............................        (207)       (108)       (116)
  Proceeds from investment dispositions and repayments of
   advances......................................................         426         238         182
  Investments in and advances to unconsolidated affiliates.......        (521)       (623)       (302)
  Other investing activities, net................................        (170)        (87)        (17)
                                                                     --------    --------    --------
      Net cash used for investing activities.....................      (4,384)     (3,935)     (3,435)
                                                                     --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from short-term borrowings............................      21,075      22,489      16,290
  Repayments of short-term borrowings............................     (20,565)    (22,306)    (15,857)
  Proceeds from long-term debt...................................       2,488         191       2,963
  Repayments of long-term debt...................................      (1,555)       (129)     (3,131)
  Dividends paid.................................................      (1,385)     (1,369)     (1,307)
  Other financing activities, net................................         (12)         (8)         26
                                                                     --------    --------    --------
      Net cash provided by (used for) financing activities.......          46      (1,132)     (1,016)
                                                                     --------    --------    --------
Net Increase in Cash and Cash Equivalents........................       1,105         105         236
Cash and Cash Equivalents at Beginning of Period.................         606         501         265
                                                                     --------    --------    --------
Cash and Cash Equivalents at End of Period.......................    $  1,711    $    606    $    501
                                                                     --------    --------    --------
                                                                     --------    --------    --------

   The accompanying notes are an integral part of these financial statements.

                             BELLSOUTH CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE A -- ACCOUNTING POLICIES
    ORGANIZATION. BellSouth Corporation (BellSouth) is a holding company headquartered in Atlanta, Georgia whose operating telephone company subsidiary, BellSouth Telecommunications, Inc. (BellSouth Telecommunications), serves, in the aggregate, approximately two-thirds of the population and one-half of the territory within Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. BellSouth Telecommunications primarily provides local exchange service and toll communications services within geographic areas, called Local Access and Transport Areas (LATAs), and provides network access services to enable interLATA communications using the long-distance facilities of interexchange carriers. Through subsidiaries, other telecommunications services and products are provided primarily within the nine-state BellSouth Telecommunications region. BellSouth Enterprises, Inc. (BellSouth Enterprises), another wholly-owned subsidiary, owns businesses providing wireless and international communications services and advertising and publishing products.

    Substantially all of BellSouth's operating revenues are derived from domestic operations. For the year ended December 31, 1995, approximately 70% of BellSouth's operating revenues were from wireline and network services, 14% were from wireless communications services and 9% were from directory advertising and publishing services. The remainder of such operating revenues was derived principally from other nonregulated services provided by BellSouth Telecommunications.

    BASIS OF PRESENTATION. The consolidated financial statements include the accounts of BellSouth and subsidiaries in which it has a controlling financial interest. Investments in certain partnerships, joint ventures and subsidiaries are accounted for using the equity method. All significant intercompany transactions and accounts have been eliminated. Certain amounts in the prior period consolidated financial statements have been reclassified to conform to the current year's presentation.

    BASIS OF ACCOUNTING. BellSouth's consolidated financial statements have been prepared in accordance with generally accepted accounting principles. Such financial statements include estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the amounts of revenues and expenses. Actual results could differ from those estimates.

    Effective June 30, 1995, BellSouth discontinued application of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." See Note B for further discussion of the impacts of discontinuance of SFAS No. 71.

    CASH AND CASH EQUIVALENTS. BellSouth considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Investments with an original maturity of over three months to one year are not considered cash equivalents and are included as temporary cash investments on the consolidated balance sheets. Interest income on cash equivalents, temporary cash investments and other interest-bearing instruments was $108, $65 and $43 for the years ended December 31, 1995, 1994 and 1993, respectively.

    MATERIAL AND SUPPLIES. New and reusable material is carried in inventory, principally at average original cost, except that specific costs are used in the case of large individual items. Nonreusable material is carried at estimated salvage value.

    PROPERTY, PLANT AND EQUIPMENT. The investment in property, plant and equipment is stated at original cost. For plant dedicated to providing regulated telecommunications services, depreciation is based on the remaining life method of depreciation and straight-line composite rates determined on the basis of equal life groups of certain categories of telephone plant acquired in a given year. When depreciable telephone plant is disposed of, the original cost, less net salvage value, is charged to accumulated depreciation. The

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE A -- ACCOUNTING POLICIES (CONTINUED) cost of other property, plant and equipment is depreciated using either straight-line or accelerated methods over the estimated useful lives of the assets. Gains or losses on disposal of other depreciable property, plant and equipment are recognized in the year of disposition as an element of other non-operating income.

    INTANGIBLE ASSETS. Intangible assets consist of the excess consideration paid over net assets acquired in business combinations, acquired licenses and customer lists. Intangible assets are being amortized using the straight-line and accelerated methods over periods of benefit. Such periods do not exceed 40 years. The carrying value of intangible assets is periodically reviewed on the basis of whether such intangibles are fully recoverable from projected, discounted net cash flows of the related business unit. Amortization of such intangibles was $50, $53 and $58 for the years ended December 31, 1995, 1994 and 1993, respectively. At December 31, 1995 and 1994, accumulated amortization of intangibles was $228 and $212, respectively.

    FOREIGN CURRENCY. Assets and liabilities of foreign subsidiaries and equity investees with a functional currency other than U.S. dollars are translated into U.S. dollars at exchange rates in effect at the end of the reporting period. Foreign entity revenues and expenses are translated into U.S. dollars at the average rates that prevailed during the period. The resulting net translation gains and losses are reported as foreign currency translation adjustments in Shareholders' Equity as a component of Paid-In Capital.

    Exchange gains and losses on transactions of the company and its equity investees denominated in a currency other than their functional currency are generally included in results of operations as incurred unless the transactions are hedged (see "Derivative Financial Instruments" below). The exchange gains and losses for the years ended December 31, 1995, 1994 and 1993 were not material.

    DERIVATIVE FINANCIAL INSTRUMENTS. BellSouth manages risk arising from fluctuations in interest rates and currency exchange rates by using derivative financial instruments, such as foreign exchange forward contracts, currency swaps and interest rate swaps.

    Foreign exchange forward contracts are carried at fair value in the consolidated balance sheets. Gains and losses on foreign exchange forward contracts used as currency hedges of existing assets or liabilities are deferred and offset the deferred losses and gains of the underlying asset or liability. The net effect is ultimately recognized in income as the underlying transaction matures. Gains and losses related to qualifying hedges of firm commitments also are deferred and are recognized in income or as adjustments of carrying amounts when the hedged transaction occurs.

    Currency swap contracts entered into as hedges of existing assets and liabilities are carried at fair value in the consolidated balance sheets. Gains and losses on currency swaps are deferred and offset against the deferred currency losses and gains of the underlying asset or liability. The net effect is ultimately recognized in income as the underlying transaction matures.

    Interest  rate swap  agreements are  treated as  off-balance sheet financial
instruments.  Receipts  or  payments   resulting  from  these  instruments   are
recognized as adjustments to interest expense as received or paid.

    REVENUE RECOGNITION. Revenues are recognized when earned. Certain revenues derived from local telephone and wireless services are billed monthly in advance and are recognized the following month when services are provided. Directory advertising and publishing revenues and related directory costs are recognized upon publication of directories. Revenues derived from other telecommunications services, principally network access, toll and cellular airtime usage, are recognized monthly as services are provided. Allowances for uncollectible billed services are adjusted monthly. The provision for such uncollectible accounts was $213, $175 and $198 for the years ended December 31, 1995, 1994 and 1993, respectively.

    Revenues from services provided to AT&T Corp., BellSouth's largest customer, were approximately 10%, 11% and 14% of consolidated operating revenues for 1995, 1994 and 1993, respectively.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE A -- ACCOUNTING POLICIES (CONTINUED)
    MAINTENANCE  AND REPAIRS.   The  cost of  maintenance and  repairs of plant,
including  the  cost  of  replacing   minor  items  not  effecting   substantial
betterments, is charged to operating expenses.

    INCOME TAXES. The balance sheet reflects deferred tax balances associated with the anticipated tax impact of future income or deductions implicit in the balance sheet in the form of temporary differences. Temporary differences primarily result from the use of accelerated methods and shorter lives in computing depreciation for tax purposes.

    For financial reporting purposes, BellSouth is amortizing deferred investment tax credits earned prior to the 1986 repeal of the investment tax credit and also some transitional credits earned after the repeal. The credits are being amortized as a reduction to the provision for income taxes over the estimated useful lives of the assets to which the credits relate.

    EARNINGS PER SHARE. Earnings per common share are computed on the basis of the weighted average number of shares of common stock outstanding during each year. Earnings per share have been restated to reflect a two-for-one stock split approved by BellSouth's Board of Directors in September 1995. See Note H for additional information.

NOTE B -- DISCONTINUANCE OF SFAS NO. 71
    As a result of its continuing regulatory and marketplace assessments, BellSouth Telecommunications concluded during the second quarter 1995 that it is no longer appropriate to prepare its external financial results using the accounting method required for regulated enterprises. BellSouth Telecommunications believes that, based on recent changes in the regulatory framework and the increasing level of competition, it was required to discontinue SFAS No. 71, "Accounting for the Effects of Certain Types of
Regulation," for financial reporting purposes. Discontinuance was required because most of BellSouth Telecommunications' revenues will not be generated under cost-based regulation and because it is doubtful that regulated rates sufficient to recover the net book value of telephone plant could be charged to and collected from customers due to the expected levels of future competition. Accordingly, in the second quarter, BellSouth Telecommunications discontinued application of SFAS No. 71 and recorded a noncash extraordinary charge of $2,718 (net of a deferred tax benefit of $1,731). The components of the charge are as follows:

                                                                                           PRETAX    AFTER TAX
                                                                                          ---------  ---------
Reduction in recorded value of long lived telephone plant...............................  $  (4,896) $  (3,002)
Full adoption of issue basis accounting.................................................        317        194
Elimination of regulatory assets and liabilities........................................        111         71
Partial adjustment to unamortized investment tax credits................................         19         19
                                                                                          ---------  ---------
  Total.................................................................................  $  (4,449) $  (2,718)
                                                                                          ---------  ---------
                                                                                          ---------  ---------

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE B -- DISCONTINUANCE OF SFAS NO. 71 (CONTINUED)
    The reduction of telephone plant, $4,896 (pretax), was recorded as an increase to the related accumulated depreciation accounts, the categories and amounts of which are as follows:

Central Office Equipment:
  Digital switching.............................................................  $   1,305
  Circuit-other.................................................................      1,291
                                                                                  ---------
    Total Central Office Equipment..............................................      2,596
                                                                                  ---------
Outside Plant:
  Buried metallic cable.........................................................      1,345
  Aerial metallic cable.........................................................        630
  Underground metallic cable....................................................        325
                                                                                  ---------
    Total Outside Plant.........................................................      2,300
                                                                                  ---------
  Total.........................................................................  $   4,896
                                                                                  ---------
                                                                                  ---------

    Such reduction of plant was determined by an impairment analysis that identified estimated amounts not recoverable from future discounted cash flows. The analysis considered projected effects of future competition as well as changes in technology and capital requirements. The plant-related charge, all of which related to assets within the regulatory framework, was further supported by depreciation studies that identified inadequate levels of accumulated depreciation for certain asset categories. These studies give recognition to the historical underdepreciation of assets resulting primarily from regulator-prescribed asset lives that exceeded the estimated economic asset lives.

    For financial reporting purposes, the average depreciable lives of affected categories of long lived telephone plant have been reduced to more closely reflect the economic and technological lives. Differences between regulator-approved asset lives and the current estimated economic asset lives are as follows:

                                                                               COMPOSITE OF            ESTIMATED
                                                                            REGULATOR-APPROVED      ECONOMIC ASSET
CATEGORY                                                                  ASSET LIVES (IN YEARS)   LIVES (IN YEARS)
------------------------------------------------------------------------  -----------------------  -----------------
Digital switching.......................................................              17.0                  10.0
Circuit-other...........................................................              10.5                   9.1
Buried metallic cable...................................................              20.0                  14.0
Aerial metallic cable...................................................              20.0                  14.0
Underground metallic cable..............................................              25.0                  12.0

    The remaining components of the extraordinary charge, which partially offset the plant-related portion of the overall charge, include $194 (after tax) related to the method by which BellSouth Telecommunications reports its directory publishing revenues. BellSouth's unregulated subsidiaries recognize directory publishing revenues and production expenses using issue basis accounting. Under issue basis accounting, revenues and product expenses are recognized when directories are published rather than over the lives of the directories (generally one year) as under the prescribed regulatory accounting framework. BellSouth Telecommunications is now reporting using issue basis accounting consistent with BellSouth's unregulated subsidiaries and with publishing companies in general.

    The overall extraordinary charge was also reduced by $71 (after tax) to reflect the removal of regulatory assets and liabilities that were recorded as a result of previous actions by regulators. Virtually all of these regulatory assets and liabilities arose in connection with the incorporation of new accounting standards into the ratemaking process and were transitory in nature. The magnitude of the regulatory assets and liabilities has been decreasing over time due to the ongoing amortization prescribed as a part of the adoption in 1988 of the Federal Communications Commission's current Uniform System of Accounts. In addition, the overall extraordinary charge was reduced by $19 (after tax) for the partial acceleration of unamortized investment tax credits associated with the reductions in asset carrying values and in asset lives.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE C -- INVESTMENTS, ADVANCES AND SALES OF OPERATIONS
    Investments and advances as of December 31 consist of the following:

                                                                                             1995       1994
                                                                                           ---------  ---------
Investments accounted for under the equity method........................................  $   1,619  $   1,716
Advances to and notes receivable from affiliates.........................................        703        729
Other investments........................................................................         96         87
                                                                                           ---------  ---------
  Total Investments and Advances.........................................................  $   2,418  $   2,532
                                                                                           ---------  ---------
                                                                                           ---------  ---------

    BellSouth's equity method investments primarily include various partnerships in domestic cellular properties, mobile data communications, investments in international cellular properties and other international communications consortiums. Earnings (losses) related to investments accounted for under the equity method were $(86), $(110) and $11 for the three years ended December 31, 1995, 1994 and 1993, respectively, and are included as a component of Other Income.

    DOMESTIC  CELLULAR.    BellSouth's  domestic  cellular  investments  consist
primarily of a 60.0% non-controlling financial interest in the Los Angeles Cellular Telephone Company and a 43.8% interest in the Houston Cellular Telephone Company. At December 31, 1995, BellSouth's aggregate investment in these entities exceeded the underlying book value of the investees' net assets by $907. The excess of consideration paid over net assets acquired along with other intangible assets are being amortized using either straight-line or accelerated methods over periods of benefit which do not exceed 40 years.

    MOBILE DATA COMMUNICATIONS. In January 1992, BellSouth and RAM Broadcasting Corporation (RBC) formed an investment to own and operate certain mobile data communications networks worldwide as well as certain cellular and paging operations in the United States. The mobile data portion of the investment gives BellSouth a 49% interest in the United States mobile data operations, which is operated by RBC, and various interests in foreign mobile data operations ranging from 6% to 72.5%. In July 1994, BellSouth acquired RBC's 50% interest in the paging segment of the investment giving BellSouth a 100% interest in this entity; after such acquisition, this investment was consolidated. BellSouth had a note receivable from and advances to mobile data affiliates totaling $220 and $135 at December 31, 1995 and 1994, respectively. These receivables bear interest at the rate of the three-month LIBOR, plus 3 1/2%. The instruments are collateralized by assets of the affiliates.

    INTERNATIONAL COMMUNICATIONS. BellSouth has equity investments in international cellular operations in Latin America, Europe, the Asia-Pacific region and other international markets with ownership ranging from 21.4% to 53.3%. Telcel Cellular C.A. (TelCel), in which BellSouth has a noncontrolling 53.3% interest, provides cellular telephone service in Venezuela. BellSouth is a 24.5% participant in Optus, an international consortium which provides a full spectrum of telecommunications services in Australia, including switched network and enhanced services, wireless and satellite based services. BellSouth is a 21.4% participant in the E-Plus Mobilfunk consortium (E-Plus), which provides cellular telephone service in Germany. BellSouth has agreed to guarantee E-Plus borrowings up to 400 million German Marks (U.S. Dollar equivalent of $280 at December 31, 1995). The U.S. dollar equivalent of the outstanding balance of such guaranteed debt as of December 31, 1995 was $110. Subsequent to December 31, 1995, BellSouth purchased an additional interest in E-Plus, which raised its percentage ownership to 22.5%.

    In January 1994, BellSouth disposed of its 36.4% interest in a cellular telephone business in Mexico. In November 1994, BellSouth sold its 4% interest in a company providing cellular service in France. As a result of these dispositions, BellSouth recognized gains aggregating $108 which are included in Other Income.

    OTHER INVESTMENT ACTIVITY. BellSouth has noncontrolling financial interests ranging from 70% to 80% in the CSL Ventures and 1155 Peachtree Associates real estate partnerships. BellSouth had notes receivable from and advances to these partnerships totaling $188 and $186 at December 31, 1995 and 1994,

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE C -- INVESTMENTS, ADVANCES AND SALES OF OPERATIONS (CONTINUED) respectively. The notes bear interest at rates ranging from 7.88% to 9.31% while the advances bear interest at the federal funds rate plus .30%. Principal amounts outstanding at December 31, 1995 are due and payable to BellSouth between December 31, 1996 and August 8, 2002. The instruments require periodic payments of interest and are collateralized by various real estate holdings.

    BellSouth has a credit agreement with Prime South Diversified, Inc. (Prime) to provide up to $250 in financing, of which $185 had been borrowed by Prime as of December 31, 1995 and 1994. The loan is collateralized by the stock of Prime South Diversified, which indirectly wholly owns Community Cable TV in Las Vegas, and its wholly-owned subsidiary Prime South Holdings, Inc. The loan bears interest at a variable rate of 10% to 11% and matures in 2001.

    Minority interests of consolidated subsidiaries, included as a component of Other Income, were $(62), $(80), and $(51) for the years ended December 31, 1995, 1994 and 1993, respectively.

    SUBSEQUENT EVENT. In January 1996, BellSouth sold to MobileMedia Communications, Inc. its paging subsidiary, Mobile Communications Corporation of America (MCCA), and its two-way nationwide narrowband personal communications services license for a total of approximately $930. The pretax gain on such sale was approximately $442.

    MCCA's operating revenues and operating expenses were $349 and $300, respectively, for the year ended December 31, 1995 and total assets at December 31, 1995 were $355.

NOTE D -- PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment is summarized as follows at December 31:

                                                                                           1995       1994
                                                                                         ---------  ---------
Outside plant..........................................................................  $  20,092  $  19,292
Central office equipment...............................................................     16,132     15,443
Building and building improvements.....................................................      3,303      3,114
Operating and other equipment..........................................................      2,952      2,416
Furniture and fixtures.................................................................      2,791      2,535
Plant under construction...............................................................        782        616
Station equipment......................................................................        626        601
Land...................................................................................        191        182
                                                                                         ---------  ---------
                                                                                            46,869     44,199
  Less: Accumulated depreciation.......................................................     25,777     19,037
                                                                                         ---------  ---------
    Total Property, Plant and Equipment, net...........................................  $  21,092  $  25,162
                                                                                         ---------  ---------
                                                                                         ---------  ---------

    See Note B for a discussion of the discontinuance of SFAS No. 71 and its effect on Property, Plant and Equipment.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE E -- OTHER CURRENT LIABILITIES
    Other current liabilities are summarized as follows at December 31:

                                                                                             1995       1994
                                                                                           ---------  ---------
Advanced billing and customer deposits...................................................  $     493  $     500
Taxes accrued............................................................................        382        374
Dividends payable........................................................................        363        347
Salaries and wages payable...............................................................        325        343
Compensated absences.....................................................................        317        333
Interest and rents accrued...............................................................        282        278
Postemployment benefits (see Note K).....................................................        273     --
1993 restructuring accrual (see Note K)..................................................     --            615
Other....................................................................................        280        311
                                                                                           ---------  ---------
  Total Other Current Liabilities........................................................  $   2,715  $   3,101
                                                                                           ---------  ---------
                                                                                           ---------  ---------

NOTE F -- DEBT
    DEBT MATURING WITHIN ONE YEAR: Debt maturing within one year is summarized as follows at December 31:

                                                                                             1995       1994
                                                                                           ---------  ---------
Debentures to be Redeemed in January 1996................................................  $     485  $  --
                                                                                           ---------  ---------
Short-term notes payable:
  Bank loans.............................................................................         85         45
  Commercial paper.......................................................................      2,302      1,839
Current maturities of long-term debt.....................................................         79        135
                                                                                           ---------  ---------
Total Other Debt Maturing Within One Year................................................      2,466      2,019
                                                                                           ---------  ---------
  Total Debt Maturing Within One Year....................................................  $   2,951  $   2,019
                                                                                           ---------  ---------
                                                                                           ---------  ---------
Weighted average interest rate at end of period:
  Bank loans.............................................................................      7.50%      6.39%
  Commercial paper.......................................................................      5.81%      5.82%

    BellSouth has committed credit lines aggregating $1,539 with various banks. Borrowings under the committed lines totaled $21 and $16, respectively, at December 31, 1995 and 1994. BellSouth also maintains uncommitted lines of credit of $650. At December 31, 1995, there were no borrowings under the uncommitted lines. There are no significant commitment fees or requirements for compensating balances associated with any lines of credit.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE F -- DEBT (CONTINUED)
    LONG-TERM: Long-term debt, summarized below, consists primarily of debentures and notes issued by BellSouth Telecommunications. Interest rates and maturities in the table below are for the amounts outstanding at December 31, 1995.

                                                         CONTRACTUAL
                                                       INTEREST RATES       MATURITIES      1995       1994
                                                     -------------------  --------------  ---------  ---------
BellSouth Telecommunications Debentures:                 4 3/8% - 6 3/4%     1997 - 2045  $   1,915  $   1,270
                                                              6.65% - 7%            2095        626         --
                                                             7% - 8 1/4%     1996 - 2035      2,535      1,935
                                                         8 1/2% - 8 3/4%        --               --      1,400
                                                                                          ---------  ---------
                                                                                              5,076      4,605
BellSouth Telecommunications Notes.................        5 1/4% -   7%     1998 - 2008      2,175      1,875
Guarantee of ESOP debt.............................       9.125% - 9.19%            2003        647        694
BellSouth Capital Funding Corporation Notes........        4.50% - 9.25%     1996 - 2002        544        374
Other..............................................                                              79         83
Unamortized discount, net of premium...............                                             (33)       (61)
                                                                                          ---------  ---------
                                                                                              8,488      7,570
Current maturities.................................                                            (564)      (135)
                                                                                          ---------  ---------
  Total Long-Term Debt.............................                                       $   7,924  $   7,435
                                                                                          ---------  ---------
                                                                                          ---------  ---------

    Maturities of long-term debt outstanding (principal amounts) at December 31, 1995 are summarized below. Maturities after the year 2000 include $500 principal amount 6.65% debentures due in 2095. At December 31, 1995, such debentures had an accreted book value of $126.

                                                  1996       1997       1998       1999       2000     THEREAFTER     TOTAL
                                                ---------  ---------  ---------  ---------  ---------  -----------  ---------
Maturities....................................  $     564  $     198  $     771  $     259  $     460   $   6,643   $   8,895
                                                ---------  ---------  ---------  ---------  ---------  -----------  ---------
                                                ---------  ---------  ---------  ---------  ---------  -----------  ---------

    As further discussed in Note H, BellSouth incorporated an Employee Stock Ownership Plan (ESOP) feature into certain of its existing savings plans. In 1990, the ESOP trusts (the Trusts) borrowed $850 aggregate principal amount through the issuance of amortizing notes. Although the obligations are owed by the Trusts, they are guaranteed by BellSouth and thus are reflected as an addition to Long-Term Debt and a reduction to Shareholders' Equity. The Trusts service the debt with contributions from BellSouth and dividends paid on the shares held by the Trusts. As the ESOP obligations are repaid, the amount guaranteed decreases and Long-Term Debt is reduced accordingly.

    Notes issued by BellSouth Capital Funding Corporation (Capital Funding) are used to finance the businesses of BellSouth Enterprises and the unregulated subsidiaries of BellSouth Telecommunications. BellSouth has agreed to ensure the timely payment of principal, premium, if any, and interest on Capital Funding's debt securities.

    During 1995, BellSouth Telecommunications refinanced certain long-term debt issues at more favorable interest rates. The approximate $1,900 gross proceeds of debentures issued during the year to accomplish these refinancings are included in Long-Term Debt. Of the total $1,885 aggregate principal amount of debentures called for redemption during 1995, $1,400 had actually been redeemed as of December 31, 1995. The remaining $485 of debentures, redeemed in January 1996, are included in the Consolidated Balance Sheet at December 31, 1995 as a separate component of Debt Maturing Within One Year.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE F -- DEBT (CONTINUED)
    As a result of the early extinguishment of these issues, including the issues redeemed in January 1996, an extraordinary loss of $78 ($.08 per share), net of a current tax benefit of $49, was recognized in 1995. Also, during 1993, an extraordinary loss of $87 ($.09 per share), net of a current tax benefit of $59, was recognized due to early extinguishments of debt during that year.

    At December 31, 1995, shelf registration statements were on file with the Securities and Exchange Commission under which $1,127 of debt securities could be offered.

NOTE G -- OTHER LIABILITIES AND DEFERRED CREDITS
    Other liabilities and deferred credits are summarized as follows at December 31:

                                                                                             1995       1994
                                                                                           ---------  ---------
Postretirement benefits other than pensions (see Notes I and K)..........................  $     675  $     118
Postemployment benefits (see Note K).....................................................        494        141
Accrued pension cost (see Notes I and K).................................................        469        568
Compensation related.....................................................................        421        342
Minority interests.......................................................................        347        208
Sharing accrual under FCC price cap plan.................................................        186        141
Regulatory liability related to income taxes (see Note L)................................     --            304
Other....................................................................................        144        184
                                                                                           ---------  ---------
  Total Other Liabilities and Deferred Credits...........................................  $   2,736  $   2,006
                                                                                           ---------  ---------
                                                                                           ---------  ---------

NOTE H -- SHAREHOLDERS' EQUITY

    STOCK SPLIT. In September 1995, BellSouth's Board of Directors approved a two-for-one stock split effected in the form of a stock dividend, whereby each shareholder of record as of October 11, 1995 received on November 8, 1995 one additional share of common stock for each share owned as of the record date. As a result of the split, 503,555,084 shares were issued and $503 was transferred from Paid-In Capital to Common Stock. Also in September 1995, BellSouth's Board of Directors approved an increase in the number of authorized shares of common stock to 2,200,000,000 from 1,100,000,000. Weighted average common shares outstanding and per share amounts for all periods presented have been restated to reflect the stock split.

    PREFERRED STOCK AUTHORIZED. BellSouth's Articles of Incorporation authorize 100 million shares of cumulative First Preferred Stock having a par value of $1 per share, of which 30 million shares have been reserved and designated Series A for possible issuance under BellSouth's Shareholder Rights Plan. As of December 31, 1995, no preferred shares had been issued.

    SHAREHOLDER RIGHTS PLAN. In 1989, BellSouth adopted a Shareholder Rights Plan by declaring a dividend of one right for each share of common stock then outstanding and to be issued thereafter. Each right entitles shareholders to buy one one-hundredth of a share of Series A First Preferred Stock for $175 per share. The rights may be exercised only if a person or group acquires 10% of the common stock of BellSouth without the prior approval of the Board of Directors or announces a tender or exchange offer that would result in ownership of 25% or more of the common stock. If a person or group acquires 10% of BellSouth's stock without prior Board approval, other shareholders are then allowed to purchase BellSouth common stock at half price. The rights currently trade with BellSouth common stock and may be redeemed by the Board of Directors for one cent per right until they become exercisable, and thereafter under certain circumstances. The rights expire in 1999.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE H -- SHAREHOLDERS' EQUITY (CONTINUED)
    GUARANTEE OF ESOP DEBT. Financial reporting practices require that the amount equivalent to BellSouth's guarantee of the amortizing notes issued by its ESOP trusts be presented as a reduction to Shareholders' Equity, as well as an increase to debt. The amount recorded as a decrease in Shareholders' Equity represents the cost of unallocated BellSouth common stock purchased with the proceeds of the amortizing notes and the timing difference resulting from the shares allocated accounting method. All ESOP shares are considered outstanding for financial reporting purposes and, as such, are included in the computation of earnings per share. As the ESOP notes are repaid, the amount of debt guaranteed decreases, and Shareholders' Equity increases accordingly (see Notes F and I).

    SHARES HELD IN TRUST. During 1993, 1994 and 1995, BellSouth issued shares to grantor trusts to provide partial funding for the benefits payable under certain non-qualified benefit plans. The trusts are irrevocable and assets contributed to the trusts can only be used to pay such benefits with certain exceptions. At December 31, 1995 and 1994, the assets held in the trusts consist of cash and 13,753,204 and 12,524,174 shares, respectively, of BellSouth common stock (restated to reflect the two-for-one stock split). The total cost of the BellSouth shares as of the date of funding the trusts is included in Common Stock and Paid-In Capital; however, because the shares held in trust are not considered outstanding for financial reporting purposes, the shares are reflected separately as Shares Held in Trust, a reduction to Shareholders' Equity. Accordingly, there is no earnings per share impact.

NOTE I -- EMPLOYEE BENEFIT PLANS

    PENSION PLANS.   Substantially  all employees  of BellSouth  are covered  by noncontributory defined benefit pension plans. Principal plans are discussed below; other plans are not significant individually or in the aggregate.

    The plan covering nonrepresented employees is a cash balance plan which provides pension benefits determined by a combination of compensation-based service and additional credits and individual account-based interest credits. The cash balance plan is subject to a minimum benefit determined under a plan in existence for nonrepresented employees prior to July 1, 1993 which provided benefits based upon credited service and employees' average compensation for a specified period. The minimum benefit under the prior plan is applicable to employees retiring through 2005. Both the 1995 and 1994 projected benefit obligations assume interest and additional credits greater than the minimum levels specified in the written plan. Pension benefits provided for represented employees are based on specified benefit amounts and years of service and include the projected effect of future bargained-for improvements.

    BellSouth's funding policy is to make contributions to trust funds with the objective of accumulating sufficient assets to pay all pension benefits for which BellSouth is liable. Contributions are actuarially determined using the aggregate cost method, subject to ERISA and Internal Revenue Service limitations. Pension plan assets consist primarily of equity securities and fixed income investments.

    The components of net pension cost (income) are summarized below:

                                                                                1995       1994       1993
                                                                              ---------  ---------  ---------
Service cost -- benefits earned during the year.............................  $     239  $     272  $     266
Interest cost on projected benefit obligation...............................        812        778        775
Actual loss (return) on plan assets.........................................     (3,041)       136     (1,735)
Net amortization and deferral...............................................      1,937     (1,158)       816
                                                                              ---------  ---------  ---------
    Net pension cost (income)...............................................  $     (53) $      28  $     122
                                                                              ---------  ---------  ---------
                                                                              ---------  ---------  ---------

    Effective January 1, 1994, the nonrepresented cash balance plan was divided from one into four cash balance plans which allowed for costs to be accounted for more precisely based upon specific company

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE I -- EMPLOYEE BENEFIT PLANS (CONTINUED) demographic information. The plan division had no material impact on BellSouth in 1994. Net pension cost (income) is affected by changes in the discount rate and other actuarial assumptions. The consolidated net pension cost (income) amounts reflected above are exclusive of curtailment effects reflected in the work force reduction and restructuring activities discussed below.

    The  following table sets forth  the funded status of  the plans at December
31:

                                                                                           1995       1994
                                                                                         ---------  ---------
Actuarial present value of:
  Vested benefit obligation............................................................  $   8,853  $   7,431
                                                                                         ---------  ---------
                                                                                         ---------  ---------
  Accumulated benefit obligation.......................................................  $   9,961  $   8,404
                                                                                         ---------  ---------
                                                                                         ---------  ---------
  Projected benefit obligation.........................................................  $  11,994  $  10,115
Plan assets at fair value..............................................................     14,613     12,343
                                                                                         ---------  ---------
Plan assets in excess of projected benefit obligation..................................      2,619      2,228
Unrecognized net gain due to past experience different from assumptions made...........     (2,738)    (2,264)
Unrecognized prior service cost........................................................       (199)      (361)
Unrecognized net asset at transition...................................................       (151)      (171)
                                                                                         ---------  ---------
  Accrued pension cost.................................................................  $    (469) $    (568)
                                                                                         ---------  ---------
                                                                                         ---------  ---------

    The significant actuarial assumptions at December 31, 1995 and 1994 were as follows:

                                          1995   1994
                                          ----   -----
Weighted average discount rate..........    7.0%    8.25%
Weighted average rate of compensation
 increase...............................    5.7%    5.7%
Expected long-term rate of return on
 plan assets............................    8.0%    8.0%

    POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. BellSouth sponsors postretirement health and life insurance welfare plans for most of its nonrepresented and represented employees. Effective January 1, 1993, BellSouth adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," to account for these plans. BellSouth's transition benefit obligation of $1,486 is being amortized over 15 years, the average remaining service period of active plan participants at adoption. The accounting for the health care plan does not anticipate future adjustments to the cost-sharing arrangements provided for in the written plan for employees who retire after December 31, 1991. As a result of the adoption of SFAS No. 106, net income for 1993 was reduced by approximately $23 ($.02 per share).

    BellSouth's funding policy is to make contributions to trust funds with the objective of accumulating sufficient assets to pay all health and life benefits for which BellSouth is liable. Contributions are actuarially determined using the aggregate cost method, subject to ERISA and Internal Revenue Service limitations. Assets in the health and life plans consist primarily of equity securities and fixed income investments.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE I -- EMPLOYEE BENEFIT PLANS (CONTINUED)
    Net postretirement benefit cost (income) for the years ended December 31, 1995, 1994 and 1993, respectively, is composed of the following:

                                               1995              1994              1993
                                          ---------------   ---------------   ---------------
                                          HEALTH    LIFE    HEALTH    LIFE    HEALTH    LIFE
                                          ------   ------   ------   ------   ------   ------
Service cost -- benefits earned during
 the year...............................   $ 27    $   10    $ 35    $   13    $ 30    $    9
Interest on accumulated postretirement
 benefit obligation.....................    223        38     211        37     199        32
Actual loss (return) on plan assets.....   (185)     (125)     14       (12)    (43)      (35)
Amortization of transition liability
 (asset)................................    110       (13)    112       (13)    113       (13)
Other amortization and deferral, net....    115        77     (65)      (30)     (9)      (10)
                                          ------   ------   ------   ------   ------   ------
Net postretirement benefit cost
 (income)...............................   $290    $  (13)   $307    $   (5)   $290    $  (17)
                                          ------   ------   ------   ------   ------   ------
                                          ------   ------   ------   ------   ------   ------

    The consolidated net postretirement benefit cost (income) amounts reflected above are exclusive of curtailment effects reflected in the work force reduction and restructuring activities discussed below.

    The following table sets forth the plans' funded status at December 31, 1995 and 1994, respectively:

                                                                                      1995                  1994
                                                                              --------------------  --------------------
                                                                               HEALTH      LIFE      HEALTH      LIFE
                                                                              ---------  ---------  ---------  ---------
Accumulated postretirement benefit obligation:
  Retirees..................................................................  $   1,909  $     305  $   1,835  $     249
  Fully eligible active plan participants...................................        712        178        304         69
  Other active plan participants............................................        687        137        507        132
                                                                              ---------  ---------  ---------  ---------
                                                                                  3,308        620      2,646        450
Plan assets at fair value...................................................      1,159        692        883        583
                                                                              ---------  ---------  ---------  ---------
Accumulated postretirement benefit obligation
 less than (in excess of) plan assets.......................................     (2,149)        72     (1,763)       133
Unrecognized prior service cost.............................................        103          5     --         --
Unrecognized net losses.....................................................        218        117        220         60
Unrecognized transition obligation (asset)..................................      1,153       (157)     1,425       (170)
                                                                              ---------  ---------  ---------  ---------
Prepaid (accrued) postretirement benefit cost...............................  $    (675) $      37  $    (118) $      23
                                                                              ---------  ---------  ---------  ---------
                                                                              ---------  ---------  ---------  ---------

    The significant actuarial assumptions at December 31, 1995 and 1994 were as follows:

                                                     1995      1994
                                                    -------   -------
Weighted average discount rate....................       7.0%      8.75%
Weighted average rate of compensation increase....       5.7%      5.7%
Health care cost trend rate (1)...................       9.0%     11.0%
Expected long-term rate of return on plan assets
 (2)..............................................       8.0%      8.0%

------------------------
(1) Trend rate used to value the accumulated postretirement obligation in 1995 is assumed to decrease gradually to 5% in 2003; trend rate used in 1994 was assumed to decrease gradually to 5% in 2007.

(2) Rate net of an estimated 30% tax reduction for the nonrepresented employees' trust for both 1995 and 1994.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE I -- EMPLOYEE BENEFIT PLANS (CONTINUED)
    The health care cost trend rate assumption affects the amounts reported. A one-percentage-point increase in the assumed health care cost trend rates for each future year would increase the accumulated postretirement benefit obligation by $204 at December 31, 1995 and the estimated aggregate service and interest cost components of the 1995 postretirement benefit cost by $9.

    EFFECT OF 1995 WORK FORCE REDUCTION AND 1993 RESTRUCTURING ON PENSIONS AND OTHER POSTRETIREMENT BENEFITS. As a part of the work force reduction charge in 1995 (see Note K), BellSouth recorded an estimated liability of $381 for curtailment losses expected to impact BellSouth's pension and postretirement health plans from January 1, 1996 through December 31, 1997. Substantially all of such losses relate to postretirement health plans. The expected benefits from curtailment gains will be recognized as they occur in 1996 and 1997.

    As a part of the restructuring charge in 1993 (see Note K), BellSouth recorded a liability of $88 for estimated net curtailment losses expected to impact BellSouth's pension and postretirement health plans; subsequently, the estimate has been revised for actual results and additional charges based upon revised projections. Having recognized through 1995 the total net curtailments originally projected for the restructuring, BellSouth has reevaluated the original estimate and charged an additional $55 for net curtailment losses reflected in the income statement on a line item combined with the 1995 work force reduction charge. The additional net curtailment charge is a result of a greater number of employees terminating in a retirement eligible status than originally expected, thus generating additional losses in retiree health benefits and reduced gains in pensions.

    DEFINED CONTRIBUTION PLANS. BellSouth maintains several contributory savings plans which cover substantially all employees. The BellSouth Savings and Employee Stock Ownership Plan and the BellSouth Savings and Security Plan (collectively, the ESOP Plans) are tax-qualified employee stock ownership plans which cover the largest portion of the employees. Assets of the plans are held by two trusts (the Trusts), which, in turn, are part of the BellSouth Master Savings Trust. In 1990, a leveraged ESOP feature was incorporated into the ESOP Plans. With proceeds from the ESOP notes (see Note F), the Trusts purchased shares of BellSouth common stock in the open market which will be used, in part, to fulfill BellSouth's matching contribution obligation over the 13-year debt repayment period of the leveraged ESOP program.

    Employee participants contribute part of their annual compensation, via payroll deductions, to the ESOP Plans, a portion of which is matched by BellSouth. The matching amount, stated in percentage terms and applied to certain eligible amounts, is determined annually by the Board of Directors. The match consists of shares of BellSouth common stock that were purchased by the Trusts with proceeds from the ESOP Notes, or that are purchased by the Trusts in the market from time to time should there be insufficient shares available from the Trust. The shares are allocated to each participant's account based on the market price of the shares at the time of allocation. Shares are released for allocation as each semi-annual loan payment is made. None of the shares held by the ESOP Plans is subject to repurchase.

    BellSouth makes annual contributions to the Trusts to fund the ESOP's debt service, plus that amount required to purchase any additional shares allocated to participant accounts, less dividends received by the Trusts. All dividends received by the Trusts on shares purchased with the proceeds from the ESOP notes are used for debt service.

    In 1993, new authoritative guidance became effective which created new accounting requirements for certain ESOPs, and was elective for all others. BellSouth has elected to continue the existing accounting guidance and has adopted the new disclosure requirements applicable to all ESOPs. As a leveraged ESOP, BellSouth recognizes expense using the shares allocated accounting method, which combines the cost of the

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE I -- EMPLOYEE BENEFIT PLANS (CONTINUED) shares allocated for the period plus interest incurred, reduced by the dividends used to service the ESOP debt. Dividends on all ESOP shares are recorded as a reduction to retained earnings and all ESOP shares are included in the computation of earnings per share.

                                                                       1995           1994           1993
                                                                   -------------  -------------  -------------
Compensation cost................................................            $83            $77            $68
Interest expense.................................................            $29            $39            $40
Actual interest on ESOP Notes....................................            $62            $66            $70
Cash contributions, excluding dividends paid
 to the Trusts...................................................           $101           $100            $85
Dividends paid to the Trusts, used for debt service..............            $44            $42            $44
Shares allocated to participants.................................     11,942,278      9,621,034      7,343,314
Shares committed to be released..................................       --             --             --
Shares unallocated...............................................     19,836,446     22,157,690     24,435,410

    BellSouth also maintains certain defined contribution plans for most other employees not covered by the ESOP Plans. BellSouth's contributions were approximately $12, $15 and $13 in 1995, 1994 and 1993, respectively.

NOTE J -- STOCK OPTION PLANS
    In April 1995, BellSouth shareholders approved the adoption of the BellSouth Corporation Stock Plan (the Stock Plan). The Stock Plan provides for various types of grants to key employees, including stock options, stock appreciation rights (SARs), restricted shares, and performance-based awards. One share of BellSouth common stock is the underlying security for any award. The aggregate number of shares of BellSouth common stock which may be granted in any calendar year shall not exceed one percent of the shares outstanding at the time of grant. Prior to adoption of the Stock Plan, awards were granted under the BellSouth Corporation Stock Option Plan (the Stock Option Plan). Stock options granted under these plans entitle an optionee to purchase shares of BellSouth common stock within prescribed periods at either a price equal to the fair market value on the date of grant or at a price in excess of the stock price on the date of grant. SARs entitle an optionee to surrender unexercised stock options for cash or stock equal to the excess of the fair market value of the surrendered shares over the option price of such shares. Options granted under these plans generally become exercisable at the end of five years and have a term of 10 years.

    In April 1995, BellSouth shareholders also approved the adoption of the BellSouth Corporation Non-Employee Director Stock Plan (the Director Stock
Plan). The Director Stock Plan provides for grants of stock options and SARs to non-employee directors up to an aggregate of 300,000 shares of BellSouth common stock. Under the plan, each non-employee director will be granted on the date of each annual shareholders' meeting an option to purchase 1,000 shares. Each option granted will include the grant of a tandem SAR. The option price per share is equal to the fair market value on the date of grant. Options granted under the Director Stock Plan become exercisable at the end of one year and have a term of 10 years.

    Of the total 14,287,748 shares covered by outstanding options under all plans at December 31, 1995, 488,938 were accompanied by SARs.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE J -- STOCK OPTION PLANS (CONTINUED)
    The following table  summarizes the activity  for stock options  outstanding
(1):

                                                                         1995               1994               1993
                                                                   ----------------   ----------------   ----------------
Options outstanding at January 1.................................        10,345,924          7,308,284          6,873,448
Options granted..................................................         5,269,040          3,525,722          1,680,604
Options exercised................................................       (1,112,220)          (260,996)        (1,139,016)
Options cancelled/forfeited......................................         (214,996)          (227,086)          (106,752)
                                                                          ---------          ---------           --------
Options outstanding at December 31...............................        14,287,748         10,345,924          7,308,284
                                                                          ---------          ---------           --------
                                                                          ---------          ---------           --------

Option prices per common share:
  Granted........................................................  $29.53 - $43.56        $25.34 - $42.21     $25.34 - $31.09
  Exercised......................................................  $16.17 - $30.84        $ 6.49 - $29.12     $11.38 - $29.12
  Cancelled/forfeited............................................  $16.17 - $31.87        $16.17 - $42.21     $16.17 - $29.12
  Outstanding at year-end........................................  $16.17 - $43.56        $16.17 - $42.21     $ 6.49 - $31.09
Options exercisable at year-end..................................     5,242,258              4,667,262           2,815,828
Shares available for grant at
 December 31.....................................................    10,074,447             10,050,096          10,031,038

------------------------
(1) Reflects the two-for-one stock split as if it occurred as of the beginning of the earliest period presented.

NOTE K -- WORK FORCE REDUCTION/RESTRUCTURING CHARGES

    1995 WORK FORCE REDUCTION CHARGE. In the fourth quarter of 1995, BellSouth recognized a pretax charge of $1,082 related to work force reductions. The primary component of the charge, $942 for planned work force reductions in the core wireline business by the end of 1997, consists of $561 under the provisions of SFAS No. 112, "Employers' Accounting for Postemployment Benefits," related to those employees who are expected to receive severance benefits under preexisting separation plans, and $381 for curtailment losses under the provisions of SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Substantially all of the curtailment losses relate to postretirement benefits other than pensions. The remaining components of the charge are $85 for expected severance benefit payments after 1997, also under SFAS No. 112, and $55 for additional net curtailment losses related to employee reductions under the 1993 restructuring plan.

    1993 RESTRUCTURING CHARGE. The results of operations for the year ended December 31, 1993 include a $1,136 restructuring charge. The restructuring, which was completed in 1995, was undertaken to redesign and streamline the fundamental processes and work activities in BellSouth Telecommunications' telephone operations to better respond to an increasingly competitive business environment.

    The material components of the charge related to the reduction of the workforce by 10,200 employees. Through December 31, 1995, employee reductions related to the restructuring plan were 1,300 in 1993, 3,900 in 1994 and 5,000 in 1995. The components of the charge consisted of provisions of $368 for separation payments and relocations of remaining employees, $343 for consolidation and elimination of certain operations facilities and $425 for enabling changes to information systems, primarily those used to provide services to existing customers.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE L -- INCOME TAXES
    Effective January 1, 1993, BellSouth adopted SFAS No. 109, "Accounting for Income Taxes," which applies a balance sheet approach to income tax accounting. In accordance with the standard, the balance sheet reflects the anticipated tax impact of future taxable income or deductions implicit in the balance sheet in the form of temporary differences. These temporary differences reflect the difference between the basis in assets and liabilities as measured in the financial statements and as measured by tax laws using enacted tax rates. The cumulative effect to January 1, 1993 of the adoption of SFAS No. 109 was recorded as a $8 reduction to 1993 income tax expense.

    Upon adoption in 1993, BellSouth, for its regulated operations, reflected only the balance sheet impact of SFAS No. 109, in accordance with the provisions of SFAS No. 71. Specifically, BellSouth Telecommunications recorded a net regulatory liability of $538 to correspond to the net reduction in deferred tax liabilities; the reduction resulted from changes in tax rates and from temporary differences which were previously flowed through. The balance of such net liability at December 31, 1994, included in Other Liabilities and Deferred Credits, was $304. In 1995, this net regulatory liability was eliminated in conjunction with the discontinuance of SFAS No. 71.

    The provision for income taxes is summarized as follows:

                                                                                   1995       1994       1993
                                                                                 ---------  ---------  ---------
Federal:
  Current......................................................................  $   1,061  $   1,082  $   1,080
  Deferred, net................................................................       (148)        34       (532)
  Investment tax credits, net..................................................        (69)       (73)       (88)
                                                                                 ---------  ---------  ---------
                                                                                       844      1,043        460
                                                                                 ---------  ---------  ---------
State:
  Current......................................................................        203        180        174
  Deferred, net................................................................        (23)        20        (62)
                                                                                 ---------  ---------  ---------
                                                                                       180        200        112
                                                                                 ---------  ---------  ---------
    Total provision for income taxes...........................................  $   1,024  $   1,243  $     572
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

    Extraordinary losses in 1995 are presented in the Consolidated Statement of Income net of tax benefits totaling $1,780, of which $49 is current and $1,731 is deferred. In 1993, the extraordinary loss and accounting change were net of tax benefits totaling $102, of which $59 was current and $43 was deferred.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE L -- INCOME TAXES (CONTINUED)
    Temporary  differences  which   gave  rise  to   deferred  tax  assets   and
(liabilities) at December 31 were as follows:

                                                                                            1995       1994
                                                                                          ---------  ---------
Compensation related....................................................................  $     627  $     545
Work force reduction/restructuring charges..............................................        370        238
Regulatory sharing accruals.............................................................        114         92
Bad debts...............................................................................         89         88
Other...................................................................................        172        159
                                                                                          ---------  ---------
                                                                                              1,372      1,122
Valuation allowance.....................................................................         (8)        (7)
                                                                                          ---------  ---------
  Deferred Tax Assets...................................................................      1,364      1,115
                                                                                          ---------  ---------
Depreciation............................................................................     (2,042)    (3,731)
Equity investments......................................................................       (361)      (367)
Licenses................................................................................       (190)      (194)
Issue basis accounting..................................................................       (207)       (58)
Other...................................................................................       (129)      (180)
                                                                                          ---------  ---------
  Deferred Tax Liabilities..............................................................     (2,929)    (4,530)
                                                                                          ---------  ---------
    Net Deferred Tax Liability..........................................................  $  (1,565) $  (3,415)
                                                                                          ---------  ---------
                                                                                          ---------  ---------

    The decrease in the net deferred tax liability is primarily due to the discontinuance of SFAS No. 71. The valuation allowance primarily relates to state net operating losses that will not be utilized during the carryforward period. Of the Net Deferred Tax Liability at December 31, 1995 and 1994, $85 and $232, respectively, was current and $(1,650) and $(3,647), respectively, was noncurrent.

    A reconciliation of the Federal statutory income tax rate to BellSouth's effective tax rate follows:

                                                                                     1995       1994       1993
                                                                                   ---------  ---------  ---------
Federal statutory tax rate.......................................................       35.0%      35.0%      35.0%
State income taxes, net of Federal income tax benefit............................        4.5        4.0        4.8
Amortization of investment tax credits...........................................       (2.7)      (2.1)      (5.5)
Equity of unconsolidated subsidiaries............................................        2.0        0.6     --
Benefit of capital loss carryforward.............................................       (0.4)      (1.1)    --
Miscellaneous items, net.........................................................        1.2         .1        1.3
                                                                                         ---        ---        ---
  Effective tax rate.............................................................       39.6%      36.5%      35.6%
                                                                                         ---        ---        ---
                                                                                         ---        ---        ---

NOTE M -- CUMULATIVE EFFECT OF ACCOUNTING CHANGE
    BellSouth adopted, effective January 1, 1993, SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires employers to accrue the cost of postemployment benefits provided to former or inactive employees after employment but before retirement, including but not limited to worker's compensation, disability, and continuation of health care benefits. Previously, BellSouth used the cash method to account for such costs. A one-time charge of $67 ($.06 per share), net of a deferred tax benefit of $43, related to adoption of this statement was recognized as a change in accounting principle. The effect of the change on BellSouth's 1993 operating results was not material.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE N -- SUPPLEMENTAL CASH FLOW INFORMATION

                                                                             1995       1994       1993
                                                                           ---------  ---------  ---------
CASH PAID FOR:
Income Taxes.............................................................  $   1,231  $   1,375  $   1,145
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------
Interest.................................................................  $     760  $     665  $     755
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------
NONCASH INVESTING AND FINANCING ACTIVITIES:
Shares Issued to Grantor Trusts..........................................  $      38  $      43  $     293
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------
Common and Treasury Shares Issued in Lieu of Cash Dividends Under
 Shareholder Dividend Reinvestment and Stock Purchase Plan...............  $  --      $  --      $      66
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

NOTE O -- FINANCIAL INSTRUMENTS
    The following disclosure of the estimated fair value of financial instruments is presented in accordance with the provisions of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined using available market information described below. Since judgment is required to develop the estimates, the estimated amounts presented herein may not be indicative of the amounts that BellSouth could realize in a current market exchange.

                                                            1995                   1994
                                                    --------------------   ---------------------
                                                    RECORDED  ESTIMATED    RECORDED   ESTIMATED
                                                     AMOUNT   FAIR VALUE    AMOUNT    FAIR VALUE
                                                    --------  ----------   --------   ----------
BALANCE SHEET FINANCIAL INSTRUMENTS
    Assets (Liabilities):
      Cash and cash equivalents...................  $  1,711   $  1,711    $    606    $   606
      Temporary cash investments..................        71         71          51         51
      Bank loans..................................       (85)       (85)        (45)       (45)
      Commercial paper............................    (2,302)    (2,302)     (1,839)    (1,839)
      Long-Term Debt:
        BellSouth Telecommunications Debentures...    (5,076)    (5,079)     (4,605)    (4,177)
        BellSouth Telecommunications Notes........    (2,175)    (2,216)     (1,875)    (1,670)
        Guarantee of ESOP Debt....................      (647)      (803)       (694)      (717)
        BellSouth Capital Funding Corporation
         Notes....................................      (544)      (587)       (374)      (363)
      Foreign Exchange Forward Contracts:
        Contract amount receivable................        27         27          68         68
        Contract amount payable...................       (27)       (27)        (67)       (67)
      Currency Swap...............................        20         20          12         12
OFF BALANCE SHEET FINANCIAL INSTRUMENTS
    Interest Rate Swaps:
      With unrealized gains.......................        --         --          --          1
      With unrealized losses......................        --        (10)         --         (3)

    CASH AND CASH EQUIVALENTS/TEMPORARY CASH INVESTMENTS. At December 31, 1995 and 1994, the recorded amounts for cash and cash equivalents and temporary cash investments, respectively, approximate fair value due to the short-term nature of these instruments.

    DEBT. At December 31, 1995 and 1994, the recorded amounts for bank loans and commercial paper approximate fair value due to the short-term nature of the liabilities. The estimates of fair value for BellSouth Telecommunications Debentures and Notes are estimated based on the closing market

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE O -- FINANCIAL INSTRUMENTS (CONTINUED) prices for each issue at December 31, 1995 and 1994, respectively. Fair value estimates for the Guarantee of ESOP Debt and BellSouth Capital Funding Corporation Notes are based on quotes from dealers.

    OTHER FINANCIAL INSTRUMENTS. BellSouth is party to foreign exchange forward contracts, currency swap agreements and interest rate swap agreements in its normal course of business for purposes other than trading. These financial instruments are used to mitigate foreign currency and interest rate risks, although to some extent they expose the company to market risks and credit risks. The credit risks associated with these instruments are controlled through the evaluation and continual monitoring of the creditworthiness of the counterparties. In the event that a counterparty fails to meet the terms of a contract or agreement, BellSouth's exposure is limited to the currency rate or interest rate differential. Such contracts and agreements have been executed with creditworthy financial institutions. As such, BellSouth considers the risk of nonperformance to be remote.

    FOREIGN EXCHANGE FORWARD CONTRACTS. Foreign exchange forward contracts are contracts for delivery or purchase of foreign currencies at specified future dates. The fair values of such contracts are estimated based on quotes from brokers. BellSouth enters into foreign exchange forward contracts primarily as hedges relating to identifiable currency exposures. These financial instruments are designed to minimize exposure and reduce risk from exchange rate fluctuations in the normal course of business.

    As of December 31, 1995, BellSouth had foreign exchange forward contracts to buy $27 worth of German Marks. At December 31, 1994, BellSouth had foreign exchange forward contracts to sell $67 worth of German Marks.

    CURRENCY SWAP. Currency swap contracts provide for the exchange of defined cash flows between two currencies at specified times. The fair value of the currency swap is estimated based on quotes from brokers. BellSouth entered into a currency swap in 1994 to hedge European Currency Units (ECU) 125,000,000 debt issued by Capital Funding. The currency swap and related debt mature in February 1999.

    At December 31, 1995, the net currency swap receivable was $20 and the related net interest receivable was $8, both of which are included in accounts receivable in the consolidated balance sheet at December 31, 1995. The interest rate on the ECU debt is 5.25%. The currency swap effectively converts the interest rate on such ECU debt from 5.25% payable in ECUs to 5.247% payable in U.S. dollars.

    INTEREST RATE SWAPS. Interest rate swap agreements require counterparties to exchange interest cash flows on a specified amount of debt for a defined period. The fair values of interest rate swap agreements are estimated based on quotes from dealers. In order to manage exposure to interest rate changes, BellSouth enters into interest rate swap agreements to exchange fixed and variable rate interest payment obligations without the exchange of the underlying principal amounts. These agreements have been used to adjust interest on certain fixed and variable rate obligations.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE O -- FINANCIAL INSTRUMENTS (CONTINUED)
    Summarized below are the types of interest rate swaps outstanding and the related weighted-average interest rates. Such swaps mature in either 1996 or 2002.

                                                                                 DECEMBER 31,
                                                                              ------------------
                                                                               1995       1994
                                                                              -------    -------
Pay Fixed Rate/Receive Variable Rate
  Notional amount..........................................................   $   96     $   95
  Average rate paid........................................................        7.38%      6.97%
  Average rate received....................................................        6.05%      5.08%
Pay Variable Rate/Receive Fixed Rate
  Notional amount..........................................................   $   75     $   75
  Average rate paid........................................................        5.96%      5.36%
  Average rate received....................................................        4.86%      4.86%

    OTHER. BellSouth has also issued letters of credit and financial guarantees which approximate $340 at December 31, 1995. Since there is no market for the instruments, it is not practicable to estimate their fair value.

    CONCENTRATIONS OF CREDIT RISK. Financial instruments which potentially subject BellSouth to credit risk consist principally of trade accounts receivable. Concentrations of credit risk with respect to these receivables, other than those from interexchange carriers, are limited due to the composition of the customer base, which includes a large number of individuals and businesses. At December 31, 1995 and 1994, approximately $520 and $448, respectively, of trade accounts receivable were from interexchange carriers.

NOTE P -- COMMITMENTS AND CONTINGENCIES

    LEASES. BellSouth has entered into operating leases for facilities and equipment used in operations. Rental expense under operating leases was $252, $311 and $300 for 1995, 1994 and 1993, respectively. Capital leases currently in effect are not significant.

    The following table summarizes the approximate future minimum rentals under noncancelable operating leases in effect at December 31, 1995:

                                                1996       1997       1998       1999       2000     THEREAFTER     TOTAL
                                              ---------  ---------  ---------  ---------  ---------  -----------  ---------
Minimum rentals.............................  $     166  $     140  $      99  $      81  $      64   $     508   $   1,058
                                              ---------  ---------        ---        ---        ---       -----   ---------
                                              ---------  ---------        ---        ---        ---       -----   ---------

    OUTSIDE PLANT. BellSouth currently self-insures all of its outside plant against casualty losses. The net book value of outside plant was $8,080 and $10,459 at December 31, 1995 and 1994, respectively. Such outside plant, located in the nine Southeastern states served by BellSouth Telecommunications, is susceptible to damage from severe weather conditions and other perils, including hurricanes.

    LEGAL ACTIONS. BellSouth and its subsidiaries are subject to claims and proceedings arising in the ordinary course of business involving allegations of personal injury, breach of contract, anti-competitive conduct, employment law issues and other matters. BellSouth Telecommunications is also subject to claims and proceedings attributable to pre-divestiture events involving environmental liabilities, rates, taxes, contracts and torts. Certain contingent liabilities for pre-divestiture events are shared by AT&T Corp. and the operating telephone companies. While complete assurance cannot be given as to the outcome of any pending or threatened legal actions, BellSouth believes that any financial impact would not be material to its financial position, annual operating results or cash flows.

                             BELLSOUTH CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE Q -- QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
    In the following summary of quarterly financial information, all adjustments necessary for a fair presentation of each period were included. The results for fourth quarter 1995 include a work force reduction charge of $1,082, which reduced net income by $663.

                                                      FIRST      SECOND     THIRD      FOURTH
                                                     QUARTER    QUARTER    QUARTER    QUARTER
                                                    ---------   --------   --------   --------
1995
Operating Revenues................................  $   4,299   $  4,390   $  4,432   $  4,765
Operating Income (Loss)...........................  $   1,095   $  1,096   $  1,058   $     43

Income (Loss) Before Extraordinary Losses.........  $     547   $    557   $    559   $    (99)
Extraordinary Loss for Discontinuance of
 SFAS No. 71, net of tax..........................     --         (2,718)     --         --
Extraordinary Loss on Early Extinguishment of
 Debt, net of tax.................................     --            (16)     --           (62)
                                                    ---------   --------   --------   --------
Net Income (Loss).................................  $     547   $ (2,177)  $    559   $   (161)
                                                    ---------   --------   --------   --------
                                                    ---------   --------   --------   --------

Earnings Per Share:
  Income (Loss) Before Extraordinary Losses.......  $     .55   $    .56   $    .56   $   (.10)
Extraordinary Loss for Discontinuance of
 SFAS No. 71, net of tax..........................     --          (2.73)     --         --
Extraordinary Loss on Early Extinguishment of
 Debt, net of tax.................................     --           (.02)     --          (.06)
                                                    ---------   --------   --------   --------
  Net Income (Loss)...............................  $     .55   $  (2.19)  $    .56   $   (.16)
                                                    ---------   --------   --------   --------
                                                    ---------   --------   --------   --------

1994
Operating Revenues................................  $   4,124   $  4,128   $  4,198   $  4,395
Operating Income..................................  $   1,012   $  1,002   $    994   $  1,050
Net Income........................................  $     585   $    517   $    500   $    558
Earnings Per Share................................  $     .59   $    .52   $    .50   $    .56

                             BELLSOUTH CORPORATION
                            MARKET AND DIVIDEND DATA

    The principal market for trading in BellSouth common stock is the New York Stock Exchange, Inc. (NYSE). BellSouth common stock is also listed on the Boston, Chicago, Pacific and Philadelphia exchanges in the United States and the London, Zurich, Basel, Geneva, Frankfurt and Amsterdam exchanges. The ticker symbol for BellSouth common stock is BLS. At February 1, 1996, there were 1,136,035 holders of record of BellSouth common stock. The market price and dividend information listed below has been adjusted for the two-for-one stock split effective in November 1995. Market price data were obtained from the NYSE Composite Tape, which encompasses trading on the principal United States stock exchanges as well as off-board trading. High and low prices represent the highest and lowest sales prices for the periods indicated.

                                                                                                           PER
                                                                                     MARKET PRICES        SHARE
                                                                                   ------------------    DIVIDENDS
                                                                                    HIGH        LOW      DECLARED
                                                                                   -------    -------    --------
1995
First Quarter...................................................................   $30 3/8    $26 7/8    $  .345
Second Quarter..................................................................    32 1/4     29 1/8       .345
Third Quarter...................................................................    36 7/8     31           .36
Fourth Quarter..................................................................    43 7/8     36 3/8       .36

1994
First Quarter...................................................................   $30 3/4    $26 1/2    $  .345
Second Quarter..................................................................    31 3/4     27 3/4       .345
Third Quarter...................................................................    31 3/4     27 3/8       .345
Fourth Quarter..................................................................    28 1/8     25 1/4       .345

1993
First Quarter...................................................................   $28 3/4    $25 1/4    $  .345
Second Quarter..................................................................    28 1/2     25 3/8       .345
Third Quarter...................................................................    31 1/2     27 1/8       .345
Fourth Quarter..................................................................    32         27 1/8       .345

STOCK TRANSFER AGENT AND REGISTRAR

    Chemical Mellon Shareholder Services LLC is BellSouth's stock transfer agent and registrar.

                             BELLSOUTH CORPORATION
                               DOMESTIC CELLULAR
                          PROPORTIONATE OPERATING DATA
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

    The following table sets forth unaudited, supplemental financial data for BellSouth's domestic cellular operations reflecting proportionate consolidation of entities in which BellSouth has an interest. This presentation differs from the consolidation methodology used to prepare BellSouth's principal financial statements in accordance with generally accepted accounting principles. The proportionate operating data reflect BellSouth's ownership percentage of entities consolidated for financial reporting purposes and BellSouth's ownership percentage in the entities which are accounted for on the equity method for financial reporting purposes. The data exclude gains (losses) from the disposition of property interests and include equipment revenue, net of cost.

                                                                                    YEAR ENDED DECEMBER 31,
                                                                                   -------------------------
                                                                                    1995              1994
                                                                                   -------           -------
Cellular Revenue, net............................................................  $ 1,888           $ 1,465
                                                                                   -------           -------
Operating Expenses...............................................................    1,065               834
Depreciation and Amortization....................................................      298               234
                                                                                   -------           -------
    Total Operating Expenses.....................................................    1,363             1,068
                                                                                   -------           -------
Operating Income.................................................................      525               397
Other Expenses, net (including interest and taxes)...............................      233               164
                                                                                   -------           -------
    Net Income...................................................................  $   292           $   233
                                                                                   -------           -------
                                                                                   -------           -------
Operating Margins as a Percentage of Revenue:
  Including Depreciation and Amortization........................................     27.8%             27.1%
  Excluding Depreciation and Amortization........................................     43.6%             43.1%
Operational Comparisons (thousands):
  Proportionate Cellular Population Served.......................................   39,937            39,206
  Proportionate Cellular Customers...............................................    2,847             2,155

                             BELLSOUTH CORPORATION
                          1155 PEACHTREE STREET, N.E.
                             ATLANTA, GA 30309-3610
                                      LOGO
                           PRINTED ON RECYCLED PAPER

                         [021596/1300 DRAFT]

                      BELLSOUTH CORPORATION
             OFFICER SHORT TERM INCENTIVE AWARD PLAN
                         (Effective 1996)

1.0  PURPOSE.

     The purpose of the BellSouth Corporation Officer Short Term Incentive Award Plan is to provide Officers with incentive compensation, in the discretion of the Committee, based upon a combination of the achievement of financial, customer service, shareholder return, individual strategic or other objectives as the Committee may determine in its discretion, but subject to the achievement of an overall shareholder-approved performance goal based on Consolidated Earnings in order that payments are deductible under Section 162(m) of the Code.

2.0  DEFINITIONS.

     Each term set forth in this Section 2.0 shall have the respective meaning set forth opposite such term for purposes of this Plan, and when the defined meaning is intended the term is capitalized.

     "Beneficiary" means the person designated by an Officer to receive any award paid following the Officer's death as determined pursuant to Section 8.2.

     "Board" means the Board of Directors of the Company.

     "Chief Executive Officer" means the Chief Executive Officer of the
Company .

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Committee" means the Nominating and Compensation Committee of the Board, or any successor committee of the Board which satisfies the requirement of Section 162(m)(4)(C)(i) of the Code.

     "Company" means BellSouth Corporation, a Georgia corporation.

     "Consolidated Earnings" means consolidated net income for the year for which a bonus is paid, as shown on the audited consolidated statement of income of the Company, adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment (other than provisions for operating losses or income during the phase-out period), unusual or infrequently occurring events and transactions and the cumulative effects of changes in accounting principles, all as determined in accordance with generally accepted accounting principles.

     "Officer" means any executive of the Company or any Subsidiary who is a member of the executive compensation group under the Company's compensation practices.

     "Plan" means this BellSouth Corporation Officer Short Term Incentive Award Plan, as effective for 1996 and as thereafter amended from time to time.

     "Subsidiary" means any corporation, joint venture or partnership in which the Company owns directly or indirectly (i) with respect to a corporation, stock possessing at least ten percent (10%) of the total combined voting power of all classes of stock in the corporation, or (ii) in the case of a joint venture or partnership, a ten percent (10%) or more interest in the capital or profits of such joint venture or partnership.

3.0  EFFECTIVE DATE.

     The Plan shall be effective beginning for Awards granted for 1996 and shall remain in effect until terminated by the Committee. This Plan replaces the BellSouth Corporation Short Term Incentive Plan as previously in effect. Notwithstanding the above, this Plan is subject to approval by Company shareholders on April 22, 1996, and will be null and void if not approved on such date.

4.0  ADMINISTRATION.

     This Plan shall be administered by the Committee.  The Committee shall
(a) determine who is an eligible Officer under the Plan, (b) determine the amount of any Awards under the Plan, (c) determine the terms and conditions of all election and other forms under the Plan, (d) interpret the Plan, and
(e) make all other decisions relating to the operation of the Plan. The Committee's actions and determinations under the Plan shall be completely at its sole, absolute and final discretion, and all such Commitee actions and determinations shall be final and binding on all persons. No member of the Committee shall be personally liable for any action, determination, or interpretation with respect to the Plan or Awards. All members of the Committee shall be protected by the Company, to the fullest extent permitted by applicable law, in respect of any such action, determination or interpretation. The Committee may adopt such regulations and guidelines as it deems are necessary or appropriate for the administration of the Plan.

5.0  ELIGIBILITY.

     Only Officers shall be eligible for Awards under this Plan. Officers are not rendered ineligible by reason of being a member of the Board. The Committee may establish such additional rules for eligibility as it determines are appropriate. The actual payment of an Award to any eligible Officer shall be at the discretion of the Committee as provided in Section
6.0 and related sections of the Plan.

6.0  AWARDS

6.1 COMMITTEE DISCRETION. The amount of any Award to be paid to an eligible Officer shall be determined by the Committee in its discretion, subject only to the limits of Section 6.2. The Committee in making its determination shall take into consideration the recommendations of the Chief Executive Officer, except in the case of an Award to the Chief Executive Officer; the Officer's contribution to the achievement of Company objectives; the achievement of financial, service, shareholder return or other objectives which the Committee may establish for this purpose; or such additional or replacement factors as the Committee may deem relevant. The Committee from time to time may establish written objectives, weightings and other guidelines for its use in exercising its discretion under this Section 6.1.

6.2. PERFORMANCE-BASED LIMIT. Awards only shall be payable under this Plan for a year if the Company has positive Consolidated Earnings for the year. Furthermore, the maximum Award that may be payable under this Plan for a year
(i) to an individual who is Chief Executive Officer for any part of the year,
(ii) to each Officer who is not Chief Executive Officer for any part of the year but who is in a position of Executive Vice Present or Group President, or higher, and (iii) to each other Officer will be (i) .15%, (ii) .1% and
(iii) .05%, respectively, of Consolidated Earnings for the year. This resulting amount for any year shall be the limit established for purposes of
Section 162(m) of the Code, and the actual amount paid to any Officer shall only be that amount, if any, determined by the Committee under Section 6.1 and related sections of the Plan.

6.3. COMMITTEE CERTIFICATION. Prior to payment of any Award for a year and following receipt of a report from the Company's independent accountants of the Consolidated Earnings for the year, the Committee shall determine the maximum amounts that may be paid under Section 6.2 for the year to any Officer and shall certify that any awards determined under Section 6.1 are within such limits.

6.4.  PAYMENTS.  All Awards for a year determined by the Committee under this
Section 6.0 shall be paid by the Company and its Subsidiaries in cash as soon as is practicable following Committee certification as provided in
Section 6.3. Such payment, however, may be subject to deferral under the BellSouth Incentive Award Deferral Plan or any replacement plan or program the Committee may establish for this purpose, provided that any additional amounts credited under any such deferral plan or program during the period of deferral shall be determined based either on the rate of interest paid on 10-year U.S. Treasury bonds or a deemed investment in shares of Company stock, or shall be determined based upon any replacement reasonable rate of interest or specific investment or deemed investment within the limits of the regulations under Section 162(m) of the Code as may be determined by the Committee.

7.0  SPECIAL AWARDS AND OTHER PLANS.   Nothing in this Plan shall prevent the
Company and its Subsidiaries from maintaining other incentive compensation plans providing for the payment of special awards of incentive compensation to employees or from paying special performance or recognition awards to employees, including in each case Officers, provided that no such awards to any Officer shall be contingent upon the Company's failure to meets its Consolidated Earnings goal in Section 6.2 or otherwise compensate an Officer for the restriction of any Award arising from the application of the Consolidated Earnings limit described in Section 6.2.

8.0  MISCELLANEOUS ADMINISTRATIVE PROVISIONS.

8.1. AMENDMENT AND TERMINATION. The Committee shall have the right to amend, modify, suspend or terminate the Plan at any time for any purpose; provided, that approval by Company shareholders shall be required as provided in the regulations under Section 162(m) of the Code for any amendment that would have the effect of changing the class of employees eligible for consideration for Awards under Section 5.0, materially changing the definition of Consolidated Earnings, changing the formula in Section 6.2 for determining the maximum amount of Awards paid to any Officer or changing the provisions of Section 6.4 regarding the credit of additional amounts on deferred Awards.

8.2. BENEFICIARY. The payment of an Award for any Officer under this Plan shall be made only to the Officer, a personal representative of the Officer for the benefit of the Officer, or to the Officer's Beneficiary following death, all as determined by the Committee. No attempted assignment or alienation of an Award will be recognized by the Committee. An Officer may name, from time to time, any beneficiary or beneficiaries (which may be named contingently or successively) as his or her Beneficiary for purposes of the Plan. Each designation shall be on a form prescribed by the Committee, will be effective only when delivered to the Company, and when effective will revoke all prior designations by the Officer. If an Officer dies with no such beneficiary designation in effect, or if the Committee determines that there is any question about the legal right of the designated beneficiary, such Officer's Beneficiary shall be his or her estate.

8.3.  NO RIGHT TO AWARDS.   No person shall have any claim to be paid an
Award under the Plan and there is no obligation for uniformity of treatment of eligible Officers under the Plan. The selection of Officers to receive Awards and the amount of Awards rests completely in the absolute and final discretion of the Committee. The Committee's discretion is limited only by the maximum amount of an Award that it may pay as provided in Section 6.2. Neither the existence of this maximum, nor any prior practice by the Commitee as to the payment or amount of Awards, creates an obligation by the Committee to pay any Award for any year or to pay an Award equal to the maximum or any other amount. Furthermore, neither the Plan nor any action taken hereunder shall give any Officer the right to be retained in the employ of the Company or a Subsidiary.

8.4. NO FUNDING. This Plan shall be unfunded and no assets of the Company or a Subsidiary shall be segregated for the purpose of paying any Awards.

8.5. TAXES. The Company or any Subsidiary shall withhold from any payment under the Plan such taxes as it deems are sufficient to cover any withholding taxes which may become required with respect to such payment. The Company or any Subsidiary shall have the right to require the payment to it of any such taxes and require that any person furnish information deemed necessary by such company to meet any tax reporting obligation before making any payment under the Plan.

 8.6 GOVERNING LAW.   This Plan shall be governed by the laws of the State of
Georgia.

                       Please mark your votes as indicated in this example /X/



                    DIRECTORS RECOMMEND A VOTE "FOR"


                                                                       WITHHOLD      FOR ALL
                                                                  FOR      AUTHORITY     EXCEPT*
1. Election of all Director Nominees (p. 5)                       / /         / /          / /

                                                                  FOR       AGAINST      ABSTAIN
2. Ratification of Auditors (p. 7)                                / /         / /          / /


3. Approval of Officer Short Term Incentive Award Plan (p. 8)     / /         / /          / /

* Exceptions: __________________________________________
To vote for all director nominees, mark the "For" box on item "1". To withhold voting for all nominees, mark the "Withhold Authority" box. To withhold voting for a particular nominee, mark the "For All Except" box and enter name(s) of the exception(s) in the space provided.
Your shares will be voted for the remaining nominees.


                        DIRECTORS RECOMMEND A VOTE "AGAINST"

                                                                  FOR       AGAINST      ABSTAIN
4. The shareholder proposal regarding Officer Incentives (p. 10)  / /         / /          / /

                   Discontinue mailing of duplicate Annual Report (p. 3)  / /

                                        I will attend the Annual Meeting  / /

                      Mark here if you have written a comment on reverse  / /


Signature(s) _________________________  ________________________  Date _______
NOTE: Please sign as name appears hereon. Joint owners should each sign.
When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
______________________________________________________________________________
                    DETACH HERE FROM PROXY VOTING CARD

[BELLSOUTH LOGO]

ADMISSION TICKET
________________________



                 ANNUAL MEETING OF BELLSOUTH SHAREHOLDERS
                          MONDAY, APRIL 22, 1996
                           8:00 A.M.-DOORS OPEN
                         9:00 A.M.-MEETING BEGINS

 The Cobb Galleria Centre - Ballroom A - Two Galleria Parkway-Atlanta, Georgia

              See reverse side for map of area and directions


          PLEASE PRESENT THIS TICKET TO THE BELLSOUTH REPRESENTATIVE
                      AT THE ENTRANCE TO THE BALLROOM.

PROXY / VOTING INSTRUCTION CARD                               [BELLSOUTH LOGO]

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 22, 1996.

The undersigned hereby appoints John L. Clendenin, Armando M. Codina, and Marshall M. Criser, and each of them, proxies with full power of substitution, to vote all Common Shares of the undersigned at the Annual meeting of Shareholders to be held at 9:00 A.M. EDT, April 22, 1996 at the Cobb Galleria Centre, Ballroom A, Two Galleria Parkway, Atlanta, Georgia, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES, IN ACCORD WITH THE DIRECTORS' RECOMMENDATIONS ON THE OTHER MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD, AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Your vote for the election of Directors for the terms set forth in the proxy statement may be indicated on the reverse side of this card. Nominees are F. Duane Ackerman, Reuben V. Anderson, John G. Medlin, Jr., C. Dixon Spangler, Jr., and Ronald A. Terry.

This card also provides voting instructions for shares held in the BellSouth Shareholder Dividend Reinvestment and Stock Purchase Plan and, if registrations are identical, shares held in the various employee benefit plans.

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE ON THE REVERSE AND
RETURN PROMPTLY IN THE ENCLOSED ENVELOPE OR OTHERWISE TO BELLSOUTH CORPORATION, CHURCH STREET STATION, P. O. BOX 1456, NEW YORK, NEW YORK 10277-1456, SO THAT YOUR SHARES CAN BE REPRESENTED AT THE MEETING.

Comments: ____________________________________________________________________

          ____________________________________________________________________

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Detach here.

BELLSOUTH'S
ANNUAL MEETING
OF SHAREHOLDERS
                                    [MAP]                      [MAP]
MONDAY
APRIL 22, 1996

9:00 A.M.

DIRECTIONS TO THE COBB GALLERIA CENTRE, TWO GALLERIA PARKWAY, ATLANTA, GEORGIA

NORTHBOUND ON I-75: Take exit 109B (I-285 Westbound); continue west on I-285 and take exit 14 (Cobb Pkwy./U.S. Hwy. 41) and turn left at traffic light, southbound onto Cobb Pkwy.; continue under overpass and make a left turn at second traffic light onto Galleria Dr.

SOUTHBOUND ON I-75: Take exit 109 (I-285 Westbound); continue west on I-285 and take exit 14 (Cobb Pkwy./U.S. Hwy. 41) and turn left at traffic light, southbound onto Cobb Pkwy.; continue under overpass and make a left turn at second traffic light onto Galleria Dr.

WESTBOUND ON I-285: Take exit 14 (Cobb Pkwy./U.S. Hwy. 41) and turn left at traffic light, southbound onto Cobb Pkwy.; continue under overpass and make a left turn at second traffic light onto Galleria Dr.

EASTBOUND ON I-285: Take exit 13 (Cobb Pkwy./U.S. Hwy. 41) and turn right onto Cobb Pkwy. headed south; turn left at next traffic light onto Galleria Dr.